Exhibit 10.1

________________________________________________________

LOAN AGREEMENT

________________________________________________________

Dated as of March 13, 2026

between

THE BORROWERS NAMED HEREIN,
as Borrower,

and

GOLDMAN SACHS BANK USA,
as Lender

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(continued)

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(continued)

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Section 8.31. Schedules Incorporated	112
Section 8.32. Joint and Several Liability	112
Section 8.33. Loan Documents Not Secured	113
Section 8.34. REMIC Savings Clause	113

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Schedule A Properties and Square Footage
Schedule B Exception Report

Schedule C Deferred Maintenance Conditions
Schedule D Unfunded Obligations
Schedule E Rent Roll
Schedule F Material Agreements
Schedule G Allocated Loan Amounts

Schedule H Organizational Chart

Schedule I Form of Tenant Notice
Schedule J Tax Forms

Schedule K Critical Tenants

Schedule L-1 Kirkwood Mall Release Parcel

Schedule L-2 Post Oak Mall Release Parcel

Schedule M Previously-Owned Parcel

Schedule N Westmoreland Parcel

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LOAN AGREEMENT

This Loan Agreement is dated March 13, 2026 and is between GOLDMAN SACHS BANK USA, a New York state-chartered bank, as lender (together with its successors and assigns, including any lawful holder of any portion of the Indebtedness, as hereinafter defined, “Lender”), and each of the entities identified as a “Borrower” on the signature pages hereto, as borrower (individually or collectively, as the context may require, jointly and severally, together with their respective permitted successors and assigns, “Borrower” or “Borrowers”).

RECITALS

Borrower desires to obtain from Lender the Loan (as hereinafter defined) in connection with the financing of the Properties (as hereinafter defined).

Lender is willing to make the Loan on the terms and subject to the conditions set forth in this Agreement if Borrower joins in the execution and delivery of this Agreement, the Note and the other Loan Documents.

In consideration of the agreements, provisions and covenants contained herein and in the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower agree as follows:

DEFINITIONS

(a) When used in this Agreement, the following capitalized terms have the following meanings:

“Account Collateral” means, collectively, the Collateral Accounts and all sums at any time held, deposited or invested therein, together with any interest and other earnings thereon, and all securities and investment property credited thereto and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate Support Limit” has the meaning set forth in Section 3.11(d).

“Agent” has the meaning set forth in Section 8.7(d).

“Agreement” means this Loan Agreement, as the same may from time to time hereafter be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Allocated Loan Amount” means, with respect to each Property, the portion of the Loan Amount allocated thereto as set forth in Schedule G.

“Alteration” means any demolition, alteration, installation, improvement or expansion of or to any of the Properties or any portion thereof.

“Annual Budget” means a capital and operating expenditure budget for the Properties prepared by Borrower that specifies amounts sufficient to operate and maintain the Properties at a standard at least equal to that maintained on the Closing Date.

“Anti-Corruption Obligations” means the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and all other applicable anti-bribery and corruption laws and regulations.

“Appraisal” means, with respect to each Property, an as-is appraisal of such Property that is prepared by a member of the Appraisal Institute selected by Lender, meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA) and complies with the Uniform Standards of Professional Appraisal Practice (USPAP).

“Approved Annual Budget” has the meaning set forth in Section 5.17.

“Approved Management Agreement” means that certain Omnibus Property Management Agreement by and between the initial Approved Property Manager, as manager, and CBL/Westmoreland, L.P., a Pennsylvania limited partnership, Cherryvale Mall, LLC, Kirkwood Mall Acquisition LLC, Madison/West Towne, LLC, Valley View Mall SPE, LLC, Frontier Mall CMBS 2026, LLC, Hanes Mall CMBS 2026, LLC, Mall del Norte CMBS 2026, LLC, Post Oak Mall CMBS 2026, LLC, Richland Mall CMBS 2026, LLC, Sunrise Mall CMBS 2026, LLC, Turtle Creek Mall CMBS 2026, LLC, each a Delaware limited liability company, collectively as owner, dated as of the date hereof, and any other management agreement with an Approved Property Manager that is approved by Lender, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Approved Property Manager” means CBL & Associates Management, Inc., or any other management company approved by Lender and with respect to which the Rating Condition is satisfied, in each case unless and until Lender requests the termination of that management company pursuant to Section 5.10(d).

“Approved Substitute Lease” means a Lease, entered into in accordance herewith, with the reasonable approval of Lender, between Borrower and an unaffiliated third party Tenant of comparable or better creditworthiness (in the reasonable discretion of Lender) than the creditworthiness of the applicable Critical Tenant as of the Closing Date; provided that (i) such Lease conforms in all material respects with the requirements of this Agreement, contains terms and conditions that are commercially reasonable, and has a minimum primary term of five years; (ii) the economic terms thereof, taken as a whole (including minimum base rent and reimbursements for common area maintenance, insurance and taxes), are at least equivalent to then‑existing market rates for the subject leased premises as reasonably determined by Borrower; (iii) the Tenant has taken occupancy of the applicable leased premises and is operating therein, having initiated the payment of full unabated monthly rental and reimbursements; and (iv) the

Tenant has executed and provided to Lender an estoppel certificate on Lender’s standard form, on the form required by the applicable Lease, or another form reasonably acceptable to Lender confirming, without limitation, that such Tenant is in occupancy of its leased premises and is operating therein and paying full monthly rent and reimbursements, that the leased space is complete and acceptable to such Tenant, that all Tenant Improvement costs, leasing conditions, tenant allowances or similar sums have been paid by Borrower, and that no defaults are currently existing with respect to such Lease.

“Assignment” has the meaning set forth in Section 8.7(b).

“Assumption” has the meaning set forth in Section 2.2.

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” has the meaning set forth in Section 7.1(c).

“Basic Carrying Cost Account” has the meaning set forth in Section 3.4(a).

“Borrower” or “Borrowers” has the meaning set forth in the first paragraph of this Agreement.

“Budgeted Operating Expenses” means, with respect to any calendar month, (i) an amount equal to the Operating Expenses budgeted for such calendar month as set forth in the then-applicable Approved Annual Budget (excluding amounts budgeted in respect of Property Taxes, Ground Rents and insurance premiums), or (ii) if requested by Borrower in writing, such greater amount as shall equal Borrower’s actual Operating Expenses for such month (excluding Property Taxes, Ground Rents and insurance premiums), except that during a Trigger Period such greater amount shall in no event exceed 105% of the amount specified in clause (i) of this definition without the prior written consent of Lender, not to be unreasonably withheld, delayed or conditioned, provided that no such consent shall be required in connection with expenditures for non-discretionary items and expenditures required to be made by reason of the occurrence of any emergency (i.e., an unexpected event that threatens imminent harm to persons or property at the Property) and with respect to which it would be impracticable, under the circumstances, to obtain Lender’s prior consent thereto with written notice of such expenditure given to Lender promptly thereafter.

“Business Day” means any day other than a Saturday, a Sunday or a day on which federally insured depository institutions in the State of New York or the state in which the offices of Lender, its trustee, its Servicer or its Servicer’s collection account are located are authorized or obligated by law, governmental decree or executive order to be closed.

“Capital Expenditure” means, with respect to any Property, hard and soft costs incurred by Borrower with respect to replacements and capital repairs made to such Property (including repairs to, and replacements of, structural components, roofs, building systems, parking garages and parking lots), in each case to the extent capitalized in accordance with GAAP.

“Capital Expenditure Account” has the meaning set forth in Section 3.6(a).

“Cash Management Account” has the meaning set forth in Section 3.1(a).

“Cash Management Agreement” means that certain Cash Management Agreement, dated as of the Closing Date, between Borrower and Lender and, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Casualty” means a fire, explosion, flood, collapse, earthquake or other casualty affecting all or any portion of any Property.

“Cause” means, with respect to an Independent Director, (i) acts or omissions have been committed by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (ii) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (iii) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (iv) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director” or (v) any other reason for which the prior written consent of Lender shall have been obtained.

“Certificates” means, collectively, any senior and/or subordinate notes, debentures or pass-through certificates, or other evidence of indebtedness, or debt or equity securities, or any combination of the foregoing, representing a direct or beneficial interest, in whole or in part, in the Loan.

“Closing Date” means the date of this Agreement.

“Closing Date Debt Yield” means 20.7%.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all assets owned from time to time by Borrower including the Properties, the Revenues and all other tangible and intangible property (excluding any Gaming

Licenses) in respect of which Lender is granted a Lien under the Loan Documents, and all proceeds thereof.

“Collateral Account” means each of the accounts and sub-accounts established pursuant to Article III hereof.

“Componentization Notice” has the meaning set forth in Section 1.1(c).

“Condemnation” means a taking or voluntary conveyance of all or part of any of the Properties or any interest in or right accruing to or use of any of the Properties, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority.

“Condominium” means the condominium governed by the Condominium Documents.

“Condominium Act” means, collectively, all Legal Requirements applicable to the Condominium.

“Condominium Association” means the “Association” as such term is defined in the Condominium Documents.

“Condominium Documents” means, collectively, with respect to each Condominium Property, the condominium declaration, the related condominium by-laws, any rules and regulations promulgated thereunder, and any and all other documents and agreements binding upon, governing or otherwise pertaining to the Condominium and/or the Condominium Association.

“Condominium Property” means the Property known as Valley View Mall, located in Roanoke, Virginia.

“Condominium Unit” means each individual unit in a Condominium (together with all interests appurtenant thereto).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contest Procedures” means, with respect to any contested obligation of Borrower, that Borrower is contesting in good faith and with due diligence the amount, validity or application thereof by appropriate proceedings at Borrower’s sole cost and expense, provided in each case that (i) such proceedings are conducted in accordance with all applicable Legal Requirements and contractual obligations and have the effect of suspending collection and enforcement; (ii) any required filing is being made on such a timely basis so that no Property or part thereof or interest therein is in danger of being sold, forfeited, terminated, cancelled or lost; (iii) Borrower has notified Lender of such proceedings in writing, keeps Lender reasonably apprised of the status thereof, and promptly responds to any reasonable informational requests from Lender with respect thereto; (iv) promptly upon final determination thereof, Borrower pays any amount determined to be payable and complies with any obligation determined to be valid or applicable; and (v) Borrower furnishes to Lender such security as may be reasonably requested by Lender to insure compliance with the contested obligations, together with all interest and penalties payable in connection therewith (and Lender may apply any such security as necessary to cause compliance with such obligations at any time when, in the reasonable judgment of Lender, the amount determined to be payable or the validity, applicability or violation of such obligations is finally established, or any Property or part thereof or interest therein is in danger of being sold, forfeited, terminated, cancelled or lost).

“Contingent Obligation” means, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Debt of any other Person in any manner and any contingent obligation to purchase, to provide funds for payment, to supply funds to invest in any other Person or otherwise to assure or indemnify a creditor against loss.

“Control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ability to exercise voting power, by contract or otherwise (and the terms “Controlled” and “Controlling” have meanings correlative thereto).

“Cooperation Agreement” means that certain Mortgage Loan Cooperation Agreement, dated as of the Closing Date, by Borrower and Sponsor for the benefit of Lender, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Critical Tenant” means each of the Tenants listed in Schedule K, and each Tenant (including an assignee or replacement tenant) that hereafter leases or occupies at least 50,000 square feet in the space that, as of the date hereof, is leased or occupied by a Critical Tenant.

“Critical Tenant Bankruptcy Trigger Event” has the meaning set forth in the definition of “Critical Tenant Trigger Event”.

“Critical Tenant Default Trigger Event” has the meaning set forth in the definition of “Critical Tenant Trigger Event”.

“Critical Tenant Disbursement Conditions” mean the satisfaction of the following conditions:

(a) as it relates to a Critical Tenant Bankruptcy Trigger Event, the occurrence of any of the following: (1) the bankruptcy case has been dismissed pursuant to a final, non-appealable order, any general assignment for the benefit of creditors has been withdrawn, there has been no material adverse effect on the applicable Critical Tenant Lease, and the Critical Tenant is paying full unabated monthly rent and is otherwise in compliance with its Critical Tenant Lease, and has delivered a current estoppel certificate reasonably satisfactory to Lender, (2) the applicable Critical Tenant has assumed its Critical Tenant Lease during the bankruptcy proceeding, is paying full unabated monthly rent, is otherwise in compliance with the terms thereof, all pursuant to a court order approving assumption, and has delivered a current estoppel certificate reasonably satisfactory to Lender, or (3) such Critical Tenant Lease has terminated and the Re-leasing Condition is satisfied; and, in each case, any and all associated costs of Borrower have been paid, including any associated Tenant Improvement costs and Leasing Commissions;

(b) as it relates to a Critical Tenant Non-Renewal Trigger Event, either (1) the Critical Tenant has entered into a renewal or extension of its Critical Tenant Lease pursuant to the terms thereof, is in occupancy of all or substantially all of its Critical Tenant Space, is paying full unabated monthly rent, is open for business, and has delivered a current estoppel certificate satisfactory to Lender or (2) such Critical Tenant Lease has terminated and the Re-leasing Condition is satisfied; and, in each case, any and all associated costs of Borrower have been paid, including any associated Tenant Improvement costs and Leasing Commissions;

(c) as it relates to a Critical Tenant Vacating Trigger Event, either (1) Borrower delivers evidence reasonably satisfactory to Lender that the applicable Critical Tenant has recommenced business operations in all or substantially all of its Critical Tenant Space, is paying full unabated monthly rent, and has delivered a current estoppel certificate reasonably satisfactory to Lender, or (2) such Critical Tenant Lease has terminated and the Re-leasing Condition is satisfied; and, in each case, any and all associated costs of Borrower have been paid, including any associated Tenant Improvement costs and Leasing Commissions; and

(d) as it relates to a Critical Tenant Default Trigger Event, either (1) such event of default has been cured in accordance with the applicable Lease, as determined by Lender in its reasonable discretion, or (2) the applicable Critical Tenant Lease has terminated and the Re-leasing Condition is satisfied; and, in each case, any and all associated costs of Borrower have been paid, including any associated Tenant Improvement costs and Leasing Commissions.

“Critical Tenant Lease” means a Lease with a Critical Tenant.

“Critical Tenant Non-Renewal Trigger Event” has the meaning set forth in the definition of “Critical Tenant Trigger Event”.

“Critical Tenant Reserve Account” has the meaning set forth in Section 3.9(a).

“Critical Tenant Space” means the leased premises occupied by a current or future Critical Tenant pursuant to its Critical Tenant Lease.

“Critical Tenant Threshold Amount” means an amount equal to $50.00 multiplied by the rentable square feet of the Critical Tenant Space of the applicable Critical Tenant that is subject to an ongoing Critical Tenant Trigger Event (as stated in the applicable Lease, or if not stated, as reasonably determined by Borrower and approved by Lender), aggregated across all Critical Tenants then subject to an ongoing Critical Tenant Trigger Event.

“Critical Tenant Trigger Event” means the occurrence of any of the following:

(a) the date of the filing of a bankruptcy petition by or against any Critical Tenant or the guarantor under its Critical Tenant Lease under the Bankruptcy Code, or the

Critical Tenant or its guarantor makes a general assignment for the benefit of creditors (a “Critical Tenant Bankruptcy Trigger Event”);

(b) if any Critical Tenant (1) fails to validly exercise any renewal or extension right by the deadline specified in its Lease, or (2) in the absence of a specified deadline, has not entered into a renewal or extension at least six months prior to expiration (unless the Lease provides for automatic renewal and such renewal has not been disclaimed) (a “Critical Tenant Non-Renewal Trigger Event”);

(c) the date that any Critical Tenant either (1) gives notice or there is otherwise reasonably reliable written evidence (including public statements by the Tenant, filings with a governmental authority, or comparable public disclosures) of an intent to terminate its Critical Tenant Lease or vacate its Critical Tenant Space or (2) goes dark, discontinues its operations or business or vacates in 75% or more of its Critical Tenant Space or in such portion of its Critical Tenant Space necessary to satisfy any co-tenancy requirements for other Leases at the Property, excluding, in any case, any temporary discontinuance of its business (A) for a period not to exceed 30 consecutive days and not more than 90 days in any 12-month period so long as the Critical Tenant is otherwise in compliance with the terms of its Critical Tenant Lease, and (B) caused solely by Casualty or Condemnation or renovations or alterations undertaken pursuant to the terms of its Critical Tenant Lease and which discontinuance does not extend for a period in excess of 90 consecutive days (a “Critical Tenant Vacating Trigger Event”); or

(d) the occurrence of a monetary or material non-monetary event of default by Borrower (as landlord) or by a Critical Tenant (as tenant) under any Critical Tenant Lease, beyond any applicable cure or grace period (a “Critical Tenant Default Trigger Event”).

“Critical Tenant Trigger Period” means each period that commences upon the occurrence of a Critical Tenant Trigger Event, if Borrower has not timely made the cash deposit into the Critical Tenant Reserve Account or delivered the Letter of Credit to Lender, in each case, as described in Section 3.9(b), and continues until (a) the satisfaction of the applicable Critical Tenant Disbursement Conditions or (b) the cumulative amount of funds deposited into the Critical Tenant Reserve Account, plus the face amount of any Letter of Credit deposited with Lender pursuant to Section 3.9(b), is equal to the Critical Tenant Threshold Amount.

“Critical Tenant Vacating Trigger Event” has the meaning set forth in the definition of “Critical Tenant Trigger Event”.

“Damages” to a Person means any and all liabilities, obligations, losses, demands, damages, penalties, assessments, actions, causes of action, judgments, proceedings, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and other costs of defense and/or enforcement whether or not suit is brought), fines, charges, fees, settlement costs and disbursements imposed on, incurred by or asserted against such party, whether based on any federal, state, local or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise; provided, however, that

“Damages” shall not include special, consequential or punitive damages, except to the extent imposed upon Lender by one or more third parties.

“Debt” means, with respect to any Person, without duplication:

(i) all indebtedness of such Person to any other party (regardless of whether such indebtedness is evidenced by a written instrument such as a note, bond or debenture), including indebtedness for borrowed money or for the deferred purchase price of property or services;

(ii) all letters of credit issued for the account of such Person and all unreimbursed amounts drawn thereunder;

(iii) all indebtedness secured by a Lien on any property owned by such Person (whether or not such indebtedness has been assumed) except obligations for impositions that are not yet due and payable;

(iv) all Contingent Obligations of such Person;

(v) all payment obligations of such Person under any interest rate protection agreement (including any interest rate swaps, floors, collars or similar agreements) and similar agreements;

(vi) any PACE Debt; and

(vii) any material actual or contingent liability to any Person or Governmental Authority with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

“Debt Yield” means, as of the date of determination, the percentage obtained by dividing Net Operating Income by the Principal Indebtedness.

“Debt Yield Threshold” means, with respect to any release of a Property, the greater of (x) the Closing Date Debt Yield, and (y) the Debt Yield immediately prior to such release.

“Debt Yield Trigger Level (100%)” means a Debt Yield of 17.5%.

“Debt Yield Trigger Period” means a Debt Yield Trigger Period (100%).

“Debt Yield Trigger Period (100%)” means each period that (a) commences when the Debt Yield, determined as of the first day of any Fiscal Quarter, is less than the Debt Yield Trigger Level (100%), and (b) continues until, and ends immediately after, the Debt Yield, determined as of the first day of each of two consecutive Fiscal Quarters thereafter, is equal to or greater than the Debt Yield Trigger Level (100%); provided that, subject to the Affiliate Support Limit, Borrower shall be permitted to avoid the commencement of, or terminate the continuance of, a Debt Yield Trigger Period (100%) by delivering to Lender, as additional Collateral, cash or a Letter of Credit in an aggregate amount that is not less than the amount (the “Debt Yield Cure

Amount”) that when subtracted from the Principal Indebtedness for purposes of calculating Debt Yield results in a Debt Yield that exceeds the Debt Yield Trigger Level (100%). Thereafter, if the Debt Yield Cure Amount at any time exceeds the aggregate amount of such cash collateral plus the notional amount of such Letter of Credit, then a Debt Yield Trigger Period shall commence unless Borrower increases such sum to the then-current Debt Yield Cure Amount. Provided that no Event of Default or Trigger Period is then continuing, following written request from Borrower, Lender shall return any such cash collateral and Letter of Credit if the Debt Yield is at any time equal to or greater than the Debt Yield Trigger Level (100%), in each case without reducing the Principal Indebtedness by the amount of such cash collateral and Letter of Credit for purposes of calculating Debt Yield. If the financial reports required under Sections 5.12, 5.13 and 5.14 are not delivered to Lender when due, a Debt Yield Trigger Period (100%) shall be deemed to be continuing from and after the applicable due date unless and until such reports are delivered and they show that no Debt Yield Trigger Period (100%) is then continuing.

“Deemed Approval Conditions” means, with respect to a request by Borrower for Lender’s consent or approval with respect to a specified matter, that:

(i) no Event of Default is then continuing;

(ii) Borrower delivers to Lender a written request for consent or approval with a bold-faced, conspicuous legend at the top of the first page thereof stating “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE PROJECT DAWN LOAN. FAILURE TO RESPOND TO THIS REQUEST WITHIN 10 BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, accompanied by such information and documents as are reasonably required for Lender to adequately evaluate such request;

(iii) if Lender fails to grant or deny its consent or approval within such 10 Business Day period, Borrower delivers to Lender a second written request for consent with a bold-faced, conspicuous legend at the top of the first page thereof stating “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE PROJECT DAWN LOAN. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE BUSINESS DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GRANTED”, accompanied by such information and documents as are reasonably required for Lender to adequately evaluate such request and such additional information as shall have been requested by Lender in writing; and

(iv) Lender fails to affirmatively grant or deny its consent or approval prior to the expiration of such five Business Day period (which grant or denial may be by e-mail).

“Default” means the occurrence of any event that, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Default Interest” means, during the continuance of an Event of Default, the amount by which interest accrued on the Notes or Note Components at their respective Default Rates exceeds the amount of interest that would have accrued on the Notes or Note Components at their respective Interest Rates.

“Default Rate” means (1) with respect to any Indebtedness reflected by a Note or Note Component, the greater of (x) 500 basis points per annum in excess of the interest rate otherwise applicable to such Note or Note Component hereunder and (y) 100 basis points per annum in excess of the Prime Rate from time to time, and (2) with respect to any other Indebtedness, 500 basis points in excess of the weighted average interest rate of all Notes or Note Components; provided that, if the foregoing would result in an interest rate in excess of the maximum rate permitted by applicable law, the Default Rate shall be limited to the maximum rate permitted by applicable law.

“Defeasance Borrower” has the meaning set forth in Section 2.1(c).

“Defeasance Collateral” means government securities (as described in Treasury Reg. 1.860G-2(a)(8)(ii)) that are the direct obligations of the United States of America, which obligations are not subject to prepayment, call or early redemption.

“Defeasance Pledge Agreement” has the meaning set forth in Section 2.1(a)(iii).

“Defease” means to deliver Defeasance Collateral as substitute Collateral for the Loan in accordance with Section 2.1 and to cause the Defeased Note to be assumed by a Defeasance Borrower in accordance herewith; and the terms “Defeased” and “Defeasance” have meanings correlative to the foregoing.

“Defeased Note” has the meaning set forth in Section 2.1(b).

“Deferred Maintenance Account” has the meaning set forth in Section 3.7(a).

“Deferred Maintenance Amount” means $0.

“Deferred Maintenance Conditions” means those items described in Schedule C.

“Deposit Account Control Agreement” has the meaning set forth in Section 3.1(a).

“Disbursement Request” means a written request for a disbursement from a Collateral Account to a Borrower or a party designated by a Borrower (for example, a contractor or Tenant entitled to be reimbursed from a Collateral Account), accompanied by (1) an itemized list of all costs to be paid with the proceeds of such disbursement, (2) an Officer’s Certificate confirming that all such costs have been paid by Borrower or will be paid with the proceeds of such disbursement, whereupon no amounts due and payable by Borrower in connection therewith will remain unpaid, and that all amounts previously received by Borrower from the Collateral Accounts have been applied by Borrower toward the costs for which they were requested, and (3) in the case of any disbursement in excess of $50,000, copies of all related invoices and, if applicable, copies of lien releases or waivers from any contractors or subcontractors with respect to the work for which reimbursement in excess of $50,000 is being sought (which releases and waivers may be conditioned on payment of the requested disbursements and may be partial in that they relate solely to the work for which payment is being made).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” means a separate and identifiable account or book-entry subaccount maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution.

“Eligible Institution” means an institution (i) whose commercial paper, short-term debt obligations or other short-term deposits are rated at least “A–1” by S&P, “P–1” by Moody’s and “F–1” by Fitch, and whose long-term senior unsecured debt obligations are rated at least “A-” by S&P, “A” by Fitch, and “A2” by Moody’s and whose deposits are insured by the FDIC or (ii) with respect to which the Rating Condition is satisfied.

“Environmental Claim” means any written notice, claim, proceeding, notice of proceeding, investigation, demand, abatement order or other order or directive by any Person or Governmental Authority alleging or asserting liability with respect to Borrower or any Property arising out of, based on, in connection with, or resulting from (i) the actual or alleged presence, Use or Release of any Hazardous Substance, (ii) any actual or alleged violation of any Environmental Law, or (iii) any actual or alleged injury or threat of injury to property, health or safety, natural resources or to the environment caused by Hazardous Substances.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement executed by Borrower and Sponsor as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Environmental Laws” has the meaning set forth in the Environmental Indemnity.

“Environmental Reports” means “Phase I Environmental Site Assessments” as referred to in the ASTM Standard Practice for Environmental Site Assessments E 1527-21 (and, if necessary, “Phase II Environmental Site Assessments”), prepared by an independent environmental auditor approved by Lender and delivered to Lender in connection with the Loan and any amendments or supplements thereto delivered to Lender, and shall also include any other environmental reports delivered to Lender pursuant to this Agreement and the Environmental Indemnity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means, at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 7.1.

“Exception Report” means the report prepared by Borrower and attached to this Agreement as Schedule B, setting forth any exceptions to the representations set forth in Article IV.

“Excess Cash Flow Reserve Account” has the meaning set forth in Section 3.10(a).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 1.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 1.4(e) and (d) any Taxes imposed under FATCA.

“Exculpated Person” means each Person that is an affiliate, equityholder, beneficiary, trustee, member, officer, director, agent, manager, independent manager, employee or partner of Borrower or Sponsor.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Fiscal Quarter” means each 3-month period ending on March 31, June 30, September 30 and December 31 of each year, or such other fiscal quarter of Borrower as Borrower may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld, delayed or conditioned.

“Fiscal Year” means the 12-month period ending on December 31 of each year, or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender, not to be unreasonably withheld, delayed or conditioned.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Force Majeure” means a delay due to acts of God, pandemic, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppage, shortages of labor or materials or similar causes beyond the reasonable control of Borrower; provided that (1) any period of Force Majeure shall apply only to performance of the obligations necessarily affected by such circumstance and shall continue only so long as Borrower is continuously and diligently using all reasonable efforts to minimize the effect and duration thereof; and (2) Force Majeure shall not include the unavailability or insufficiency of funds.

“Foreign Investment Regulation” means any federal law regarding foreign investment in the United States, including (i) the Defense Production Act of 1950, as amended from time to time (50 U.S.C. §4565), and any successor legislation, (ii) the Foreign Investment Risk Review Modernization Act of 2018, as amended from time to time, and any successor legislation, (iii) any enabling legislation or executive order relating to the foregoing, and (iv) any rules, regulations, mandates, powers and requirements that are imposed by or exercised under any of the foregoing or that are implemented by or otherwise relate to the Committee on Foreign Investment in the United States.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Gaming” or “Gaming Activities” means casino, racetrack, sports wagering facility or platform (including skins) or other gaming activities whether conducted in person, via a mobile device, online or over the internet, including, but not limited to, the operation of slot machines, blackjack, baccarat, keno, table games, poker, pari-mutuel wagering, video lottery terminals, lottery games, fantasy sports, sports wagering, online or internet gaming or other applicable types of wagering as may be permitted under the applicable Gaming Laws from time-to-time.

“Gaming Authority” means the Pennsylvania Gaming Control Board and any other federal, state or local agency, board, bureau, commission, authority, or body possessing licensing or permitting authority or regulatory oversight jurisdiction over Gaming Activities.

“Gaming Laws” means all United States federal, state, or local laws, statutes, ordinances, rules, regulations, policies, orders, license conditions, resolutions, codes, decrees or judgments pursuant to which any Gaming Authority possesses licensing or permitting authority or regulatory oversight jurisdiction over any Borrower or any Tenant of Borrower as in effect from time-to-time, including 4 Pa. C.S. §§ 1101 et seq., all regulations promulgated thereunder, and the orders, determinations, policies, interpretations, and administration thereof by any Gaming Authority.

“Gaming License” means any licenses, certificates, permits, franchises, approvals, registrations, findings of suitability, waiver or other authorizations from any Gaming Authority required to own, develop, lease, operate, or otherwise possess an interest in (directly or indirectly) any Gaming Activities.

“General Partner/Managing Member” means a Single-Purpose Entity that (x) is a limited liability company formed under the laws of the State of Delaware, (y) owns a direct equity interest in a Borrower, and (z) serves as the general partner or managing member of a Borrower.

“Governmental Authority” means any federal, state, county, regional, local or municipal government, any bureau, department, agency or political subdivision thereof and any Person with jurisdiction exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government (including any court).

“Ground Lease” means, with respect to each Ground Lease Property, the ground lease described in the applicable Mortgage, as such ground lease may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

“Ground Lease Mall Property” means the Property known as the West Towne Mall, located in Madison, Wisconsin.

“Ground Leased Parcel” means, with respect to each Ground Lease Property, the portion of such Property that is ground leased to Borrower as the lessee under a Ground Lease.

“Ground Lease Parking Property” means the Property known as the Sunrise Mall, located in Brownsville, Texas.

“Ground Lease Property” means each of the Ground Lease Mall Property and the Ground Lease Parking Property.

“Ground Rent” means rent payable by Borrower pursuant to a Ground Lease.

“Guaranty” means that certain Guaranty, dated as of the Closing Date, executed by Sponsor for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants or words of similar meaning or regulatory effect under any present or future Environmental Laws or the presence of which on, in or under any of the Properties is prohibited or requires monitoring, investigation or remediation under Environmental Law, including petroleum and petroleum by-products, asbestos and asbestos-containing materials, toxic mold, polychlorinated biphenyls, lead and radon, and compounds containing them (including gasoline, diesel fuel, oil and lead-based paint), pesticides and radioactive materials, flammables and explosives and compounds containing them, but excluding those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Properties that are used at the Properties in compliance with all Environmental Laws and in a manner that does not result in contamination any of the Properties or in a Material Adverse Effect.

“Increased Costs” has the meaning set forth in Section 1.4.

“Indebtedness” means the Principal Indebtedness, together with interest and all other sums due from Borrower under the Loan Documents, including all transaction costs, Yield Maintenance Premiums, late fees and other amounts due or to become due to Lender pursuant to this Agreement, under the Notes or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses reimbursable by Borrower to Lender hereunder or pursuant to the Notes or any of the other Loan Documents.

“Indemnified Parties” has the meaning set forth in Section 8.17.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Director” of any limited liability company means an individual who is provided by CT Corporation, Corporation Service Company, Delaware Trust, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers, another nationally-recognized company reasonably approved by Lender, in each case that is not an affiliate of Borrower and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors of such limited liability company or as a “manager” of such limited liability company within the meaning of Section 18-101 of the Delaware Limited Liability Company Act and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such limited liability company or any of its equityholders or affiliates (other than as an independent director or manager of an affiliate of such limited liability company that is not in the direct chain of ownership of such limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers);

(ii) a creditor, supplier or service provider (including provider of professional services) to such limited liability company or any of its equityholders or affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to such limited liability company or any of its equityholders or affiliates in the ordinary course of business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv) a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the Independent Director of a Single-Purpose Entity affiliated with the limited liability company in question shall not be disqualified from serving as an Independent Director of such limited liability company, provided that the fees that such natural person earns from serving as Independent Director of affiliates of such limited liability company in any given year constitute in the aggregate less than five percent of such natural person’s annual income for that year. The same natural persons may not serve as Independent Directors of a limited liability company and, at the same time, serve as Independent Directors of an equityholder or member of such limited liability company.

“Insurance Requirements” means, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting any of the Properties or any portion thereof or any use or condition thereof, which may, at any time, be recommended by the board of fire underwriters, if any, having jurisdiction over any of the Properties, or any other body exercising similar functions.

“Interest Accrual Period” means each period from and including the sixth day of a calendar month through and including the fifth day of the immediately succeeding calendar month; provided that, prior to a Securitization, Lender shall have the right, in connection with a change in the Payment Date in accordance with the definition thereof, to make a corresponding change to the Interest Accrual Period. Notwithstanding the foregoing, the first Interest Accrual Period shall commence on and include the Closing Date.

“Interest Rate” means : 7.40062167764706000% per annum (subject to Section 1.1(c)).

“IRS” means the United States Internal Revenue Service.

“KBRA” means Kroll Bond Rating Agency, Inc. and its successors.

“Kirkwood Mall Property” means the Property known as Kirkwood Mall, located in Bismarck, North Dakota.

“Kirkwood Mall Release Parcel” means the portion of the Kirkwood Mall Property identified in Schedule L-1.

“Lease” means any lease, license, letting, concession, occupancy agreement, sublease to which Borrower is a party or has a consent right, or other agreement (whether written or oral and whether now or hereafter in effect) under which Borrower is a lessor, sublessor, licensor or other grantor existing as of the Closing Date or thereafter entered into by Borrower, in each case pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any of the Properties, and every modification or amendment thereof, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Leasing Commissions” means leasing commissions required to be paid by Borrower in connection with the leasing of space to Tenants at any of the Properties pursuant to Leases entered into by Borrower in accordance herewith and payable in accordance with third‑party/arm’s-length written brokerage agreements or in accordance with the Approved Management Agreement, provided that the commissions payable pursuant thereto are commercially reasonable based upon the then current brokerage market for property of a similar type and quality to such Property in the geographic market in which such Property is located (or, in the case of leasing commissions payable pursuant to an Approved Management Agreement, not in excess of the leasing commissions set forth in such Approved Management Agreement as of the Closing Date).

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including Environmental Laws, zoning restrictions, Gaming Laws and Foreign Investment Regulations) affecting Borrower, Sponsor, the Property or any other Collateral or any portion thereof or the construction, ownership, use, alteration or operation thereof, or any portion thereof (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto.

“Lender” has the meaning set forth in the first paragraph of this Agreement and in Section 8.7.

“Lender 125% Determination” means a determination by Lender that, based on a current or updated appraisal, a broker’s price opinion or other written determination of value using a valuation method satisfactory to Lender, the fair market value of the Property securing the Loan at the time of such determination (but excluding any value attributable to property that is not an interest in real property within the meaning of section 860G(a)(3)(A) of the Code and reducing the fair market value of the Property by the amount of any lien on the Property that is senior to the applicable portion of the Loan that is held in the REMIC) is at least 80% of the adjusted issue price (within the meaning of the Code) of the applicable portion of the Loan that is held in the REMIC.

“Lending Parties” has the meaning set forth in Section 8.23(a).

“Letter of Credit” means an irrevocable, unconditional, freely transferable, clean sight draft evergreen letter of credit in favor of Lender, with respect to which Borrower has no reimbursement obligation, entitling Lender to draw thereon in New York, New York based solely on a statement executed by an officer of Lender stating that it has the right to draw thereon under this Agreement, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution and accompanied by an instrument reasonably acceptable to Lender whereby the applicant/obligor under such letter of credit shall have waived all rights of subrogation against Borrower thereunder.

“License Agreement” means a license or occupancy agreement pursuant to which Borrower licenses space at the Property to a licensee, which agreement has a term of no more than one year and is terminable by Borrower at any time upon no more than 30 days’ notice to the licensee.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor, conservator or similar official by a Gaming Authority with respect to, any Gaming License issued to Borrower.

“Lien” means any mortgage, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, restrictive covenant, easement, encumbrance or charge (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease or similar transaction having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances, as well as any option to purchase, right of first refusal, right of first offer or similar right).

“Loan” has the meaning set forth in Section 1.1(a).

“Loan Amount” means $425,000,000.

“Loan Documents” means this Agreement, the Note, each of the Mortgages (and related financing statements), the Environmental Indemnity, each Subordination of Property Management Agreement, the Cash Management Agreement, the Deposit Account Control Agreement, the Cooperation Agreement, the Guaranty, any Defeasance Pledge Agreement, and all other agreements, instruments, certificates and documents necessary to effectuate the granting to Lender of Liens on the Collateral or otherwise in satisfaction of the requirements of this Agreement or the other documents listed above or hereafter entered into by Lender and Borrower in connection with the Loan, as all of the aforesaid may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

“Lockbox Account” has the meaning set forth in Section 3.1(a).

“Lockbox Bank” means an Eligible Institution chosen by Borrower and reasonably satisfactory to Lender.

“Lockout Period” means the period from the Closing Date to but excluding the first Payment Date following the earlier to occur of (i) the third anniversary of the Closing Date and (ii) the second anniversary of the date on which the entire Loan (including any subordinated interest therein) has been Securitized in one or more REMIC trusts pursuant to a Securitization or series of Securitizations.

“Loss Proceeds” means amounts, awards or payments payable to Borrower or Lender in respect of all or any portion of any of the Properties in connection with a Casualty or

Condemnation thereof (after the deduction therefrom and payment to Borrower and Lender, respectively, of any and all reasonable expenses incurred by Borrower and Lender in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

“Loss Proceeds Account” has the meaning set forth in Section 3.3(a).

“Major Lease” means (1) each Critical Tenant Lease, (2) each Lease hereafter entered into that demises any space that is currently demised under a Critical Tenant Lease, and (3) any Lease that (i) when aggregated with all other Leases at the applicable Property with the same Tenant (or affiliated Tenants), and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in each such Lease, is expected to demise more than 100,000 rentable square feet, (ii) contains an option or preferential right to purchase all or any portion of such Property, (iii) is with an affiliate of Borrower as Tenant, or (iv) is entered into during the continuance of an Event of Default.

“Material Adverse Effect” means a material adverse effect upon (i) Borrower’s title to any Property, (ii) the ability of the Properties to generate net cash flow sufficient to service the Loan, (iii) the ability of Borrower or Sponsor to perform any material provision of any Loan Document, (iv) Lender’s ability to enforce and derive the principal benefit of the security intended to be provided by the Mortgages and the other Loan Documents, or (v) the value, use or enjoyment of any individual Property or the operation or occupancy thereof.

“Material Agreements” means each contract and agreement (other than (i) Leases, and (ii) reciprocal easement agreements that are approved Permitted Encumbrances and disclosed on Schedule B of the Title Insurance Policies) relating to any Property, or otherwise imposing obligations on Borrower, under which Borrower would have the obligation to pay more than $250,000 per annum or that cannot be terminated by Borrower without cause upon 60 days’ notice or less without payment of a termination fee, or that is with an affiliate of Borrower.

“Material Alteration” means any Alteration to be performed by or on behalf of Borrower at any of the Properties that (a) is reasonably expected to result in a Material Adverse Effect with respect to the applicable Property, (b) is reasonably expected to cost in excess of the applicable Threshold Amount, as determined by an independent architect (except for Alterations in connection with (i) Tenant Improvements under and pursuant to Leases existing as of the Closing Date (pursuant to the terms thereof in existence as of the Closing Date) or Leases thereafter entered into in accordance with this Agreement, (ii) the remediation of any Deferred Maintenance Condition in accordance with this Agreement, and (iii) restoration of the Property following a Casualty or Condemnation in accordance with this Agreement), or (c) is reasonably expected to permit (or is reasonably likely to induce) any Tenant to terminate its Lease or abate rent.

“Maturity Date” means the Payment Date in April, 2031, or such earlier date as may result from acceleration of the Loan in accordance with this Agreement.

“Maximum Management Fee” means 3.0% of gross Revenues.

“Monthly Capital Expenditure Amount” means an amount equal to (i) $0.26, multiplied by (ii) the sum of the aggregate rentable square footage of the Properties that, as of the date of calculation, remain subject to the Lien of the Loan Documents, plus (without duplication) the aggregate square footage of associated anchor space, even if not owned by Borrower, divided by (iii) 12. Such aggregate square footage with respect to each Property is identified as “Total SF - Anchor Space SF + Rentable SF” in Schedule A.

“Monthly TI/LC Amount” means an amount equal to (i) $1.25, multiplied by (ii) the aggregate rentable square footage of the Properties that, as of the date of calculation, remain subject to the Lien of the Loan Documents, divided by (iii) 12. The rentable square footage of each Property is identified as “Rentable Space SF” in Schedule A.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Morningstar DBRS” means DBRS, Inc., and its successors.

“Mortgage” means, with respect to each Property, that certain mortgage, deed of trust or deed to secure debt, as the case may be, assignment of rents and leases, collateral assignment of property agreements, security agreement and fixture filing encumbering such Property including, in the case of the Ground Lease Mall Property, the fee interest of the associated ground lessor, executed by Borrower as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith. Each Mortgage shall secure the entire Indebtedness, provided that in the event that the jurisdiction in which the Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Mortgage shall be equal to the greater of (x) 125% of such Property’s Allocated Loan Amount and (y) the appraised value of such Property.

“Multi-Asset Person” means a Person that owns substantial assets in addition to its direct or indirect interest in the Properties.

“Net Operating Income” means, as of any date of determination, (i) Operating Income (other than percentage rent, specialty leasing and other income not considered base rent) during the Fiscal Quarter then most recently ended, times four, plus the actual percentage rent, specialty leasing and other income not considered base rent during the four Fiscal Quarters then most recently ended (in each case excluding revenue from Tenants that are in monetary or other material default, have gone dark (unless a fully executed Lease has been entered into with a replacement Tenant in accordance herewith, provided that (1) the commencement date for such replacement Lease is scheduled to occur within three months of the date of determination, (2) the Tenant under such Lease has no right to terminate such Lease prior to its commencement, (3) all conditions to the Tenant under such Lease paying rent under such Lease have been satisfied as of the date of determination, (4) rents from any in-place Tenant of the same space have not been included for the same portion of the applicable calculation period, and (5) all associated leasing costs have been paid); are the subject of bankruptcy or similar proceedings (except to the extent the applicable Tenant has assumed its Lease during the bankruptcy proceeding, is paying full unabated monthly rent, and is otherwise in compliance with the terms thereof, all pursuant to a court order approving assumption), or have given notice of their intention to vacate the Property, exercise a termination right or forego a renewal option), minus (ii) Operating Expenses during the four Fiscal Quarters then most recently ended. For purposes of this definition, a Tenant that only temporarily ceases operations at the Property due to Force Majeure will not be deemed to have gone dark.

“Net Sales Proceeds” means the gross proceeds from the sale of an individual Property to be received by or on behalf of the applicable Borrower in respect of such sale, less any reasonable and customary brokerage fees and sales commissions payable to third parties, transfer, stamp and/or intangible taxes, reasonable, customary and market closing costs and any other reasonable and customary third-party costs and expenses actually incurred by such Borrower in connection with such sale, as evidenced by a settlement statement or customary invoice.

“Nonconsolidation Opinion” means the opinion letter, dated the Closing Date, delivered by Borrower’s counsel to Lender and addressing issues relating to substantive consolidation in bankruptcy.

“Note(s)” means that certain Promissory Note, dated as of the Closing Date, made by Borrower to Lender to evidence the Loan, as such note may be replaced by multiple Notes in accordance with Section 1.1(c) and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Note Component” has the meaning set forth in Section 1.1(c).

“Officer’s Certificate” means a certificate delivered to Lender that is signed by an authorized officer of Borrower (or an authorized officer of CBL Holdings I, Inc. as the general partner of the Chief Manager of Borrower or the Chief Manager of a General Partner/Managing Member) and certifies the information therein to the best of such officer’s knowledge.

“Operating Account” means an Eligible Account maintained by the Approved Property Manager or Borrower at an Eligible Institution, which account shall only contain amounts in respect of Operating Expenses for one or more of the Properties (and no amounts unrelated to the Properties shall be deposited therein or otherwise commingled with the amounts on deposit in such account).

“Operating Expenses” means, for any period, all operating, renting, administrative, management, legal and other ordinary expenses of Borrower and the Properties during such period, determined in accordance with GAAP; provided, however, that such expenses shall not include (i) depreciation, amortization or other non-cash items, (ii) interest, principal or any other sums due and owing with respect to the Loan, (iii) income taxes or other Taxes in the nature of income taxes, (iv) Capital Expenditures or (v) extraordinary or non-recurring items.

“Operating Income” means, for any period, all operating income from each of the Properties during such period, determined in accordance with GAAP (but without straight-lining of rents), other than (i) Loss Proceeds (but Operating Income will include rental loss insurance proceeds to the extent allocable to such period), (ii) any revenue attributable to a Lease to the extent it is paid prior to its due date (for the avoidance of doubt, such revenue shall be counted as “Operating Income” for the time period in which such amounts are due and payable), (iii) any interest income from any source, (iv) any repayments received from any third party of principal loaned or advanced to such third party by Borrower, (v) any proceeds resulting from the Transfer of all or any portion of the Collateral, (vi) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any government or governmental agency, (vii) Termination Proceeds, (vii) amortization of intangible lease assets and liabilities and (viii) any other extraordinary or non-recurring items.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overpaying Borrower” has the meaning set forth in Section 8.32.

“Ownership Control” of any entity means the ownership, directly or indirectly, of at least 51% of the equity interests in, and the right to at least 51% of the distributions from, such entity coupled with Control of such entity (and the terms “Ownership Controlled” and “Ownership Controlling” have meanings correlative thereto).

“PACE Debt” means any amounts owed in respect of energy retrofit lending programs, commonly known as “PACE loans”. For avoidance of doubt, PACE Debt is not Permitted Debt and Liens securing PACE Debt are not Permitted Encumbrances.

“Participation” has the meaning set forth in Section 8.7(b).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001), as amended from time to time.

“Payment Date” means, with respect to each Interest Accrual Period, the sixth day of the calendar month in which such Interest Accrual Period ends; provided, that prior to a Securitization, Lender shall have the right to change the Payment Date so long as a corresponding change to the Interest Accrual Period is also made. Whenever a Payment Date is not a Business Day, the entire amount that would have been due and payable on such Payment Date shall instead be due and payable on the immediately preceding Business Day.

“Permits” means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of each of the Properties (including certificates of occupancy, business licenses, state health department licenses, licenses to conduct business and all such other permits, licenses, consents, approvals and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of such Property).

“Permitted Debt” means:

(i) the Indebtedness;

(ii) Property Taxes not yet delinquent or being contested in good faith in compliance with the Contest Procedures;

(iii) tenant allowances and Capital Expenditure costs required under Leases or otherwise permitted to be incurred under the Loan Documents that are paid on or prior to the date when due; and

(iv) Trade Payables not represented by a note, customarily paid by Borrower within 60 days of incurrence and in fact not more than 60 days outstanding (unless being contested in good faith by Borrower in accordance with the Contest Procedures), that are incurred in the ordinary course of Borrower’s ownership and operation of the Properties, in amounts reasonable and customary for similar properties and not exceeding 3.0% of the Principal Indebtedness in the aggregate.

“Permitted Encumbrances” means:

(i) the Liens created by the Loan Documents;

(ii) all Liens and other matters specifically disclosed on Schedule B of the Title Insurance Policies;

(iii) Liens, if any, for Property Taxes that are not yet delinquent or are being diligently contested in good faith in compliance with the Contest Procedures;

(iv) mechanics’, materialmen’s or similar Liens, if any, and Liens for delinquent Taxes or impositions, in each case only if being diligently contested in good faith in compliance with the Contest Procedures;

(v) rights of existing and future Tenants as tenants only pursuant to written Leases entered into in conformity with the provisions of this Agreement;

(vi) easements, restrictive covenants or other similar encumbrances entered into for traffic circulation, ingress, egress, parking, utilities and other similar purposes that would not be reasonably expected to have a Material Adverse Effect; and

(vii) such other Liens as Lender shall approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed if no Event of Default is continuing.

“Permitted Investments” means the following, subject to the qualifications hereinafter set forth:

(i) all direct obligations of the U.S. government, and all obligations that are fully guaranteed by the U.S. government, that in each case have maturities not in excess of one year;

(ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements, each having maturities of not more than 90 days, of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated A-1+ by S&P, F1+ by Fitch and P-1 by Moody’s (and if the term is between one and three months, a long term rating of A1 and a short term rating of P-1 by Moody’s) and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Rating Agencies, and that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000;

(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);

(iv) commercial paper rated A–1+ by S&P, F1+ by Fitch and P-1 by Moody’s (and if the term is between one and three months, a long term rating of A1 and a short term rating of P-1 by Moody’s) and having a maturity of not more than 90 days;

(v) any money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has a rating of AAAm by S&P, Aaa by Moody’s and the highest rating obtainable from Fitch; and

(vi) such other investments as to which the Rating Condition has been satisfied.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the Standard & Poor’s “r” symbol (or any other Rating Agency’s corresponding symbol) (indicating high volatility or dramatic fluctuations in their expected returns because of market risk) or any other qualifying suffix attached to the rating (with the exception of ratings with regulatory indicators, such as the (sf) subscript, and unsolicited ratings), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities that exceed the time periods set forth above; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest on Permitted Investments may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No Permitted Investments shall require a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. Except as expressly provided for above, all Permitted Investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Policies” has the meaning set forth in Section 5.15(b).

“Post Oak Property” means the Property known as the Post Oak Mall, located in College Station, Texas.

“Post Oak Mall Release Parcel” means the portion of the Post Oak Mall Property identified in Schedule L-2.

“Prepayment Period” means the final 12 Interest Accrual Periods prior to the Maturity Date.

“Previously-Owned Parcels” means the real property described in Schedule M.

“Prime Rate” means the “prime rate” published in the “Money Rates” Section of The Wall Street Journal. If The Wall Street Journal ceases to publish the “prime rate,” then Lender shall select an equivalent publication that publishes such “prime rate,” and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall reasonably select a comparable interest rate index.

“Principal Indebtedness” means the principal balance of the Loan outstanding from time to time.

“Prior Loan” has the meaning set forth in Section 4.17(c).

“Prohibited Change of Control” means the occurrence of either or both of the following: (i) the failure of Borrower to be Ownership Controlled by one or more Qualified Equityholders (individually or collectively), or (ii) the failure of any other Required SPE to be Ownership Controlled by the same Qualified Equityholder(s) that Ownership Control Borrower. For the avoidance of doubt, the holders of common stock in the REIT may transfer such shares to a Person seeking to acquire shares in the REIT to cause it to no longer be publicly traded.

“Prohibited Equity Pledge” means the existence of a Lien on any equity interest in, or right to distributions from, a Restricted Person.

“Prohibited Preferred Equity” means preferred equity that is issued by a Restricted Person and has (i) a hard coupon, minimum return or the equivalent or (ii) a mandatory redemption date or the equivalent, with consequences for failure to meet (i) or (ii), such as a change in control or the triggering of buy-sell mechanisms.

“Properties” means the real property described on Schedule A hereto, together with all buildings and other improvements thereon and all personal property appurtenant thereto; and “Property” means an individual property included in the Properties or all Properties collectively, as the context may require; provided that from and after the date a Release Parcel is released from the Lien of the applicable Mortgage in accordance herewith, such Release Parcel shall not be deemed to be part of the applicable Property.

“Property Condition Report” means a structural and seismic property condition report or reports (including a “probable maximum loss” calculation, if applicable) with respect to each of the Properties prepared by an independent engineer approved by Lender and delivered to Lender in connection with the Loan, and any amendments or supplements thereto delivered to Lender.

“Property Taxes” means all real estate and personal property taxes, assessments, fees, Taxes on rents or rentals, water rates or sewer rents, facilities and other governmental, municipal and utility district charges or other similar Taxes or assessments now or hereafter levied or assessed or imposed against the Properties or Borrower with respect to the Properties or rents therefrom or that may become Liens upon any of the Properties, without deduction for any amounts reimbursable to Borrower by third parties.

“Proportional Amount” has the meaning set forth in Section 8.32.

“Qualified Equityholder” means:

(1) prior to the earlier of (x) three months after Securitization or (y) the first anniversary of the Closing Date, Sponsor; and

(2) thereafter, (i) Sponsor, (ii) any Person approved by Lender with respect to which the Rating Condition is satisfied, or (iii) a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing, provided in each case under this clause (iii) that such Person (x) has total assets (in name or under management) in excess of $1,000,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $500,000,000 (in both cases, exclusive of the Properties), and (y) is regularly engaged in the business of owning and operating at least 5,000,000 leasable square feet (excluding the Property) of retail properties.

“Rating Agency” means, prior to the final Securitization of the Loan, each of KBRA, S&P, Moody’s, Morningstar DBRS and Fitch, or any other nationally-recognized statistical rating agency that has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated and continue to rate any of the Certificates (excluding unsolicited ratings).

“Rating Condition” means, with respect to any proposed action, the receipt by Lender of confirmation in writing from each of the Rating Agencies that such action shall not result, in and of itself, in a downgrade, withdrawal, or qualification of any rating then assigned to any outstanding Certificates; except that if all or any portion of the Loan has not been Securitized pursuant to a Securitization rated by the Rating Agencies, then “Rating Condition” shall instead mean the receipt of prior written approval of both (x) the applicable Rating Agencies (if and to the extent that any portion of the Loan has been Securitized pursuant to a Securitization or series of

Securitizations rated by such Rating Agencies), and (y) Lender in its sole discretion. No Rating Condition shall be regarded as having been satisfied unless and until any conditions imposed on the effectiveness of any confirmation from any Rating Agency shall have been satisfied. Lender shall have the right in its sole discretion to deem a Rating Condition to have been satisfied with respect to any Rating Agency that Lender determines has declined to review the applicable proposal.

“Regulatory Change” means any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to a class of banks or companies controlling banks, including Lender, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Release” with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances into the indoor or outdoor environment (including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), and “Released” has the meaning correlative thereto.

“Re-leasing Condition” means that, following a Critical Tenant Trigger Event with respect to any Critical Tenant Space, Borrower has (a) entered into one or more Approved Substitute Leases demising, in the aggregate, at least 75% of the rentable square footage of such Critical Tenant Space (as previously demised), (b) delivered such space, with all conditions precedent to rent commencement satisfied, and each replacement tenant is open for business and paying full, unabated fixed rent, (c) satisfied the applicable co‑tenancy requirements under the other Leases at the Property, either pursuant to their replacement anchor provisions or waivers/estoppels thereunder, such that no other Tenant is then entitled to co‑tenancy rent abatements or termination rights by reason of the Critical Tenant Trigger Event, and (d) delivered to Lender customary evidence thereof, including executed leases (and guaranties, if any are required by Borrower), estoppels, and evidence of rent commencement.

“Release Parcel” means each of the Post Oak Mall Release Parcel and the Kirkwood Mall Release Parcel.

“Release Price” means, with respect to the release of any Property, the greater of (x) 140% of its Allocated Loan Amount, and (y) 100% of the applicable Net Sales Proceeds.

“REIT” shall mean CBL & Associates Properties, Inc., a Delaware corporation.

“REMIC” means a “real estate mortgage investment conduit” as defined in Section 860D of the Code.

“Rent Roll” has the meaning set forth in Section 4.14(a).

“Representative Borrower” has the meaning set forth in Section 8.4.

“Required SPE” means each individual Borrower and each General Partner/Managing Member.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Person” means each Required SPE and each of its direct and indirect equityholders that is not a Multi-Asset Person.

“Revenues” means all rents (including percentage rent), rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalents (including all Termination Proceeds), royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower from any and all sources including any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower and proceeds, if any, from business interruption or other loss of income insurance.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Sanctioned Person” means any Person with whom or which dealings are restricted or prohibited under any Sanctions, including as a result of that Person (a) being named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other list of Persons subject to Sanctions, (b) being located, organized, or resident in, or owned or controlled by the government of, a Sanctioned Territory or the Government of Venezuela, or (c) having any relationship of ownership, control, or agency with, or any commercial dealings with, a Person described in (a) or (b).

“Sanctioned Territory” means any country or territory with which dealings are broadly and comprehensively prohibited by any country- or territory-wide Sanctions.

“Sanctions” means any law, regulation, or other act with force of law of the United States, the European Union, the United Kingdom, or United Nations Security Council resolutions imposing trade and economic sanctions including embargoes, the freezing or blocking of assets of targeted Persons, or other similar restrictions on exports, imports, investment, payments or other transactions, including any laws threatening to impose such trade and economic sanctions on any person for engaging in targeted behavior.

“Securitization” means a transaction in which all or any portion of the Loan is deposited into one or more trusts or entities that issue Certificates to investors, or a similar transaction; and the term “Securitize” and “Securitized” have meanings correlative to the foregoing.

“Securitization Vehicle” means the issuer of Certificates in a Securitization of the Loan.

“Servicer” means the entity or entities appointed by Lender from time to time to serve as servicer and/or special servicer of the Loan. If at any time no entity is so appointed, the term “Servicer” shall be deemed to refer to Lender.

“Severed Loan Documents” has the meaning set forth in Section 7.2(g).

“Single-Purpose Entity” means a limited liability company or limited partnership that:

(a) was formed under the laws of the State of Delaware solely for the purpose of acquiring and holding an ownership interest in one or more of the Properties, or in the case of a General Partner/Managing Member, an ownership interest in Borrower;

(b) does not engage in any business unrelated to the Property (which shall include entering into the Loan), and activities incidental thereto;

(c) does not own any assets other than those related to its interest in the applicable Property (and in the case of Borrower, does not and will not own any assets on which Lender does not have a Lien, other than excess cash that has been released to Borrower pursuant hereto);

(d) does not have any Debt other than Permitted Debt, or in the case of a General Partner/Managing Member, reasonable and customary administrative expenses and state franchise taxes;

(e) maintains books, accounts, records, financial statements, stationery, invoices and checks that are separate and apart from those of any other Person (except that such Person’s financial position, assets, results of operations and cash flows may be included in the consolidated financial statements of an affiliate of such Person in accordance with GAAP, provided that (i) any such consolidated financial statements do not suggest in any way that such Person’s assets are available to satisfy the claims of its affiliate’s creditors and (ii) such assets shall also be listed on such Person’s own separate balance sheet);

(f) is subject to and complies with all of the limitations on powers and separateness requirements set forth in the organizational documentation of such Person as of the Closing Date;

(g) holds itself out as being a Person separate and apart from each other Person and not as a division or part of another Person; although from a marketing standpoint, the

Property may be disclosed as being associated with the REIT or any affiliate of the REIT, and Approved Property Manager may promote its services related to the Property using service marks that it uses to promote its services at other shopping centers owned directly or indirectly through Affiliates of the REIT; provided, however, that to the extent the Approved Property Manager acts on behalf of the Company, the Approved Property Manager shall expressly indicate in written communications that it is acting on behalf of the Company in its capacity as property manager;

(h) conducts its business in its own name;

(i) exercises reasonable efforts to correct any misunderstanding actually known to it regarding its separate identity, maintains an arm’s-length relationship with its affiliates and only enters into a contract or agreement with an affiliate upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(j) pays its own liabilities out of its own funds, including the salaries of its own employees, if any (provided that the foregoing shall not require such Person’s equityholders to make any additional direct or indirect capital contributions to such Person, nor shall the foregoing result in any recourse liability under the Loan Documents solely as a result of the Property failing to generate sufficient funds) and reasonably allocates any overhead that is shared with an affiliate, including paying for shared office space and services performed by any officer or employee of an affiliate;

(k) maintains a sufficient number of employees, if any, in light of its contemplated business operations;

(l) conducts its business so that the assumptions made with respect to it that are contained in the Nonconsolidation Opinion shall at all times be true and correct in all material respects;

(m) maintains its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(n) observes all applicable entity-level formalities in all material respects;

(o) does not commingle its assets with those of any other Person other than with the other individual Borrowers in accordance with the cash management system permitted by the Loan Documents, and holds its assets in its own name;

(p) does not assume, guarantee or become obligated for the debts of any other Person other than the obligations of the other Borrowers under the Loan Documents, and does not hold out its credit as being available to satisfy the obligations or securities of others or allow its affiliates to hold out their credit as being available to satisfy its obligations or securities (except pursuant to the Loan Documents);

(q) does not acquire obligations or securities of its direct or indirect equityholders;

(r) does not pledge its assets for the benefit of any other Person and does not make any loans or advances to any other Person other than as contemplated by the Loan Documents with respect to co-Borrowers;

(s) to the extent the Property produces sufficient revenues, maintains adequate capital in light of its contemplated business operations (provided that the foregoing shall not require such Person’s partners, members or shareholders to make any additional direct or indirect capital contributions to such Person);

(t) has two Independent Directors, or has a General Partner/Managing Member with two Independent Directors, and has organizational documents that (i) provide that the Independent Directors shall consider only the interests of Borrower, including its creditors, and shall have no fiduciary duties to Borrower’s equityholders (except to the extent of their respective interests in Borrower), and (ii) prohibit the replacement of any Independent Director without Cause and without giving at least two Business Days’ prior written notice to Lender and the Rating Agencies (except in the case of the death, legal incapacity, or voluntary non-collusive resignation of an Independent Director, in which case no prior notice to Lender or the Rating Agencies shall be required in connection with the replacement of such Independent Director with a new Independent Director that is provided by any of the companies listed in the definition of “Independent Director”);

(u) if it is a limited liability company, has organizational documents that provide that upon the occurrence of any event that causes it to have no members while the Loan is outstanding, at least one of its Independent Directors shall automatically be admitted as its sole member and shall preserve and continue its existence without dissolution;

(v) files its own tax returns separate from those of any other Person, except to the extent it is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and pays any Taxes required to be paid under applicable law only from its own funds; and

(w) has by-laws or an operating agreement, or has a General Partner/Managing Member with by-laws or an operating agreement, that provides that, for so long as the Loan is outstanding, such Person shall not take or consent to any of the following actions except to the extent expressly permitted in this Agreement and the other Loan Documents:

(i) the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets (and, in the case of a General Partner/Managing Member, the assets of Borrower) or the division or conversion of such Person into multiple entities or series pursuant to Sections 18-215, 18-217 or 18-218 of the Delaware Limited Liability Company Act or Sections 17-218, 17-220, or 17-221 of the Delaware Limited Partnership Act, or otherwise;

(ii) the engagement by such Person (and, in the case of a General Partner/Managing Member, the engagement by the applicable Borrower) in any business other than the acquisition, development, management, leasing, ownership, maintenance and operation of the applicable Property and activities incidental thereto (and, in the case of a General Partner/Managing Member, activities incidental to the acquisition and ownership of its interest in Borrower);

(iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official in respect of such Person, admitting in writing in a judicial proceeding such Person’s inability to pay its debts generally as they become due (unless required to do so by applicable law), or the taking of any action in furtherance of any of the foregoing, in each case, in respect of itself or, in the case of a General Partner/Managing Member, in respect of Borrower, without the affirmative vote of both of its Independent Directors; and

(iv) any amendment or modification of any provision of its (and, in the case of a General Partner/Managing Member, Borrower’s) organizational documents relating to qualification as a “Single-Purpose Entity”.

“Sponsor” means CBL & Associates Limited Partnership, a Delaware limited partnership.

“Subordination of Property Management Agreement” means that certain Consent and Agreement of Manager and Subordination of Management Agreement executed by Borrower and the Approved Property Manager as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Successor Borrower” means a Single-Purpose Entity that is Ownership Controlled by one or more Qualified Equityholders.

“Survey” means, with respect to each Property, a current land title survey thereof, certified to Borrower, the title company issuing the applicable Title Insurance Policy and Lender and their respective successors and assigns, in form and substance reasonably satisfactory to Lender.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

“Tenant Improvements” means, collectively, (i) tenant improvements to be undertaken for any Tenant that are required to be completed by or on behalf of Borrower pursuant to the terms of such Tenant’s Lease, and (ii) tenant improvements paid or reimbursed through allowances to a Tenant pursuant to such Tenant’s Lease.

“Tenant Notice” has the meaning set forth in Schedule I.

“Termination Proceeds” has the meaning set forth in Section 3.5(d).

“Threshold Amount” means, with respect to each Property, an amount equal to the greater of $1,500,000 or 5.0% of such Property’s Allocated Loan Amount.

“TI/LC Account” has the meaning set forth in Section 3.5(a).

“Title Insurance Policy” means, with respect to each Property, an American Land Title Association lender’s title insurance policy or a comparable form of lender’s title insurance policy approved for use in the applicable jurisdiction, in form and substance reasonably satisfactory to Lender.

“Trade Payables” means unsecured amounts payable by or on behalf of Borrower for or in respect of the operation of the Properties in the ordinary course and that would under GAAP be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Properties or Borrower and the capitalized amount of any ordinary-course financing leases.

“Transaction” means, collectively, the transactions contemplated and/or financed by the Loan Documents.

“Transfer” means the sale or other whole or partial conveyance of all or any portion of the Collateral or any direct or indirect interest therein to a third party, including any division or conversion of a limited liability company into multiple entities or series pursuant to Sections 18-215, 18-217 or 18-218 of the Delaware Limited Liability Company Act or Sections 17-218, 17-220, or 17-221 of the Delaware Limited Partnership Act or otherwise with an allocation of Collateral to any such entity or series, the granting of any purchase options, any rights of first refusal, rights of first offer or similar rights in respect of any portion of the Collateral (except to the extent any such option or rights are expressly subordinated to the Loan and conditioned on Borrower obtaining the approval of Lender prior to any such options or rights becoming enforceable against such Borrower) or the subjecting of any portion of the Collateral to restrictions on transfer; except that the conveyance of a space lease at the Property in accordance herewith shall not constitute a Transfer.

“Treasury Constant Yield” means the arithmetic mean of the rates published as “Treasury Constant Maturities” as of 5:00 p.m., New York time, for the five Business Days preceding the date on which acceleration has been declared, or, as applicable, the date on which a prepayment subject to a Yield Maintenance Premium pursuant to this Agreement is made, as shown on the USD screen of Reuters (or such other page as may replace that page on that service, or such other page or replacement therefor on any successor service), or if such service is not available, the Bloomberg Service (or any successor service), or if neither Reuters nor the Bloomberg Service is available, under Section 504 in the weekly statistical release designated H.15(519) (or any successor publication) published by the Board of Governors of the Federal

Reserve System, for “On the Run” U.S. Treasury obligations corresponding to the commencement of the Prepayment Period. If no such maturity shall so exactly correspond, yields for the two most closely corresponding published maturities shall be calculated pursuant to the foregoing sentence and the Treasury Constant Yield shall be interpolated or extrapolated (as applicable) from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month).

“Trigger Period” means any period during which any one or more of a Debt Yield Trigger Period (100%) or a Critical Tenant Trigger Period is continuing.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undefeased Note” has the meaning set forth in Section 2.1(b).

“Unfunded Obligations” means the items described in Schedule D.

“Unfunded Obligations Account” has the meaning set forth in Section 3.8(a).

“Unfunded Obligations Amount” means $5,317,787.24.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 1.4(e).

“Use” means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, possession, use, discharge, placement, treatment, disposal, disposition, removal, abatement, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance.

“Waste” means any material abuse or destructive use (whether by action or inaction) of any Property.

“Westmoreland Crossing” means the Property known as Westmoreland Crossing, located in Greensburg, Pennsylvania.

“Westmoreland Mall” means the Property known as Westmoreland Mall, located in Greensburg, Pennsylvania.

“Westmoreland Parcel” means the parcel comprising Westmoreland Mall and Westmoreland Crossing and identified in Schedule N.

“Westmoreland Release Parcel” has the meaning set forth in Section 2.1(a)(x).

“Westmoreland Remaining Property” has the meaning set forth in Section 2.1(a)(x).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Maintenance Premium” means, with respect to any payment of principal on a Note or Note Component that is subject to a Yield Maintenance Premium pursuant to this Agreement, the product of:

(A) a fraction whose numerator is the amount so paid and whose denominator is the outstanding principal balance of the Note or Note Component before giving effect to such payment, times

(B) the amount by which (1) the sum of the respective present values, computed as of the date of prepayment, of the remaining scheduled payments of principal and interest with respect to the Note or Note Component, including the balloon payment on the scheduled Maturity Date (assuming no prepayments or acceleration of the Loan), determined by discounting such payments to the date on which such prepayment is made at the Treasury Constant Yield, exceeds (2) the outstanding principal balance of the Note or Note Component on such date immediately prior to such prepayment;

provided that the Yield Maintenance Premium shall not be less than 2% of the amount prepaid. The calculation of the Yield Maintenance Premium shall be made by Lender and shall, absent manifest error, be final, conclusive and binding upon all parties.

(b) Rules of Construction. Unless otherwise specified, (i) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement, (ii) all meanings attributed to defined terms in this Agreement shall be equally applicable to both the singular and plural forms of the terms so defined, (iii) “including” means “including, but not limited to”, (iv) “mortgage” means a mortgage, deed of trust, deed to secure debt or similar instrument, as applicable, and “mortgagee” means the secured party under a mortgage, deed of trust, deed to secure debt or similar instrument, (v) the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision, article, Section or other subdivision of this Agreement, (vi) unless otherwise indicated, all references to “this Section” shall refer to the

Section of this Agreement in which such reference appears in its entirety and not to any particular clause or subsection of such Section, (vii) the use of the phrases “an Event of Default exists”, “during the continuance of an Event of Default” or similar phrases in the Loan Documents shall not be deemed to grant Borrower any right to cure an Event of Default, and each Event of Default shall continue unless and until the same is waived by Lender in writing in accordance with the requirements of the Loan Documents, (viii) the use of the phrase “paid in full” or similar phrases in the Loan Documents shall mean paid by Borrower in full in cash, and (ix) terms used herein and defined by cross-reference to another agreement or document shall have the meaning set forth in such other agreement or document as of the Closing Date, notwithstanding any subsequent amendment or restatement of or modification to such other agreement or document. Except as otherwise indicated, all accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP, as the same may be modified in this Agreement.

Article I

GENERAL TERMS

Section 1.1. The Loan.

(a) On the Closing Date, subject to the terms and conditions of this Agreement, Lender shall make a loan to Borrower (the “Loan”) in an amount equal to the Loan Amount. The Loan shall initially be represented by one or more Notes that shall bear interest as described in this Agreement at a per annum rate equal to the Interest Rate. Interest payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the related Interest Accrual Period.

(b) The Loan shall be secured by the Collateral pursuant to the Mortgages and the other Loan Documents.

(c) Upon written notice (which may be delivered by e-mail) from Lender to Borrower from time to time (a “Componentization Notice”), any one or more of the Notes will be deemed to have been subdivided into multiple components (“Note Components”). Each Note Component shall have such notional balance and interest rate as Lender shall specify in the most recent Componentization Notice, provided that the sum of the principal balances of all Note Components and all other Notes shall equal the then-current Principal Indebtedness, and the weighted average of the component interest rates and the interest rates of all other Notes, weighted on the basis of their respective principal balances, shall equal the Interest Rate. Borrower shall be treated as the obligor with respect to each of the Note Components and acknowledges that each Note Component may be individually beneficially owned by a separate Person. A Componentization Notice need not be countersigned by Borrower in order to be effective, but Borrower shall countersign any Componentization Notice if requested by Lender. The Note Components need not be represented by separate physical Notes, but if requested by Lender, each Note Component shall be represented by a separate physical Note, in which case Borrower shall execute and return to Lender each such Note, in the same form as the Note executed and delivered on the Closing Date, promptly following Borrower’s receipt of an execution copy thereof. Voluntary and involuntary prepayments and Defeasances of principal on the Loan shall be applied to the Notes or Note Components in the manner specified by Lender in the Componentization

Notice, which may increase the weighted average interest rate of the Notes or Note Components (with the result that the monthly interest payment owed by Borrower might increase).

Section 1.2. Interest and Principal.

(a) On each Payment Date, Borrower shall pay to Lender a constant monthly payment of $3,236,403.87, reflecting a 22.5-year amortization schedule, which amount shall be applied first toward the payment of interest on each Note or Note Component for the applicable Interest Accrual Period at the applicable Interest Rate (except that in each case, interest shall be payable on the Indebtedness, including due but unpaid interest, at the Default Rate with respect to any portion of such Interest Accrual Period falling during the continuance of an Event of Default, in which case the monthly payment shall be increased by the amount of Default Interest accrued on the Notes or Note Components during the applicable Interest Accrual Period), and the balance shall be applied toward the reduction of the outstanding principal balances of the Notes or Note Components pro rata in accordance with their then outstanding principal balances. Notwithstanding the foregoing, (x) upon any partial prepayment or Defeasance of principal in accordance herewith, the constant monthly payment shall be recalculated, effective for the first Payment Date occurring after such partial prepayment or partial defeasance, to an amount that would amortize the then-outstanding principal balance of the Notes or Note Components (after giving effect to such partial prepayment or partial Defeasance) over the then-remaining portion of the original 22.5-year amortization schedule at the applicable Interest Rates then in effect, with interest and principal thereafter applied as provided above and (y) on the Closing Date, Borrower shall pay interest from and including the Closing Date through the end of the first Interest Accrual Period, in lieu of making such constant monthly payment on the first Payment Date following the Closing Date (unless the Closing Date falls on a Payment Date, in which case, no interest will be collected on the Closing Date, and Borrower shall make the payment required pursuant to this Section commencing on the first Payment Date following the Closing Date).

(b) No prepayments of the Loan shall be permitted except for (i) prepayments resulting from Casualty or Condemnation as described in Section 5.16, and (ii) a prepayment of the Loan in whole (but not in part) during the Prepayment Period on not less than 30 days prior written notice; provided that any prepayment hereunder shall be accompanied by all interest accrued on the amount prepaid, plus if such prepayment is not made on a Payment Date, the amount of interest that would have accrued on the amount prepaid had the Loan remained outstanding through the end of the Interest Accrual Period in which such prepayment occurs, plus all other amounts then due under the Loan Documents; and provided further, that any such prepayment made in accordance with this Section 1.2(b) shall not be subject to any Yield Maintenance Premium. Borrower’s notice of prepayment shall create an obligation of Borrower to prepay the Loan as set forth therein, but may be rescinded with two days’ written notice to Lender (subject to payment of any out-of-pocket costs and expenses resulting from such rescission). In addition, Defeasance shall be permitted after the expiration of the Lockout Period as described in Section 2.1. The entire outstanding principal balance of the Loan, together with interest through the end of the applicable Interest Accrual Period and all other amounts then due under the Loan Documents, shall be due and payable by Borrower to Lender on the Maturity Date.

(c) If all or any portion of the Principal Indebtedness is paid to Lender following acceleration of the Loan, Borrower shall pay to Lender an amount equal to the applicable

Yield Maintenance Premium. Amounts received in respect of the Indebtedness during the continuance of an Event of Default shall be applied toward interest, principal and other components of the Indebtedness (in such order as Lender shall determine) before any such amounts are applied toward payment of Yield Maintenance Premiums, with the result that Yield Maintenance Premiums shall accrue as the Principal Indebtedness is repaid but no amount received from Borrower shall constitute payment of a Yield Maintenance Premium until the remainder of the Indebtedness shall have been paid in full. Borrower acknowledges that (i) a prepayment will cause damage to Lender; (ii) the Yield Maintenance Premium is intended to compensate Lender for the loss of its investment and the expense incurred and time and effort associated with making the Loan, which will not be fully repaid if the Loan is prepaid; (iii) it will be extremely difficult and impractical to ascertain the extent of Lender’s damages caused by a prepayment after an acceleration or any other prepayment not permitted by the Loan Documents; and (iv) the Yield Maintenance Premium represents Lender’s and Borrower’s reasonable estimate of Lender’s damages from the prepayment and is not a penalty.

(d) From and after the occurrence and during the continuance of an Event of Default, the Indebtedness shall bear interest at the applicable Default Rate and, in the case of all amounts not paid when due hereunder, Borrower shall pay to Lender a late fee in an amount equal to the lesser of five percent of such unpaid sum and the maximum amount permitted by applicable law, in order to defray a portion of the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment (except that no late fee shall be payable in respect of a late payment of the Principal Indebtedness on the Maturity Date, whether or not accelerated).

Section 1.3. Method and Place of Payment. Except as otherwise specifically provided in this Agreement, all payments and prepayments under this Agreement and the Notes (including any deposit into the Cash Management Account pursuant to Section 3.2(b)) shall be made to Lender not later than 1:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the account specified from time to time by Lender, except that in the case of the repayment of the Indebtedness in full on the Maturity Date (or during the Prepayment Period pursuant to Section 1.2(b)(ii)) such repayment shall be made to Lender not later than 3:00 p.m. New York City time. Any funds received by Lender after such time shall be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrower in writing of any changes in the account to which payments are to be made. If the amount received from Borrower (or from the Cash Management Account pursuant to Section 3.2(a)) is less than the sum of all amounts then due and payable hereunder, such amount shall be applied, at Lender’s sole discretion, either toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder) and the Notes and Note Components, in such sequence as Lender shall elect in its sole discretion, and/or toward the payment of Property expenses.

Section 1.4. Taxes; Regulatory Change.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c) Indemnification by Borrower. The Borrower shall indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section, Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower, upon the reasonable request of Borrower, executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Schedule J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Schedule J-2 or Schedule J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Schedule J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under Sections 1.4(a) through (f) shall survive any assignment of rights by, or the replacement of, a Lender, the expiration and termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h) Increased Costs. If, as a result of any Regulatory Change, any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, Lender or any holder of all or a portion of the Loan is imposed, modified or deemed applicable and the result is to increase the cost (excluding any (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (C) Connection Income Taxes) to such Lender or such holder of making or holding the Loan, or to reduce the amount receivable by Lender or such holder hereunder in respect of any portion of the Loan by an amount deemed by Lender or such holder to be material (such increases in cost and reductions in amounts receivable, “Increased Costs”), then Borrower agrees that it will pay to Lender or such holder upon Lender’s or such holder’s request such additional amount or amounts as will compensate Lender and/or such holder for such Increased Costs to the extent that such Increased Costs are reasonably allocable to the Loan. Lender will notify Borrower in writing of any event occurring after the Closing Date that will entitle Lender or any holder of the Loan to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall fail to notify Borrower of any such event within 9 months following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Lender as a result of such event shall be limited to those attributable to the period occurring subsequent to the date that is 9 months prior to the date upon which such Lender actually notified Borrower of the occurrence of such event. Notwithstanding the foregoing, in no event shall Borrower be required to compensate Lender or any holder of the Loan for any Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, whether or not attributable to payments made by Borrower. If a Lender requests compensation under this Section, Borrower may, by notice to Lender, require that such Lender furnish to Borrower a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof.

Section 1.5. Release. Upon payment of the Indebtedness in full when permitted or required hereunder, Lender shall execute instruments prepared by Borrower and reasonably satisfactory to Lender, which, at Borrower’s election and at Borrower’s sole cost and expense: either (a) release and discharge all Liens on all Collateral securing payment of the Indebtedness (subject to Borrower’s obligation to pay any associated costs and expenses), including all balances in the Collateral Accounts; or (b) assign such Liens (and the Loan Documents) to a new lender designated by Borrower. Any release or assignment provided by Lender pursuant to this Section shall be without recourse, representation or warranty of any kind.

Article II

DEFEASANCE AND ASSUMPTION

Section 2.1. Defeasance.

(a) On any date after the expiration of the Lockout Period, provided no Event of Default is then continuing and subject to the notice requirement described in Section 2.1(d), Borrower may from time to time obtain the release of one or more of the Properties from the Liens of the Loan Documents by Defeasing either the entire Loan, or a portion of the Loan that is not less than the sum of the Release Prices of the Properties so released, provided that after giving effect thereto, unless the Loan is Defeased in full, the Debt Yield, recalculated to include only income and expense attributable to the Properties remaining after such release, shall be no less than the Debt Yield Threshold; and provided further that all sums then due to Lender under the Loan Documents are paid and the following are delivered to Lender or satisfied, as applicable:

(i) Defeasance Collateral sufficient to provide payments on or prior to, and in any event as close as possible to, all successive Payment Dates in an amount sufficient (x) to pay the interest and principal due on such Payment Dates in respect of a portion of the Loan equal to the amount Defeased, until repaid in accordance with clause (y), and (y) to repay the outstanding principal balance of such portion of the Loan on the first Payment Date in the Prepayment Period or such other Payment Date in the Prepayment Period as Borrower shall elect;

(ii) written confirmation from an independent certified public accounting firm reasonably satisfactory to Lender that such Defeasance Collateral is sufficient to provide the payments described in clause (i) above;

(iii) a security agreement, in form and substance reasonably satisfactory to Lender, creating in favor of Lender a first-priority perfected security interest in such Defeasance Collateral (a “Defeasance Pledge Agreement”);

(iv) an opinion of counsel, in form and substance reasonably satisfactory to Lender and delivered by counsel reasonably satisfactory to Lender, opining that (1) the Defeasance Pledge Agreement has been duly authorized and is enforceable against Borrower in accordance with its terms and that Lender has a perfected first-priority security interest in such Defeasance Collateral; (2) if the Loan has been Securitized, the Defeasance (including the assumption pursuant to Section 2.1(c)) does not cause a tax to be imposed on the Securitization Vehicle or, if the Securitization Vehicle is a REMIC, does not cause any portion of the Loan to cease to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, and (3) the Defeasance (in the case of a partial Defeasance, with respect to both the Defeased Note and the Undefeased Note) does not constitute a “significant modification” of the Loan under Section 1001 of the Code;

(v) if all or any portion of the Loan has been Securitized, the Rating Condition with respect to such Defeasance shall have been satisfied or deemed satisfied pursuant to the definition of “Rating Condition”;

(vi) instruments reasonably satisfactory to Lender releasing and discharging or assigning to a third-party Lender’s Liens on the Collateral so released (other than the Defeasance Collateral);

(vii) in the case of a partial Defeasance, satisfactory evidence that each released Property has been or will contemporaneously with the Defeasance be conveyed to an unaffiliated third party in an arm’s-length transaction;

(viii) such other customary certificates, opinions, documents or instruments as Lender and the Rating Agencies may reasonably request;

(ix) reimbursement of Lender’s reasonable out-of-pocket costs and expenses (including Rating Agency, legal and accounting costs) and Servicer’s then customary defeasance fee, not to exceed $25,000; and

(x) in the case of a partial Defeasance for the release of Westmoreland Mall or Westmoreland Crossing (as applicable, the “Westmoreland Release Parcel”), unless Westmoreland Mall and Westmoreland Crossing are to be released simultaneously, the following conditions have been satisfied:

(A) not less than 30 days prior to the proposed effective date of such release, Borrower delivers to Lender the instruments described in clause (vi) above;

(B) on or prior to the release, the applicable municipal authority enacts a lot‑split or takes other action under applicable law to legally subdivide the Westmoreland Release Parcel from the remainder of the Westmoreland Parcel and to cause the issuance of a separate tax identification number for the Westmoreland Release Parcel, such that, after the release and transfer, no portion of the Westmoreland Remaining Property is included in a tax lot or zoning lot with any portion of the Westmoreland Release Parcel;

(C) Borrower causes the title insurer that issued the Title Insurance Policy for the applicable Mortgage to deliver to Lender, at Borrower’s expense, an ALTA (or jurisdictional equivalent) partial release endorsement and such other endorsements and date‑downs as Lender may reasonably require, insuring that the lien, priority, and enforceability of the Mortgage as to the Westmoreland Remaining Property are not adversely affected by the release, together with gap coverage through recording;

(D) ingress, egress, and utilities serving all portions of the Westmoreland Parcel remaining after the release (the “Westmoreland Remaining Property”) are provided either (A) by physically open and fully dedicated public rights‑of‑way and utility connections, or (B) by recorded, perpetual, appurtenant, non‑terminable (without the consent of the owner of the Westmoreland Remaining Property and Lender) vehicular, pedestrian, and utility easements providing access and service to a physically open and fully dedicated public right‑of‑way, all in form and substance reasonably acceptable to Lender;

(E) to the extent any shared improvements, parking, signage, or common areas exist or will exist after the release, Borrower records, at its expense, reciprocal easement and operating agreements in form and substance reasonably acceptable to Lender providing for access, use, maintenance, repair, replacement, and cost sharing, which run with the land and are non‑terminable without Lender’s consent;

(F) Borrower delivers an updated survey of the Westmoreland Remaining Property, certified to Lender and the title insurer, depicting the new legal description, all access and utility easements, and other matters reasonably required by Lender;

(G) Lender receives a $5,000 processing fee payable to Lender or its Servicer on or before the release date; and

(H) Borrower delivers such other information, approvals, and documents as Lender may reasonably require in connection with the release.

Lender shall reasonably cooperate with Borrower to avoid the incurrence of mortgage recording taxes in connection with a Defeasance, at Borrower’s sole cost and expense.

(b) If the Loan is not Defeased in full, Borrower shall execute and deliver all documents necessary to amend and restate the Note with two substitute Notes (which at Lender’s discretion shall be cross-defaulted with each other): one note having a principal balance equal to the Defeased portion of the original Note (the “Defeased Note”) and one note having a principal balance equal to the undefeased portion of the original Note (the “Undefeased Note”). The Undefeased Notes may be the subject of a further Defeasance in accordance with the terms of this Section 2.1 (the term “Note”, as used in this Section 2.1, being deemed to refer to the Undefeased Note that is the subject of further Defeasance).

(c) At the time of the Defeasance, the Defeased Note shall be assumed by a bankruptcy-remote entity established or designated by the initial Lender hereunder or its designee, to which Borrower shall transfer all of the Defeasance Collateral (a “Defeasance Borrower”). The right of the initial Lender hereunder or its designee to establish or designate a Defeasance Borrower shall be retained by the initial Lender notwithstanding the sale or transfer of the Loan unless such obligation is specifically assigned to and assumed by the transferee. Such Defeasance Borrower shall execute and deliver to Lender an assumption agreement in form and substance reasonably satisfactory to Lender, such Uniform Commercial Code financing statements as may be reasonably requested by Lender and legal opinions of counsel reasonably acceptable to Lender that are substantially equivalent to the opinions delivered to Lender on the Closing Date, including new nonconsolidation opinions reasonably satisfactory to Lender and satisfactory to the Rating Agencies; and Borrower and the Defeasance Borrower shall deliver such other documents, certificates and legal opinions as Lender shall reasonably request.

(d) Borrower must give Lender and each Rating Agency at least 30 days’ (and not more than 60 days’) prior written notice of any Defeasance under this Section, specifying the date on which the Defeasance is to occur. If such Defeasance is not made on such date (x) Borrower’s notice of Defeasance will be deemed rescinded, and (y) Borrower shall on such date pay to Lender all reasonable losses, costs and expenses suffered by Lender as a consequence of such rescission.

(e) Upon satisfaction of the requirements contained in this Section 2.1, Lender will execute and deliver to Borrower such instruments, prepared by Borrower and approved by Lender, as shall be necessary to release the applicable Property or Properties from the Liens of the Loan Documents or to assign the applicable portion of such Liens and the Defeased portions of the Note to a third party to the extent necessary to avoid the incurrence of mortgage recording taxes.

Section 2.2. Assumption. Borrower (including any Successor Borrower) shall have the right to contemporaneously Transfer all of the Collateral to a Successor Borrower that will assume all of the obligations of Borrower hereunder and under the other Loan Documents (an “Assumption”), provided no Event of Default or monetary Default is then continuing or would result therefrom, Lender consents to the Assumption in writing, and the following conditions are met to the reasonable satisfaction of Lender:

(i) Such Successor Borrower shall have executed and delivered to Lender an assumption agreement (including an assumption of the Mortgage in recordable form, if requested by Lender), in form and substance reasonably acceptable to Lender, evidencing its agreement to abide and be bound by the terms of the Loan Documents and containing representations substantially equivalent to those contained in Article IV (recast, as necessary, such that representations that specifically relate to Closing Date are remade as of the date of such Assumption), together with an updated Exception Report that does not disclose exceptions that individually or in the aggregate have a Material Adverse Effect. For avoidance of doubt, such assumption agreement shall not require any paydown, new or altered cash management or escrow provisions, new recourse carveouts or any other new or different loan terms, but rather shall evidence the Successor Borrower’s assumption of the unmodified terms hereof with only such changes as are reasonably requested by the Successor Borrower to reflect its organizational structure.

(ii) Such Uniform Commercial Code financing statements as may be reasonably requested by Lender shall be filed.

(iii) A Person satisfactory to Lender in its sole discretion assumes all obligations, liabilities, guarantees and indemnities of Sponsor and any other guarantor under the Loan Documents pursuant to documentation satisfactory to Lender (and upon such assumption by such Person, Sponsor and any other such guarantor shall be released on a forward-looking basis from such obligations, liabilities, guarantees and indemnities).

(iv) Such Successor Borrower shall have delivered to Lender legal opinions of counsel reasonably acceptable to Lender that are equivalent to the opinions delivered to Lender on the Closing Date, including new nonconsolidation opinions that are reasonably satisfactory to Lender and satisfactory to each of the Rating Agencies; and Borrower and the Successor Borrower shall have delivered such other documents, certificates and legal opinions, including relating to REMIC or grantor trust matters, as applicable, Lender shall reasonably request.

(v) Such Successor Borrower shall have delivered to Lender all documents reasonably requested by it relating to the existence of such Successor Borrower and the due authorization of the Successor Borrower to assume the Loan and to execute and deliver the documents described in this Section, each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of the Successor Borrower, together with all amendments thereto, and certificates of good standing or existence for the Successor Borrower issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register.

(vi) The Title Insurance Policies shall have been properly endorsed or replaced to reflect the Transfer of the Properties to the Successor Borrower.

(vii) The Rating Condition shall have been satisfied.

(viii) Lender’s standard “know-your-customer” requirements shall have been satisfied with respect to any Person that Controls the Successor Borrower or that holds 10% or more of the direct or indirect equity interests in the Successor Borrower or in any Person that Controls the Successor Borrower. Lender shall use diligent and commercially reasonable efforts to complete its “know your customer” diligence within 30 days after receiving the information necessary to do so.

(ix) Borrower shall have paid to Lender a non-refundable assumption fee in an amount equal to $250,000 for the first assumption fee payable hereunder and $500,000 for each subsequent assumption fee payable hereunder. Lender shall not be permitted to charge a fee in excess of the foregoing amount, but shall be permitted to charge a non-refundable processing fee of up to $10,000 as a condition to evaluating a proposed Assumption (which processing fee shall be credited toward the foregoing assumption fee if the Assumption occurs).

(x) Borrower shall have reimbursed Lender for its reasonable out-of-pocket costs and expenses, including amounts actually owed to Rating Agencies (but no fee shall be charged by Lender or any Servicer except for the assumption fee described herein).

Section 2.3. Transfers of Equity Interests in Borrower. No direct or indirect equity interests in Borrower shall be conveyed or otherwise transferred to any Person unless the following conditions are satisfied:

(i) With respect to any Person that, as a result of such transfer, will Control Borrower or will hold 10% or more of the direct or indirect interest in Borrower or in any Person that Controls Borrower, Lender’s standard “know-your-customer” requirements shall have been satisfied (provided such requirement shall not be applicable with respect to the transfer of shares of stock in the REIT on the New York Stock Exchange). Lender shall use diligent and commercially reasonable efforts to complete its “know your customer” diligence within 30 days after receiving the information necessary to do so.

(ii) No Prohibited Change of Control, Prohibited Equity Pledge, License Revocation or Prohibited Preferred Equity shall occur or exist as a result thereof.

(iii) If any such conveyance or transfer results in Borrower ceasing to be Ownership Controlled by Sponsor (and in connection with each subsequent conveyance or transfer that again changes the identity of the Qualified Equityholder that Ownership Controls Borrower), then each of the following conditions shall be satisfied: (1) no Event of Default or monetary Default shall be continuing, (2) Borrower shall have paid to Lender an assumption fee in the amount specified in Section 2.2, as if such conveyance or transfer were an Assumption, and (3) a Person satisfactory to Lender in its sole discretion shall have assumed all obligations, liabilities, guarantees and indemnities of Sponsor and any other guarantor under the Loan Documents pursuant to documentation satisfactory to

Lender (and upon such assumption by such Person, Sponsor and any other such guarantor shall be released on a forward-looking basis from such obligations, liabilities, guarantees and indemnities).

(iv) If such conveyance or transfer results in any Person acquiring more than 49% of the direct or indirect equity interest in any Required SPE (even if not constituting a Prohibited Change of Control), Borrower shall have delivered to Lender with respect to such Person a new nonconsolidation opinion that in Lender’s reasonable judgment satisfies the then-current criteria of the Rating Agencies (and, to the extent that the criteria of the Rating Agencies has not changed in any material respect since the Closing Date, Lender’s approval of any such nonconsolidation opinion that is in substantially the form of the Nonconsolidation Opinion shall not be unreasonably withheld, delayed or conditioned).

(v) Borrower shall have reimbursed Lender for its reasonable out-of-pocket costs and expenses, including amounts actually owed to the Rating Agencies (but no fee shall be charged by Lender or any Servicer except for the transfer fee described herein, if applicable).

(vi) Lender shall have received 10 days’ advance written notice of any conveyance or transfer of 10% or more of the direct or indirect equity interests in, or Control of, Borrower (provided such notice requirement shall not be applicable with respect to the transfer of shares of stock in the REIT on the New York Stock Exchange) or for which a new nonconsolidation opinion is required under clause (iv) above.

Section 2.4. Release of Release Parcel. Borrower shall have the right to obtain the release of any Release Parcel from the lien of the applicable Mortgage and the other Loan Documents, without any requirement to repay or Defease any portion of the Loan Amount, provided that the following conditions are satisfied:

(i) Not less than 30 days prior to the proposed effective date of such release, Borrower delivers to Lender a form of partial release for execution and recordation that is in form and substance reasonably acceptable to Lender and its counsel.

(ii) On or prior to the release, the applicable municipal authority enacts a lot‑split or takes other action under applicable law to legally subdivide the Release Parcel from the remainder of the applicable Property and to cause the issuance of a separate tax identification number for the Release Parcel, such that, after the release and transfer, no portion of the Remaining Property is included in a tax lot or zoning lot with any portion of the Release Parcel.

(iii) Borrower causes the title insurer that issued the Title Insurance Policy for the applicable Mortgage to deliver to Lender, at Borrower’s expense, an ALTA (or jurisdictional equivalent) partial release endorsement and such other endorsements and date‑downs as Lender may reasonably require, insuring that the lien, priority, and enforceability of the Mortgage as to the Remaining Property are not adversely affected by the release, together with gap coverage through recording.

(iv) Ingress, egress, and utilities serving all portions of the applicable Property remaining after the release (the “Remaining Property”) are provided either (A) by physically open and fully dedicated public rights‑of‑way and utility connections, or (B) by recorded, perpetual, appurtenant, non‑terminable (without the consent of the owner of the Remaining Property and Lender) vehicular, pedestrian, and utility easements providing access and service to a physically open and fully dedicated public right‑of‑way, all in form and substance reasonably acceptable to Lender.

(v) To the extent any shared improvements, parking, signage, or common areas exist or will exist after the release, Borrower records, at its expense, reciprocal easement and operating agreements in form and substance reasonably acceptable to Lender providing for access, use, maintenance, repair, replacement, and cost sharing, which run with the land and are non‑terminable without Lender’s consent.

(vi) Borrower delivers an updated survey of the Remaining Property, certified to Lender and the title insurer, depicting the new legal description, all access and utility easements, and other matters reasonably required by Lender.

(vii) No Event of Default exists and is continuing as of the effective date of the release.

(viii) If the Loan is included in a REMIC, then immediately after giving effect to the release the Loan satisfies the Lender 125% Determination.

(ix) Lender receives reimbursement of all of Lender’s reasonable out‑of‑pocket costs and expenses (including reasonable attorneys’ fees) actually incurred in connection with the release, together with a $5,000 processing fee payable to Lender or its Servicer, in each case on or before the release date.

(x) Borrower delivers such other information, approvals, and documents as Lender may reasonably require in connection with the release.

(xi) Contemporaneously with the release, Borrower transfers fee title to, or ownership of, the applicable Release Parcel to a Person that is not an Affiliate of Borrower or Sponsor.

Section 2.5. Releases Generally. Any release or assignment provided by Lender pursuant to Section 2.1 or Section 2.4 shall be without recourse to Lender and without representation or warranty of any kind, express or implied, and shall not constitute a release of any other collateral or any obligations of Borrower under the Loan Documents.

Article III

ACCOUNTS

Section 3.1. Cash Management Account.

(a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Lockbox Bank one or more lockbox accounts into which income from the Properties will be deposited (the “Lockbox Account”). As a condition precedent to the closing of the Loan, Borrower shall cause the Lockbox Bank to execute and deliver an agreement (as modified or replaced in accordance herewith, a “Deposit Account Control Agreement”) which provides, inter alia, that Borrower shall have no access to funds in the Lockbox Account(s) and that at the end of each Business Day the Lockbox Bank will remit all amounts contained therein directly into an account specified by Lender. So long as no Trigger Period or Event of Default is continuing, Lender shall specify the Operating Account for such remittance by the Lockbox Bank, and during the continuance of a Trigger Period or Event of Default Lender shall specify Lender’s cash management account (the “Cash Management Account”) for such remittance by the Lockbox Bank. If Borrower receives funds from the Lockbox Bank during a Trigger Period or Event of Default then it will promptly remit such funds to the Cash Management Account. Reasonably promptly following the termination of any Trigger Period or Event of Default, and provided no other Trigger Period or Event of Default is continuing, Lender shall notify the Lockbox Bank and specify the Operating Account for remittance by the Lockbox Bank.

(b) Within five Business Days following the Closing Date, Borrower shall deliver to each Tenant in each Property a written notice (a “Tenant Notice”) in the form of Schedule I instructing that (i) all payments under its Lease shall thereafter be remitted directly to, and deposited directly into, the Lockbox Account, and (ii) such instruction may not be rescinded unless and until such Tenant receives from Borrower or Lender a copy of Lender’s written consent to such rescission. Borrower shall thereafter deliver Tenant Notices to each new Tenant and shall redeliver such notices to each Tenant as required to cause compliance therewith. Borrower shall cause all cash Revenues and all other money received by Borrower or the Approved Property Manager (other than tenant security deposits required to be held in escrow accounts) to be deposited into the Lockbox Account by the end of the first Business Day following Borrower’s or the Approved Property Manager’s receipt thereof. Borrower shall send a copy of each Tenant Notice to Lender upon Lender’s request.

(c) Lender shall have the right at any time and from time to time in its sole discretion to change the Eligible Institution at which any one or more of the Collateral Accounts (other than the Lockbox Account) is maintained (and in the case of any such change in respect of the Cash Management Account, Lender shall deliver not less than five Business Days’ prior written notice to Borrower and the Lockbox Bank). In addition, during the continuance of an Event of Default, or if the Lockbox Bank fails to comply with the Deposit Account Control Agreement or ceases to be an Eligible Institution, Lender shall have the right at any time, upon not less than 30 days’ prior written notice to Borrower, to replace the Lockbox Bank with any Eligible Institution at which Eligible Accounts may be maintained that will promptly execute and deliver to Lender a Deposit Account Control Agreement satisfactory to Lender.

(d) Borrower shall maintain at all times an Operating Account into which amounts may be deposited from time to time pursuant hereto. Borrower shall not permit any amounts unrelated to the Properties to be commingled with amounts on deposit in the Operating Account and shall cause all amounts payable with respect to Operating Expenses for the Property to be paid from the Operating Account or the Cash Management Account (to the extent required or permitted hereunder) and no other account. So long as no Event of Default is continuing,

Borrower shall be permitted to withdraw amounts from the Operating Account for the purpose of paying bona fide Property expenses incurred in accordance with this Agreement; and provided no Event of Default or Trigger Period is continuing, Borrower shall be permitted to make equity distributions from amounts remaining therein after Property expenses that are then due and payable have been paid. During the continuance of an Event of Default, all amounts contained in the Operating Account shall be remitted to the Cash Management Account promptly following written request from Lender.

Section 3.2. Distributions from Cash Management Account.

(a) On each Payment Date during a Trigger Period, provided no Event of Default is continuing (and, if and to the extent Lender so elects in its sole discretion, during the continuance of an Event of Default until the Loan has been accelerated), Lender shall transfer amounts from the Cash Management Account, to the extent available therein, to make the following payments in the following order of priority:

(i) to the Basic Carrying Cost Account, the amounts then required to be deposited therein pursuant to Section 3.4;

(ii) to Lender, the amount of all scheduled or delinquent interest and principal on the Loan and all other amounts then due and payable under the Loan Documents (with any amounts in respect of principal paid last);

(iii) to the Operating Account, an amount equal to the Budgeted Operating Expenses for the month in which such Payment Date occurs, provided that the amounts disbursed to such account pursuant to this clause (iii) shall be used by Borrower solely to pay Budgeted Operating Expenses for such month (Borrower agreeing that, in the event that such Budgeted Operating Expenses exceed the actual operating expenses for such month and the balance in the Operating Account exceeds $500,000, such excess amounts shall be remitted by Borrower to the Cash Management Account prior to the next succeeding Payment Date) and provided further that no amounts will be disbursed to the Operating Account in respect of the fees of the Approved Property Manager to the extent such fees exceed the Maximum Management Fee;

(iv) to the Capital Expenditure Account, the amount, if any, required to be deposited therein pursuant to Section 3.6;

(v) to the TI/LC Account, the amount, if any, required to be deposited therein pursuant to Section 3.5;

(vi) during a Critical Tenant Trigger Period, all remaining amounts into the Critical Tenant Reserve Account, until the sum of all amounts deposited therein during such Critical Tenant Trigger Period under this clause (vi) and under Section 3.9(b), and all Letters of Credit held by Lender that were delivered by Borrower pursuant to Section 3.9(b), is equal to the Critical Tenant Threshold Amount; and

(vii) during a Debt Yield Trigger Period (100%), all remaining amounts into the Excess Cash Flow Reserve Account.

(b) If on any Payment Date during a Trigger Period the amount in the Cash Management Account is insufficient to make all of the transfers described above (other than remittances of excess cash into the Critical Tenant Reserve Account and the Excess Cash Flow Reserve Account), then Borrower shall remit to the Cash Management Account on such Payment Date the amount of such deficiency. If Borrower fails to remit such amount to the Cash Management Account, the same shall constitute an Event of Default and, in addition to all other rights and remedies provided for under the Loan Documents, Lender may disburse and apply the amounts in the Collateral Accounts in accordance with Section 3.10(c).

Section 3.3. Loss Proceeds Account.

(a) Lender will maintain an Eligible Account (which may be a book-entry subaccount) for the purpose of depositing any Loss Proceeds (the “Loss Proceeds Account”).

(b) Provided no Event of Default is continuing, funds in the Loss Proceeds Account shall be applied in accordance with Section 5.16.

Section 3.4. Basic Carrying Cost Account.

(a) Lender will maintain an Eligible Account (which may be a book-entry subaccount) for the purpose of reserving amounts payable by Borrower in respect of Property Taxes, Ground Rents and insurance premiums (the “Basic Carrying Cost Account”).

(b) On the first Payment Date following the commencement of a Trigger Period, Borrower shall remit to Lender, for deposit into the Basic Carrying Cost Account, an amount equal to the sum of (i) an amount sufficient to pay all Property Taxes by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual Property Taxes, plus (ii) an amount sufficient to pay all Ground Rents by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual Ground Rents, plus (iii) an amount sufficient to pay all insurance premiums for Policies required hereunder by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual insurance premiums (for the avoidance of doubt, such deposits shall not be required for insurance policies that are not required hereunder).

(c) On each subsequent Payment Date during a Trigger Period, Borrower shall remit to Lender, for deposit into the Basic Carrying Cost Account, an amount equal to the sum of:

(A) 1/12 of the Property Taxes that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months, plus

(B) 1/12 of the Ground Rents that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months, plus

(C) 1/12 of the insurance premiums that for Policies required hereunder that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months (for the avoidance of doubt, such deposits shall not be required for insurance policies that are not required hereunder);

provided, however, that if at any time Lender reasonably determines that the amount in the Basic Carrying Cost Account will not be sufficient to accumulate (upon payment of subsequent monthly amounts in accordance with the provisions of this Agreement) the full amount of all installments of Property Taxes, Ground Rents and insurance premiums by the date on which such amounts come due, then Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to the Basic Carrying Cost Account by the amount that Lender reasonably estimates is sufficient to achieve such accumulation.

(d) Borrower shall provide Lender with copies of all tax, Ground Rents and insurance bills relating to each Property promptly after Borrower’s receipt thereof. Lender will apply amounts in the Basic Carrying Cost Account toward the purposes for which such amounts are deposited therein. In connection with the making of any payment from the Basic Carrying Cost Account, Lender may cause such payment to be made according to any bill, statement or estimate provided by Borrower or procured from the appropriate public office, ground lessor or insurance carrier, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless given written advance notice by Borrower of such inaccuracy, invalidity or other contest.

(e) Notwithstanding anything to the contrary in this Section 3.4, Borrower shall not be required to reserve amounts in respect of insurance premiums to the extent that (i) the Property is insured under a blanket policy that meets the requirements of Section 5.15 and (ii) no Event of Default or Trigger Period is continuing.

Section 3.5. TI/LC Account.

(a) Lender will maintain an Eligible Account (which may be a book-entry subaccount) for the purpose of reserving amounts in respect of Tenant Improvements and Leasing Commissions (the “TI/LC Account”).

(b) On each Payment Date, Borrower shall remit to Lender, for deposit into the TI/LC Account, an amount equal to the Monthly TI/LC Amount.

(c) Provided no Event of Default is continuing, Lender shall disburse funds from the TI/LC Account to the Operating Account up to one time per calendar month to reimburse Borrower for Leasing Commissions and Tenant Improvement costs incurred by Borrower in connection with a new Lease (or Lease extension) entered into in accordance herewith, in each case within 10 Business Days following receipt from Borrower of a Disbursement Request with respect thereto.

(d) Whenever a Lease is terminated in whole or in part, whether by buy-out, cancellation, default, rejection or otherwise, or the Tenant thereunder defaults, and in any such case Borrower receives or is permitted to retain any payment, fee, damages, forfeited security deposit, or proceeds of any bond or letter of credit given as security (collectively, “Termination Proceeds”), Borrower shall promptly remit such Termination Proceeds to Lender for deposit into the TI/LC Account. If the Termination Proceeds were received from a Critical Tenant, and provided no Event of Default is continuing, (i) Lender shall disburse such Termination Proceeds or portion thereof to the Operating Account at the written request of Borrower in respect of Leasing Commissions and Tenant Improvement costs incurred by Borrower in connection with the satisfaction of the Re-leasing Condition for the Critical Tenant Space entered into in accordance with the terms of this Agreement, subject to satisfaction of the requirements specified in clause (c) above, and (ii) unless a Trigger Period is continuing, the remainder of such Termination Proceeds or portion thereof, if any, shall be remitted to the Lockbox Account after the Critical Tenant Space has been relet, the replacement Critical Tenant is in occupancy and has commenced paying rent under the replacement Critical Tenant Lease and all Leasing Commissions and Tenant Improvement costs relating to such space have been paid. If the Termination Proceeds are for other than a Critical Tenant Lease, they shall be disbursed in accordance with clause (c) above.

Section 3.6. Capital Expenditure Account.

(a) Lender will maintain an Eligible Account (which may be a book-entry subaccount) for the purpose of reserving amounts in respect of Capital Expenditures (the “Capital Expenditure Account”).

(b) On each Payment Date, Borrower shall remit to Lender, for deposit into the Capital Expenditure Account, an amount equal to the Monthly Capital Expenditure Amount.

(c) Provided no Event of Default is continuing, Lender shall disburse funds to the Operating Account from the Capital Expenditure Account up to one time per calendar month to reimburse Borrower for Capital Expenditures that are consistent with the Approved Annual Budget or otherwise approved in writing by Lender, in each case within 10 Business Days following receipt from Borrower of a Disbursement Request with respect thereto.

Section 3.7. Deferred Maintenance Account.

(a) If the Deferred Maintenance Amount is greater than zero, Lender will maintain an Eligible Account (which may be a book-entry subaccount) for the purpose of reserving amounts anticipated to be required to correct Deferred Maintenance Conditions (the “Deferred Maintenance Account”).

(b) On the Closing Date, Borrower shall remit to Lender, for deposit into the Deferred Maintenance Account, an amount equal to the Deferred Maintenance Amount.

(c) Provided no Event of Default is continuing, Lender shall disburse funds to the Operating Account from the Deferred Maintenance Account up to one time per calendar month to reimburse Borrower for reasonable costs and expenses incurred in order to correct Deferred Maintenance Conditions, in each case within 10 Business Days following receipt from Borrower of a Disbursement Request with respect thereto.

(d) Upon the correcting of all Deferred Maintenance Conditions and payment of all costs and expenses in respect thereof, provided no Event of Default or Trigger Period is then continuing, any amounts then remaining in the Deferred Maintenance Account shall promptly be remitted to the Operating Account and the Deferred Maintenance Account will no longer be maintained.

Section 3.8. Unfunded Obligations Account.

(a) If the Unfunded Obligations Amount is greater than zero, Lender shall maintain an Eligible Account (which may be a book-entry subaccount) for the purpose of reserving for Unfunded Obligations required to be funded by Borrower (the “Unfunded Obligations Account”).

(b) On the Closing Date, Borrower shall remit to Lender, for deposit into the Unfunded Obligations Account, an amount equal to the Unfunded Obligations Amount.

(c) Borrower shall perform its obligations in respect of the Unfunded Obligations when and as due under the respective Leases or other applicable agreements. Up to one time per calendar month, provided no Event of Default is continuing, Lender shall disburse funds from the Unfunded Obligations Account to the Operating Account to reimburse Borrower for reasonable costs and expenses incurred in the performance of Unfunded Obligations other than free rent and to the Lockbox Account in the amount of any free rent reserved in the Unfunded Obligations Account in respect of such calendar month, in each case within 10 Business Days following receipt from Borrower of a Disbursement Request with respect thereto.

(d) Upon payment or performance, as applicable, of the Unfunded Obligations identified on any line on Schedule D, and provided no Event of Default is then continuing, the remainder of the portion of the Unfunded Obligations Account held for such line item (as shown adjacent to such line item on Schedule D) shall promptly be remitted to the Operating Account, except that any amounts in respect of free rent shall be remitted to the Lockbox Account. Upon the payment or performance in full of all Unfunded Obligations or receipt by Lender of satisfactory evidence that such Unfunded Obligations no longer exist, provided no Event of Default or Trigger Period is then continuing, any amounts then remaining in the Unfunded Obligations Account shall promptly be remitted to the Operating Account and the Unfunded Obligations Account will no longer be maintained.

Section 3.9. Critical Tenant Reserve Account.

(a) Lender shall maintain an Eligible Account (which may be a book-entry subaccount) for the purpose of reserving amounts in accordance herewith following a Critical Tenant Trigger Event (the “Critical Tenant Reserve Account”).

(b) Upon the occurrence of a Critical Tenant Trigger Event, Borrower shall have the option, but not the obligation, in its sole discretion, within ten Business Days of receipt of notice from Lender of the occurrence of a Critical Tenant Trigger Event or any time thereafter during the existence of a Critical Tenant Trigger Period, to deposit with Lender a cash deposit or deliver to Lender a Letter of Credit in an aggregate amount equal to the Critical Tenant Threshold Amount. Any such cash deposit or Letter of Credit shall be held in the Critical Tenant Reserve Account or with Lender, as applicable, and, to the extent timely made, a Critical Tenant Trigger Period shall not commence as a result of such Critical Tenant Trigger Event and, to the extent made following the commencement and during the existence of a Critical Tenant Trigger Period, such Critical Tenant Trigger Period shall no longer be deemed to exist. If Borrower fails to timely make any of the deposits described in this subsection, a Critical Tenant Trigger Period shall immediately commence.

(c) Provided no Event of Default is continuing, Lender shall disburse funds from the Critical Tenant Reserve Account to the Operating Account up to one time per calendar month to reimburse Borrower or pay for Leasing Commissions and Tenant Improvement costs incurred by Borrower in connection with a new Lease (or Lease extension) entered into in accordance herewith for a portion of the Critical Tenant Space, in each case within 10 Business Days following receipt from Borrower of a Disbursement Request with respect thereto.

(d) Upon the request of Borrower at any time that no Event of Default or Trigger Period is continuing, Lender shall disburse the balance of funds on deposit in the Critical Tenant Reserve Account to Borrower, provided that:

(i) all applicable Critical Tenant Disbursement Conditions have been satisfied, including that all Tenant Improvement costs and Leasing Commissions in respect of the Critical Tenant Space have been paid; and

(ii) Borrower has delivered to Lender an Officer’s Certificate confirming that (A) the applicable Critical Tenant Disbursement Conditions have been satisfied, including that all Tenant Improvement costs and Leasing Commissions have been paid, and (B) there is no continuing Trigger Period or Event of Default.

Such a release shall not preclude the subsequent commencement of a Critical Tenant Trigger Event and the deposit of amounts into the Critical Tenant Reserve Account as set forth herein.

Section 3.10. Excess Cash Flow Reserve Account.

(a) Lender will maintain an Eligible Account (which may be a book-entry subaccount) for the deposit of amounts required to be deposited therein in accordance with Section 3.2(a) (the “Excess Cash Flow Reserve Account”).

(b) Amounts contained in the Excess Cash Flow Reserve Account may be applied by Lender to any other Collateral Account, as determined by Lender, or held by Lender in the Excess Cash Flow Reserve Account as additional collateral for the Loan.

(c) Provided that no other Trigger Period or Event of Default is then continuing, Lender shall release to the Lockbox Account all amounts then contained in the Excess Cash Flow Reserve Account on the first Payment Date after Borrower delivers to Lender evidence reasonably satisfactory to Lender establishing that no Trigger Period is then continuing, but only if and to the extent that such amounts, together with the amounts then contained in the TI/LC Account and, with respect to the Critical Tenant Space, the Critical Tenant Reserve Account, exceed the aggregate amount of then remaining Leasing Commissions and Tenant Improvement costs. Such a release shall not preclude the subsequent commencement of a Trigger Period and the deposit of amounts into the Excess Cash Flow Reserve Account as set forth in Section 3.2(a).

Section 3.11. Account Collateral.

(a) Borrower hereby pledges the Account Collateral and the Operating Account to Lender as security for the Indebtedness, together with all rights of a secured party with respect thereto, it being the intention of the parties that such pledge shall be a perfected first-priority security interest. Each Collateral Account shall be an Eligible Account under the sole dominion and control of Lender. Borrower shall have no right to make withdrawals from any of the Collateral Accounts, but shall have the right to make withdrawals from the Operating Account. Borrower shall execute any additional documents that Lender in its reasonable discretion may require and shall provide all other evidence reasonably requested by Lender to evidence or perfect its first-priority security interest in the Account Collateral. The Collateral Accounts shall not constitute trust funds and, except for the Cash Management Account and the Lockbox Account, may be commingled with other monies held by Lender. Funds in the Collateral Accounts shall be uninvested or invested only in Permitted Investments, which Permitted Investments shall be credited to the related Collateral Account. Provided no Event of Default is continuing, Borrower shall have the right to direct Lender (or Servicer on behalf of Lender) to invest sums on deposit in the Collateral Accounts, other than the Cash Management Account and the Basic Carrying Cost Account, in Permitted Investments. All income and gains from the investment of funds in the Collateral Accounts other than the Basic Carrying Cost Account shall be retained in the Collateral Accounts from which they were derived. Unless otherwise required by applicable law, all income and gains from the investment of funds in the Basic Carrying Cost Account shall be for the account of Lender in consideration of its administration of such Collateral Account, and Lender shall have the right at any time to withdraw such amounts from the Basic Carrying Cost Account. All fees of the institutions at which the Collateral Accounts are maintained shall be paid by Borrower. After the Loan and all other Indebtedness have been paid in full, the Collateral Accounts shall be closed and the balances therein, if any, shall be paid to Borrower.

(b) The insufficiency of amounts contained in the Collateral Accounts shall not relieve Borrower from its obligation to fulfill all covenants contained in the Loan Documents.

(c) During the continuance of an Event of Default, Lender may, in its sole discretion, apply funds in the Collateral Accounts or draws on any Letter of Credit, and funds resulting from the liquidation of Permitted Investments contained in the Collateral Accounts, either toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder) and/or toward the payment of Property expenses.

(d) Notwithstanding anything herein to the contrary, the aggregate outstanding notional amount of all Letters of Credit and guarantees delivered under this Agreement shall at no time exceed 15.0% of the Principal Indebtedness (the “Affiliate Support Limit”). Lender shall be entitled to draw on any Letter of Credit delivered hereunder, and hold or apply the proceeds of such draw as additional Collateral, immediately and without further notice, (i) upon the occurrence and during the continuance of any Event of Default, (ii) if Borrower shall not have delivered to Lender, no less than 30 days prior to the termination of any Letter of Credit, a replacement Letter of Credit satisfactory to Lender, or (iii) if Borrower shall not have delivered to Lender, within 10 days after the issuer of such Letter of Credit ceases to be an Eligible Institution, a replacement Letter of Credit satisfactory to Lender.

Section 3.12. Bankruptcy. Borrower and Lender acknowledge and agree that upon the filing of a bankruptcy petition by or against Borrower under the Bankruptcy Code, the Account Collateral and the Revenues (whether then already in the Collateral Accounts, or then due or becoming due thereafter) shall be deemed not to be property of Borrower’s bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code. If, however, a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Account Collateral and the Revenues by Borrower and Lender, the Account Collateral and/or the Revenues do constitute property of Borrower’s bankruptcy estate, then Borrower and Lender further acknowledge and agree that all such Revenues, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lender. Borrower acknowledges that Lender does not consent to Borrower’s use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender. Except as provided in the immediately preceding sentence, Borrower shall not have the right to use or apply or require the use or application of such cash collateral (i) unless Borrower shall have received a court order authorizing the use of the same, and (ii) Borrower shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.

Article IV

REPRESENTATIONS

Each individual Borrower represents to Lender with respect to itself and each other Borrower that, as of the Closing Date, except as set forth in the Exception Report:

Section 4.1. Organization.

(a) Each Required SPE (other than CBL/Westmoreland, L.P., a Pennsylvania limited partnership (“Westmoreland Borrower”) and Madison Malls Ground, LLC, a Wisconsin limited liability company (“Madison Malls Ground Borrower”) is duly organized, validly existing and in good standing under the laws of the State of Delaware, Westmoreland Borrower is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and Madison Malls Ground Borrower is duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Each Required SPE is in good standing in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, and each Required SPE has all power and authority under such laws and its organizational documents and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) The organizational chart contained in Schedule H is true and correct as of the date hereof. No Person owns more than 10% of the direct or indirect equity interests in Borrower except as shown on Schedule H.

Section 4.2. Authorization. Borrower has the power and authority to enter into this Agreement and the other Loan Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by the Loan Documents and has by proper action duly authorized the execution and delivery of the Loan Documents.

Section 4.3. No Conflicts. Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of its formation and governance documents, (ii) violate any Legal Requirement, regulation (including Regulation U, Regulation X or Regulation T), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract or other Material Agreement to which Borrower or any of its direct or indirect equityholders is a party or may be bound, or (iv) result in or require the creation of any Lien or other charge or encumbrance upon or with respect to the Collateral in favor of any Person other than Lender.

Section 4.4. Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by Borrower of this Agreement or the other Loan Documents, except for any of the foregoing that have already been obtained.

Section 4.5. Enforceable Obligations. This Agreement and the other Loan Documents have been duly executed and delivered by Borrower and constitute Borrower’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Loan Documents to which Sponsor is a party have been duly executed and delivered by Sponsor and constitute Sponsor’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Loan Documents are not subject to any right of rescission, offset, abatement, counterclaim or defense by Borrower or Sponsor, including the defense of usury or fraud.

Section 4.6. No Default. No Default or Event of Default will exist immediately following the making of the Loan.

Section 4.7. Payment of Taxes. Borrower has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes due (including interest and penalties) except for taxes that are not yet delinquent and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it necessary to preserve the Liens in favor of Lender.

Section 4.8. Compliance with Law. Borrower, each Property and the uses thereof comply in all material respects with all applicable Insurance Requirements and Legal Requirements, including building and zoning ordinances and codes. Each Property conforms to current zoning requirements (including requirements relating to parking) and is neither an illegal nor a legal nonconforming use, except as specified in the zoning report delivered to Lender in connection with the origination of the Loan. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority the violation of which could adversely affect any Property or the condition (financial or otherwise) or business of Borrower in any material manner. There has not been committed by or on behalf of Borrower, Sponsor or, to

Borrower’s knowledge, any other person, any act or omission, including money laundering, terrorism or terrorism activities, affording any federal Governmental Authority or any state or local Governmental Authority the right of forfeiture as against any Property or any portion thereof or any monies paid in performance of its obligations under any of the Loan Documents. Neither Borrower nor Sponsor has purchased any portion of the Properties with proceeds of any illegal activity.

Section 4.9. ERISA. Neither Borrower nor any ERISA Affiliate of Borrower has incurred or could be subjected to any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Borrower does not, and would not be deemed to, hold Plan Assets.

Section 4.10. Investment Company Act. Borrower and Sponsor each qualify for the exemption set forth in Section 3(c)(5) or Section 3(c)(6), as applicable, of the Investment Company Act of 1940, as amended, and as a result is not an “investment company”, or a company “controlled” by an “investment company”, registered or required to be registered thereunder.

Section 4.11. No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property. Borrower does not have knowledge of any Person contemplating the filing of any such petition against it. Except as disclosed on the Exception Report, during the ten year period preceding the Closing Date, no petition in bankruptcy has been filed by or against any Required SPE, Sponsor, any of their respective affiliates or any Person that owns or controls, directly or indirectly, ten percent or more of the beneficial ownership interests in Borrower or Sponsor and no such Persons have been convicted of a felony. Borrower has not received written notice of and is not otherwise aware of any Tenant under a Major Lease contemplating or having filed any of the foregoing actions within the prior six months.

Section 4.12. Other Debt. Borrower does not have outstanding any Debt other than Permitted Debt.

Section 4.13. Litigation. There are no actions, suits, proceedings, arbitrations or governmental investigations by or before any Governmental Authority or other court or agency now filed or otherwise pending, and to Borrower’s knowledge there are no such actions, suits, proceedings, arbitrations or governmental investigations threatened, against or affecting Borrower, Sponsor or any of the Collateral (apart from collection matters instituted by Borrower in the ordinary course of business), in each case, except as listed in the Exception Report (and none of the matters listed in the Exception Report, even if determined against Borrower or such Collateral, would reasonably be expected to have a Material Adverse Effect).

Section 4.14. Leases; Material Agreements.

(a) Borrower has delivered to Lender true and complete copies of all Leases, including all modifications and amendments thereto, except for License Agreements. No person has any possessory interest in any of the Properties or right to occupy the same except under and pursuant to the provisions of the Leases. The rent roll attached to this Agreement as Schedule E (the “Rent Roll”) is accurate and complete in all material respects as of the Closing Date. Except as indicated on the Rent Roll or Exception Report, no security deposits are being held by Borrower (including bonds or letters of credit being held in lieu of cash security deposits), no Tenant has any termination options (except in connection with a Casualty or Condemnation), no Tenant has any extension or renewal rights (except as set forth in its Lease), no Tenant or other party has any option, right of first refusal or similar preferential right to purchase all or any portion of any Property, no fixed rent has been paid more than 30 days in advance of its due date and no payments of rent are more than 30 days delinquent. Each of the following is true and correct with respect to each Lease:

(i) such Lease is valid and enforceable and is in full force and effect;

(ii) Borrower is the sole owner of the entire lessor’s interest in such Lease;

(iii) such Lease is an arm’s-length agreement with a bona fide, independent third party;

(iv) none of the Revenues reserved in such Lease have been assigned or otherwise pledged or hypothecated (except such pledge or hypothecation that will be fully terminated and released in connection with the filing and recordation of the applicable Mortgage and except for the Liens contemplated pursuant to the Loan Documents);

(v) neither Borrower nor, to Borrower’s knowledge except as reflected on the Rent Roll, any other party under such Lease is in default thereunder in any material respect;

(vi) there exist no offsets or defenses to the payment of any portion of the rents thereunder;

(vii) except as set forth on Schedule D, no brokerage commissions or finder’s fees are due and payable regarding any Lease;

(viii) each Tenant is in actual, physical occupancy of the premises demised under its Lease and no event has occurred giving any Tenant the right to cease operations at its leased premises (i.e., “go dark”), terminate its Lease or pay reduced or alternative rent to Borrower under any of the terms of such Lease; and

(ix) except for the Unfunded Obligations, all work to be performed by the landlord under such Lease has been substantially performed, all Tenants have accepted possession of their respective premises under such Lease, all contributions to be made by the landlord to the Tenants thereunder have been made, all other conditions to each Tenant’s obligations thereunder have been satisfied, no Tenant has the right to require Borrower to perform or finance Tenant Improvements or Material Alterations, no Leasing Commissions are owed, all free rent periods have expired and Borrower has no other monetary obligation to any Tenant under such Lease.

(b) There are no Material Agreements except as described in Schedule F. Borrower has made available to Lender true and complete copies of all Material Agreements. Each

Material Agreement other than the Approved Management Agreement has been entered into at arm’s length in the ordinary course of business by or on behalf of Borrower. The Material Agreements are in full force and effect and there are no defaults thereunder by Borrower or, to Borrower’s knowledge, any other party thereto. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any of the Properties is bound. Borrower has not received or delivered any notice of termination with respect to any Permitted Encumbrance.

Section 4.15. Full and Accurate Disclosure. No statement of fact heretofore delivered by Sponsor or Borrower to Lender in writing in respect of the Properties or Borrower contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no fact, event or circumstance presently known to Borrower that has not been disclosed to Lender that has had or could reasonably be expected to result in a Material Adverse Effect.

Section 4.16. Financial Condition. Borrower has heretofore delivered to Lender financial statements and operating statements with respect to the Properties for the past three calendar years, and trailing twelve-month operating statements. Such statements are accurate and complete in all material respects and fairly present in accordance with GAAP the financial position of Borrower in all material respects as of their respective dates and do not omit to state any fact necessary to make statements contained herein or therein not misleading. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there have occurred no changes or circumstances that have had or are reasonably expected to result in a Material Adverse Effect.

Section 4.17. Single-Purpose Requirements.

(a) Each Required SPE is now, and has always been since its formation, a Single-Purpose Entity (apart from (i) the ownership of Previously-Owned Parcels prior to the date hereof, and (ii) Debt previously entered into by the SPE (or an Affiliate thereof) and secured by the Property prior to the date hereof and which as of the date hereof has been satisfied in full, and (iii) the commingling of funds in a cash management system in accordance with the terms of Debt previously entered into by the SPE (or an Affiliate thereof) and secured by the Property and which as of the date hereof has been satisfied in full), has conducted its business in substantial compliance with the provisions of its organizational documents. No equity capital was raised by Borrower itself (which, for the avoidance of doubt, shall not include contributions to Borrower by or on behalf of its equityholder). Borrower has never (i) except for Previously-Owned Parcels, owned any property other than the Properties and related personal property, (ii) engaged in any business, except the ownership and operation of the Properties (or with respect to a General Partner/Managing Member, the ownership of a Borrower), or (iii) had any material contingent or actual obligations or liabilities unrelated to the Properties.

(b) Borrower has provided Lender with true, correct and complete copies of (i) current financial statements for the Properties; and (ii) Borrower’s current operating agreement or partnership agreement, as applicable, together with all amendments and modifications thereto.

(c) On or prior to the Closing Date, Borrower shall have been fully released from any loan (other than the Loan) secured by the Properties or any of the Collateral (a “Prior Loan”), and Borrower shall not have any continuing liability, actual or contingent, for any Prior Loan, and no recourse whatsoever against any portion of any of the Properties shall be available to satisfy any Prior Loan under any circumstances.

Section 4.18. Use of Loan Proceeds. No part of the proceeds of the Loan will be used (i) for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors, (ii) for the purpose of constructing, operating or financing the construction or operation of a Gaming facility, or (iii) for any purpose prohibited by Legal Requirements or by the terms and conditions of the Loan Documents. The Loan is solely for the business purpose of Borrower or for distribution to Borrower’s equityholders in accordance with Legal Requirements and no portion thereof shall be used for personal, consumer, household or similar purposes.

Section 4.19. Not Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 4.20. Labor Matters. Borrower has no direct employees. No work stoppage, labor strike, slowdown, union organizing campaign or proceeding, or lockout is pending or, to the knowledge of Borrower, threatened in writing by or with respect to employees and other laborers at the Property. There is no material pending or, to the knowledge of Borrower, threatened labor dispute, grievance or litigation against Borrower or otherwise relating to the Property concerning labor matters. Neither Borrower nor any Approved Property Manager is a party to, or bound by, any existing collective bargaining agreement or union contract with respect to employees or other laborers at the Property.

Section 4.21. Title. Borrower owns good, marketable and insurable title to the Properties and good title to the related personal property, to the Collateral Accounts and to any other Collateral, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) valid, perfected first-priority Liens on the Properties and the rents therefrom, enforceable as such against creditors of and purchasers from Borrower and subject only to Permitted Encumbrances, and (ii) perfected Liens in and to all personalty, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. The Permitted Encumbrances do not and will not, individually or in the aggregate, materially and adversely affect or interfere with the value, or current or contemplated use or operation, of the Properties, or the security intended to be provided by the Mortgage, the ability of the Property to generate net cash flow sufficient to service the Loan or Borrower’s ability to pay its obligations as and when they come due, including its ability to repay the Indebtedness in accordance with the terms of the Loan Documents. Except as insured over by a Title Insurance Policy, there are no claims for payment for work, labor or materials affecting the Properties that are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. No creditor of

Borrower other than Lender has in its possession any goods that constitute or evidence the Collateral.

Section 4.22. No Encroachments. Except as shown on the applicable Survey, all of the improvements on each Property lie wholly within the boundaries and building restriction lines of the such Property, and no improvements on adjoining property encroach upon any Property, and no easements or other encumbrances upon any Property encroach upon any of the improvements, so as, in either case, to adversely affect the value or marketability of the applicable Property, except those that are insured against by a Title Insurance Policy.

Section 4.23. Physical Condition.

(a) Except for matters set forth in the Property Condition Reports, to Borrower’s knowledge each Property and all building systems (including sidewalks, storm drainage system, roof, plumbing system, HVAC system, fire protection system, electrical system, equipment, elevators, exterior sidings and doors, irrigation system and all structural components) are free of all material damage and are in good condition, order and repair in all respects material to such Property’s use, operation and value.

(b) Borrower is not aware of any material structural or other material defect or damages in any of the Properties, whether latent or otherwise.

(c) Borrower has not received and is not aware of any other party’s receipt of notice from any insurance company or bonding company of any defects or inadequacies in any of the Properties that would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 4.24. Fraudulent Conveyance. Borrower has not entered into the Transaction or any of the Loan Documents with the actual intent to hinder, delay or defraud any creditor. Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. On the Closing Date, the fair salable value of Borrower’s aggregate assets is and will, immediately following the making of the Loan and the use and disbursement of the proceeds thereof, be greater than Borrower’s probable aggregate liabilities (including subordinated, unliquidated, disputed and Contingent Obligations). Borrower’s aggregate assets do not and, immediately following the making of the Loan and the use and disbursement of the proceeds thereof will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 4.25. Management. Except for any Approved Management Agreement, no property management agreements or leasing agreements are in effect with respect to the Properties. The Approved Management Agreement is in full force and effect and there is no event of default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder by any party thereto.

Section 4.26. Condemnation. Except as set forth in the Exception Report, no Condemnation has been commenced or, to Borrower’s knowledge, is contemplated or threatened with respect to all or any portion of any of the Properties or for the relocation of roadways providing access to any of the Properties.

Section 4.27. Utilities and Public Access. Each Property has adequate rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is adequately served by all public utilities, including water and sewer (or well and septic), necessary to the continued use and enjoyment of such Property as presently used and enjoyed.

Section 4.28. Environmental Matters. Except as disclosed in the Environmental Reports:

(i) To Borrower’s knowledge, no Hazardous Substances are located at, on, in or under any of the Properties or have been handled, manufactured, generated, stored, processed, or disposed of at, on, in or under, or have been Released from, any of the Properties. Without limiting the foregoing, there is not present at, on, in or under any of the Properties, any PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for any Hazardous Substance, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint. To Borrower’s knowledge, there is no threat of any Release of any Hazardous Substance migrating to any of the Properties.

(ii) Each Property is in compliance in all material respects with all Environmental Laws applicable to such Property (which compliance includes, but is not limited to, the possession of, and compliance with, all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of such Property under all Environmental Laws). No Environmental Claim is pending with respect to any of the Properties, nor, to Borrower’s knowledge, is any threatened, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower or any of the Properties. No Environmental Claim is pending against Borrower with respect to any of the Previously-Owned Parcels, nor, to Borrower’s knowledge, is any threatened, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower as they relate to any Previously-Owned Parcel.

(iii) No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to any of the Properties and, to Borrower’s knowledge, no Governmental Authority has been taking any action to subject any of the Properties to Liens under any Environmental Law.

(iv) There have been no material environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower in relation to any of the Properties that have not been made available to Lender.

Section 4.29. Assessments. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting any of the Properties, nor are there any contemplated improvements to any of the Properties that may result in such special or other assessments. No extension of time for assessment or payment by Borrower of any federal, state or local tax is in effect.

Section 4.30. No Joint Assessment. Borrower has not suffered, permitted or initiated the joint assessment of any of the Properties (i) with any other real property constituting a separate tax lot, or (ii) with any personal property, or any other procedure whereby the Lien of any Property Taxes that may be levied against such other real property or personal property shall be assessed or levied or charged to any of the Properties as a single Lien.

Section 4.31. Separate Lots. No portion of any of the Properties is part of a tax lot that also includes any real property that is not Collateral.

Section 4.32. Permits; Certificate of Occupancy. Borrower has obtained all Permits necessary for the present and contemplated use and operation of each Property. The uses being made of each Property are in conformity in all material respects with the certificate of occupancy and/or Permits for such Property and any other restrictions, covenants or conditions affecting such Property.

Section 4.33. Flood Zone. None of the improvements on any of the Properties is located in an area identified by the Federal Emergency Management Agency or the Federal Insurance Administration as a “100 year flood plain” or as having special flood hazards (including Zones A and V), or, to the extent that any portion of any of the Properties is located in such an area, such Property is covered by flood insurance meeting the requirements set forth herein.

Section 4.34. Security Deposits. Borrower is in compliance in all material respects with all Legal Requirements relating to security deposits.

Section 4.35. Intentionally Omitted.

Section 4.36. Insurance. Borrower has obtained insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. All premiums on such insurance policies required to be paid as of the Closing Date have been paid for the current policy period. No Person, including Borrower, has done, by act or omission, anything that would impair the coverage of any such policy.

Section 4.37. No Dealings. Neither Borrower nor Sponsor is aware of any unlawful influence on the assessed value of any of the Properties.

Section 4.38. Estoppel Certificates. Borrower has requested estoppel certificates from each Tenant (except that no estoppel certificates were requested from Tenants operating under License Agreements) on the form heretofore agreed by Lender and has delivered to Lender true and complete copies of each estoppel certificate received back from any Tenant prior to the Closing Date.

Section 4.39. Sanctions. Neither Borrower, Sponsor, any Required SPE, nor any of their respective subsidiaries is a Sanctioned Person, and no Sanctioned Person owns any direct or indirect equity interest in any Required SPE. Borrower, Sponsor, and each Required SPE are in compliance with all Sanctions and Anti-Corruption Obligations in all material respects. To Borrower’s knowledge, no Tenant at the Property is a Sanctioned Person. Borrower has implemented procedures, and will consistently apply those procedures throughout the term of the Loan, to ensure that the foregoing representations and warranties remain true and correct during the term of the Loan.

Section 4.40. Intellectual Property/Websites. Other than as set forth in the Exception Report, neither Borrower nor any affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property with respect to any one or more of the Properties or the use or operations thereof or (ii) is the registered holder of any website with respect to one or more of the Properties (other than Tenant websites).

Section 4.41. Ground Leased Parcel. Taking into account the estoppel letter delivered to Lender by the related ground lessor:

(i) Each Ground Lease is in full force and effect and there is no default thereunder by Borrower or, to Borrower’s knowledge, the ground lessor.

(ii) Each Ground Lease or a memorandum thereof has been duly recorded in the applicable recording office.

(iii) In the case of the Ground Lease Mall Property, the related ground lessor has mortgaged the related fee interest to Lender, and to no other Person, pursuant to the applicable Mortgage;

(iv) Each Ground Lease permits leasehold mortgages and imposes no restrictions on the identity of the leasehold mortgagee.

(v) The Ground Lease for the Ground Lease Mall Property does not impose any commercially unreasonable restrictions on the use of the Property or prohibit Borrower from entering into Leases without the ground lessor’s consent.

(vi) The Ground Lease for the Ground Lease Mall Property is freely assignable by the lessee thereunder (or, if consent is required, such consent may not be unreasonably withheld and in any event does not apply to a foreclosure or the first subsequent assignment).

(vii) The Ground Lease for the Ground Lease Mall Property provides that no notice of default or termination is effective unless Lender receives notice thereof and is given a reasonable opportunity to cure any defaults that are curable by Lender, including, where necessary, sufficient time to gain possession of the interest of Borrower under the

Ground Lease through legal proceedings (whereupon non-monetary defaults that by their nature cannot be cured by Lender shall be deemed waived).

(viii) The Ground Lease for the Ground Lease Mall Property does not prohibit or otherwise prevent Loss Proceeds from being held by Lender in the Loss Proceeds Account or prohibits or otherwise prevent Loss Proceeds from being applied toward restoration of the Property in accordance with the disbursement procedures described herein.

(ix) If the Ground Lease for the Ground Lease Mall Property is terminated for any reason, regardless of whether Lender’s cure periods expired, or if the Ground Lease is rejected in a bankruptcy or similar proceeding, then Lender is entitled to enter into a new ground lease with the lessor on the same terms as the existing Ground Lease (and the new ground lease will be prior to any fee mortgage).

Section 4.42. Condominium.

(a) Borrower has a 50% aggregate percentage interest in the common elements of the Condominium. The remaining 50% aggregate percentage interest in the common elements of the Condominium is owned entirely by Valley View Mall Anchor M, LLC, an affiliate of Borrower. The Condominium Unit owned by Borrower and the Condominium Units owned by the other parties described in this paragraph (a) are the only Condominium Units in the Condominium.

(b) Each Condominium Document is in full force and effect and constitutes the binding obligation of Borrower and, to Borrower’s knowledge, each other party thereto.

(c) Except as expressly set forth in the Exception Report, Borrower has not consented to any amendment or modification (oral or written) of any of the Condominium Documents, nor, to Borrower’s knowledge, does any such amendment or modification (oral or written) of any of the Condominium Documents exist.

(d) No events exist that, now or after the passage of time, or both, would constitute a default by Borrower under any of the Condominium Documents (unless such default would not cause or reasonably be expected to result in a Material Adverse Effect). In addition, to Borrower’s knowledge, no events exist that, now or after the passage of time, or both, would constitute a default by any Person other than Borrower under any of the Condominium Documents (unless such default would not cause or reasonably be expected to result in a Material Adverse Effect).

(e) Except as set forth in the Exception Report, there are no sums that are due and payable by Borrower under any of the Condominium Documents to either the Condominium Association or the owners of the Condominium Units other than the Condominium Unit owned by Borrower, which sums remain unpaid. In addition, except as set forth in the Exception Report, to Borrower’s knowledge, there are no sums due and payable by the Condominium Association or the owners of the Condominium Units other than the Condominium Unit owned by Borrower under any of the Condominium Documents to either Borrower or to the Condominium Association, which sums remain unpaid.

(f) To Borrower’s knowledge, there are no currently outstanding special assessments under the Condominium Documents, and, to Borrower’s knowledge, none are presently contemplated.

(g) To Borrower’s knowledge, there are no anticipated capital improvements or repairs presently being undertaken to the common elements or any other property of the Condominium and, to Borrower’s knowledge, the Condominium Association does not presently contemplate undertaking any such capital improvements or repairs.

(a) As of the date hereof, the sole members of the board of directors of the Condominium Association are Jeffery V. Curry, who was appointed by Borrower, and Jeffery V. Curry, who was appointed by the owners of the Condominium Units other than the Condominium Unit owned by Borrower. Borrower has delivered to Lender a conditional resignation letter from each Borrower-appointed or Borrower-Affiliated member of the board of directors of the Condominium Association.

(h) To Borrower’s knowledge, the Condominium Association has not incurred any debts and has not encumbered the common elements or any other property of the Condominium.

(i) Except as set forth on the Exception Report, the Condominium Association has not entered into any management or maintenance agreements with respect to the common elements or any other property of the Condominium.

(j) No disputes between Borrower and the owners of the Condominium Units other than the Condominium Unit owned by Borrower and/or the Condominium Association, and, to Borrower’s knowledge, no dispute between the owners of the Condominium Units other than the Condominium Unit owned by Borrower and the Condominium Association have been submitted to the board of directors of the Condominium Association or any other Person for resolution in accordance with the provisions of the Condominium Documents.

(k) To Borrower’s knowledge, there are no actions, whether voluntary or otherwise, pending against the owners of the Condominium Units other than the Condominium Unit owned by Borrower or the Condominium Association pursuant to the bankruptcy or insolvency laws of the United States or any state thereof, and none has been threatened.

(l) Neither the Condominium Association nor the owners of the Condominium Units other than the Condominium Unit owned by Borrower have any purchase, lease or other options or rights of first refusal with respect to any Property pursuant to the Condominium Documents or otherwise.

Section 4.43. Previously-Owned Parcels. No Borrower has any material contingent or actual liability or obligation with respect to any Previously-Owned Parcel.

Section 4.44. Gaming Matters. Borrower has obtained and maintains in full force and effect all applicable Gaming Licenses required or requested by any Gaming Authority for Borrower to own each applicable Property used for any Gaming Activities. No event has occurred, and no condition or circumstance exists, that will or would reasonably be expected to (with or without notice or lapse of time) constitute or result in a License Revocation. Borrower has not received written notice that any Gaming Authority has commenced or intends to commence proceedings that may result in a License Revocation. Other than those notices, filings, approvals, consents or authorizations which have been made to, or obtained from a Gaming Authority, no notice to or filing with any Gaming Authority is required to be made and no approval, consent or authorization of any Gaming Authority is required to be maintained in connection with the execution and delivery of the Loan Documents or the consummation of the transactions contemplated therein.

Section 4.45. Survival. All of the representations of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Indebtedness is outstanding. All representations, covenants and agreements made by Borrower in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf. On the date of any Securitization, on not less than three days’ prior written notice, Borrower shall deliver to Lender a certification (x) confirming that all of the representations contained in this Agreement are true and correct as of the date of such Securitization, or (y) otherwise specifying any changes in or qualifications to such representations as of such date as may be necessary to make such representations consistent with the facts as they exist on such date.

Article V

AFFIRMATIVE COVENANTS

Each individual Borrower covenants and agrees as follows with respect to itself, each other individual Borrower and each Required SPE:

Section 5.1. Existence; Licenses; Tax Status. Each Required SPE shall do or cause to be done all things necessary to remain in existence. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect all rights, licenses, Permits, franchises, certificates of occupancy, consents, approvals and other agreements necessary for the continued use and operation of the Properties and to be qualified to do business in each state in which a Property is located. Each Required SPE shall deliver to Lender a copy of each amendment or other modification to any of its organizational documents promptly after the execution thereof. Each Required SPE shall at all times be treated for tax purposes as a “disregarded entity” that is not taxable as a corporation for U.S. federal tax purposes.

Section 5.2. Maintenance of Properties.

(a) Borrower shall cause each Property to be maintained in good and safe working order and repair, reasonable wear and tear excepted, and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. Borrower shall from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements to the Properties.

(b) Borrower shall remediate the Deferred Maintenance Conditions within the time periods following the Closing Date as specified in Schedule C (or if no time periods are specified on Schedule C, within 12 months following the Closing Date), subject to Force Majeure, and upon request from Lender after the expiration of such period shall deliver to Lender an Officer’s Certificate confirming that such remediation has been completed and that all associated expenses have been paid. Borrower shall comply with all material terms of any asbestos operating and maintenance program in effect as of the Closing Date or otherwise required to be implemented by Borrower.

Section 5.3. Compliance with Legal Requirements. Borrower shall comply in all material respects with, and shall cause each Property to comply with and be operated, maintained, repaired and improved in material compliance with, all Legal Requirements, Insurance Requirements and all material contractual obligations by which Borrower is legally bound. After prior written notice to Lender, Borrower may contest any Legal Requirement in compliance with the Contest Procedures.

Section 5.4. Impositions and Other Claims. Borrower shall pay and discharge all taxes, assessments and governmental charges levied upon it, its income and its assets as and when such taxes, assessments and charges are due and payable, as well as all lawful claims for labor, materials and supplies or otherwise, subject to any rights to contest contained in the definition of Permitted Encumbrances. Borrower shall file all federal, state and local tax returns and other reports that it is required by law to file.

Section 5.5. Access to Properties. Borrower shall permit agents, representatives and employees of Lender and the Servicer to enter and inspect the Properties or any portion thereof, and/or inspect, examine, audit and copy the books and records of Borrower (including all recorded data of any kind or nature, regardless of the medium of recording), at such reasonable times as may be requested by Lender upon reasonable advance notice. If Lender shall determine that an Event of Default exists and has provided notice to Borrower of such Event of Default, the cost of such inspections, examinations, copying or audits shall be borne by Borrower, including the cost of all follow up or additional investigations, audits or inquiries deemed reasonably necessary by Lender. The cost of such inspections, examinations, audits and copying, if not paid for by Borrower following demand, may be added to the Indebtedness and shall bear interest thereafter until paid at the Default Rate.

Section 5.6. Cooperate in Legal Proceedings. Except with respect to any claim by Borrower against Lender, Borrower shall cooperate fully with Lender with respect to any proceedings before any Governmental Authority that may in any way affect the rights of Lender hereunder or under any of the Loan Documents and, in connection therewith, Lender may, at its election, participate or designate a representative to participate in any such proceedings.

Section 5.7. Leases.

(a) Borrower shall furnish Lender with executed copies of all Leases other than License Agreements. All new Leases and renewals or amendments of Leases must (i) be entered into on an arms-length basis with Tenants that are not affiliates of Borrower and whose identity and creditworthiness is appropriate for tenancy in property of comparable quality, (ii) provide for rental rates and other economic terms that, taken as a whole, are at least equivalent to then-existing market rates, based on the applicable market, and otherwise contain terms and conditions that are commercially reasonable, (iii) have an initial term of not more than 10 years, (iv) not reasonably be expected to result in a Material Adverse Effect and (v) be subject and subordinate to the Mortgages and contain provisions for the agreement by the Tenant thereunder to attorn to Lender and any purchaser at a foreclosure sale, such attornment to be self-executing and effective upon acquisition of title to the applicable Property by any purchaser at a foreclosure sale. Lender, at the request of Borrower (and at Borrower’s sole cost and expense, but such cost shall not include any servicing or similar review fee in connection therewith, other than Lender’s reasonable legal fees), shall enter into a subordination, attornment and non-disturbance agreement on Lender’s then standard form (with such modifications thereto as may be reasonably acceptable to Lender) or on such other form reasonably satisfactory to Lender, with respect to any Lease entered into after the Closing Date in accordance herewith that expressly requires the delivery of a subordination, attornment and non-disturbance agreement and with respect to any Lease (including any license) of rooftop or other exterior or de minimis space for antennas, solar panels and the like.

(b) Any Lease that does not conform to the standards set forth in Section 5.7(a) shall be subject to the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. In addition, all new Leases that are Major Leases, and all terminations, renewals and amendments of Major Leases, and any surrender of rights under or consent to assignment of any Major Lease, shall be subject to the prior written consent of Lender. Notwithstanding the foregoing, Borrower may, without the consent of Lender, in response to any pandemic, natural emergency or similar act of God, grant to any Tenant rent deferrals or abatements in respect of up to three months’ rent in the aggregate, provided that such deferred or abated rent is required to be repaid prior to the expiration of the then-current term of such Lease. Borrower shall reasonably promptly deliver to Lender written notice of any such deferral or abatement and copies of any associated agreements or other documentation.

(c) Borrower shall (i) observe and punctually perform all the material obligations imposed upon the lessor under the Leases; (ii) enforce all of the material terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed, short of termination thereof, except that Borrower may terminate any Lease, other than a Major Lease, following a material default thereunder by the respective Tenant; (iii) not collect any of the rents thereunder more than one month in advance; (iv) not execute any assignment of lessor’s interest in the Leases or associated rents other than the assignments of rents and leases under the Mortgages; (v) not cancel or terminate any guarantee of any of the Major Leases without the prior written consent of Lender and (vi) not permit any subletting of any space covered by a Major Lease or an assignment of the Tenant’s rights under a Major Lease, unless required by the terms of such Lease. Borrower shall deliver to each new Tenant a Tenant Notice upon execution of such Tenant’s Lease, and promptly thereafter deliver to Lender a copy thereof and evidence of such Tenant’s receipt thereof.

(d) Security deposits of Tenants under all Leases shall be held in compliance with Legal Requirements and any provisions in Leases relating thereto. Borrower shall maintain books and records of sufficient detail to identify all security deposits of Tenants separate and apart from any other payments received from Tenants. Subject to Legal Requirement, any letter of credit, bond or other instrument held by Borrower in lieu of cash security shall name Lender as payee or mortgagee thereunder or be fully assignable to Lender. Borrower hereby pledges to Lender each such letter of credit, bond or other instrument as security for the Indebtedness. Upon the occurrence of an Event of Default, Borrower shall, upon Lender’s request, deposit with Lender in an Eligible Account pledged to Lender an amount equal to the aggregate security deposits of the Tenants (and any interest theretofore earned on such security deposits and actually received by Borrower), and any such letters of credit, bonds or other instruments that Borrower had not returned to the applicable Tenants or applied in accordance with the terms of the applicable Lease (and failure to do so shall constitute a misappropriation of funds pursuant to Section 8.19(b)).

(e) Borrower shall promptly deliver to Lender a copy of each written notice from a Tenant under any Major Lease claiming that Borrower is in default in the performance or observance of any of the material terms, covenants or conditions thereof to be performed or observed by Borrower. Borrower shall use commercially reasonable efforts to provide in each Major Lease executed after the Closing Date to which Borrower is a party that any Tenant delivering any such notice shall send a copy of such notice directly to Lender.

(f) All agreements entered into by or on behalf of Borrower that require the payment of Leasing Commissions or other similar compensation to any party shall provide that the obligation will not be enforceable against Lender.

(g) Each time that Borrower delivers a written request for Lender’s consent under this Section, such consent shall be deemed granted if the Deemed Approval Conditions have been satisfied with respect thereto. Regardless of whether Lender’s consent is granted, Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses in connection with each such request (including reasonable out-of-pocket legal fees and disbursements) but shall not be required to pay any servicing or similar review fee in connection therewith.

Section 5.8. Plan Assets, etc. Borrower will do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time.

Section 5.9. Further Assurances. Borrower shall, at Borrower’s sole cost and expense, from time to time as reasonably requested by Lender, execute, acknowledge, record, register, file and/or deliver to Lender such other instruments, agreements, certificates and documents (including amended or replacement mortgages), and Borrower hereby authorizes and consents to the filing by Lender of any Uniform Commercial Code financing statements, and authorizes Lender to use the collateral description “all personal property” or “all assets” in any such financing statements, in each case as Lender may reasonably request to evidence, confirm, perfect and maintain the Liens securing or intended to secure the obligations of Borrower and the rights of Lender under the Loan Documents and do and execute all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents as Lender shall reasonably request from time to time (including the payment and application of Loss Proceeds). Upon foreclosure, the appointment of a receiver or any other relevant action, Borrower shall, at its sole cost and expense, cooperate fully and completely to effect the assignment or transfer of any license, permit, agreement or any other right necessary or useful to the operation of the Collateral. Upon receipt of an affidavit of Lender as to the loss, theft, destruction or mutilation of any Note (which shall include a customary indemnity for any claims made against Borrower by any person that claims to be the holder of such Note), Borrower shall issue, in lieu thereof, a replacement Note in the same principal amount thereof and in the form thereof. Borrower hereby authorizes and appoints Lender as its attorney-in-fact to execute, acknowledge, record, register and/or file such instruments, agreements, certificates and documents, and to do and execute such acts, conveyances and assurances, should Borrower fail to do so itself in violation of this Agreement or the other Loan Documents following written request from Lender, in each case without the signature of Borrower. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Borrower hereby ratifies all actions that such attorney shall lawfully take or cause to be taken in accordance with this Section.

Section 5.10. Management of Collateral.

(a) Each Property shall be managed at all times by an Approved Property Manager pursuant to an Approved Management Agreement. Pursuant to the Subordination of Property Management Agreement or Agreements, each Approved Property Manager shall agree that its Approved Management Agreement and all fees thereunder (including any incentive fees) are subject and subordinate to the Indebtedness. Borrower may from time to time appoint an Approved Property Manager to manage the applicable Property pursuant to an Approved Management Agreement, provided that (i) no Event of Default is continuing, (ii) Lender receives at least 30 days’ prior written notice of same, (iii) such successor manager shall execute and deliver to Lender for Lender’s benefit a Subordination of Property Management Agreement in form and substance reasonably satisfactory to Lender, and (iv) if such Approved Property Manager is an affiliate of Borrower, Borrower shall deliver to Lender a new nonconsolidation opinion reasonably acceptable to Lender with respect to such Approved Property Manager and new Approved Management Agreement. The per annum fees of the Approved Property Manager (including any incentive fees) shall not, at any time, exceed the Maximum Management Fee.

(b) Borrower shall cause each Approved Property Manager (including any successor Approved Property Manager) to maintain at all times worker’s compensation insurance as required by Governmental Authorities.

(c) Borrower shall notify Lender in writing of any default of Borrower or an Approved Property Manager under any of the Approved Management Agreements, after the expiration of any applicable cure periods, of which Borrower has actual knowledge. Lender shall have the right, after reasonable notice to Borrower and in accordance with such Subordination of Property Management Agreement, to cure defaults of Borrower under such Approved Management Agreement. Any out-of-pocket expenses incurred by Lender to cure any such default shall constitute a part of the Indebtedness and shall be due from Borrower upon demand by Lender.

(d) During the continuance of an Event of Default, or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, or during the continuance of a material default by the Approved Property Manager under the Approved Management Agreement (after the expiration of any applicable notice and/or cure periods), or if the Approved Property Manager files or is the subject of a petition in bankruptcy, or if a trustee or receiver is appointed for the Approved Property Manager’s assets or the Approved Property Manager makes an assignment for the benefit of creditors, or if the Approved Property Manager is adjudicated insolvent, then, in any such case, Lender may, in its sole discretion, terminate or require Borrower to terminate the Approved Management Agreement and engage an Approved Property Manager selected by Borrower, subject to Lender’s reasonable approval, or in the event of an Event of Default or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, selected by Lender, to serve as replacement Approved Property Manager pursuant to an Approved Management Agreement.

(e) In the event that the Approved Management Agreement is scheduled to expire at any time during the term of the Loan, Borrower shall submit to Lender by no later than 60 days prior to such expiration a draft replacement management agreement for approval in accordance with the terms and conditions hereof. Borrower’s failure to submit the same within such time-frame shall, at Lender’s option, constitute an immediate Event of Default.

Section 5.11. Notice of Material Event. Borrower shall give Lender prompt written notice (containing reasonable detail) of (i) any material change in the financial or physical condition of any Property, as reasonably determined by Borrower, including the termination or cancellation of any Major Lease and the termination or cancellation of terrorism or other insurance required by this Agreement, (ii) any notice from the Approved Property Manager, to the extent such notice relates to a matter that could reasonably be expected to result in Material Adverse Effect, (iii) any notice from or communication with any Governmental Authority regarding the potential application of any Foreign Investment Regulation to the direct or indirect ownership of Borrower or any Property, (iv) any litigation or governmental proceedings pending or threatened in writing against Borrower or any Property that is reasonably expected to result in a Material Adverse Effect, (v) the insolvency or bankruptcy filing of any Required SPE, Sponsor or an affiliate of any of the foregoing and (vi) any other circumstance or event that could reasonably be expected to result in a Material Adverse Effect.

Section 5.12. Annual Financial Statements. As soon as available, and in any event within 85 days after the close of each Fiscal Year, Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format, annual financial statements of Borrower, including a combined balance sheet of the Borrowers (and no other entities), together with related combined statements of operations and equityholders’ capital and cash flows for such Fiscal Year, including a combining balance sheet and statement of income for the Properties, and within 120 days after the close of each Fiscal Year, Borrower shall furnish to Lender the foregoing financial statements audited by a “Big Four” or other nationally-recognized accounting firm whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a consistent basis and shall not be qualified as to the scope of the audit or as to the status of Borrower as a going concern (other than due to the maturity of any Indebtedness within the twelve month period following the date such report is issued or due to any projected breach of any financial covenants contained within any Indebtedness). Together with Borrower’s annual financial statements, Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format:

(ii) then current rent roll and Tenant sales reports to the extent available; and

(iii) such other information as Lender shall reasonably request.

Section 5.13. Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter (including year-end), Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format, quarterly and year-to-date unaudited financial statements prepared for such Fiscal Quarter with respect to Borrower, including a combined balance sheet of Borrower as of the end of such Fiscal Quarter, together with related combined statements of operations, equityholders’ capital and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ending with such Fiscal Quarter, including a combining balance sheet and statement of income for the Properties, which statements shall be accompanied by an Officer’s Certificate certifying that the same are true, correct and complete and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such quarterly report shall be accompanied by the following, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format:

(i) a statement in reasonable detail that calculates Net Operating Income as of the end of each of the four Fiscal Quarters then most recently ended;

(ii) copies of each of the Leases signed during such quarter;

(iii) then current rent roll and Tenant sales reports to the extent available;

(iv) a comparison of the year to date results with the Approved Annual Budget for such period and the Fiscal Year; and

(v) such other information as Lender shall reasonably request.

Section 5.14. Monthly Financial Statements.

(a) Until the occurrence of a Securitization and during the continuance of a Trigger Period or an Event of Default (or, in the case of item (ii) below, at all times), Borrower shall furnish within 30 days after the end of each calendar month (other than the final calendar month of any Fiscal Year or Fiscal Quarter), in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format, monthly and year-to-date unaudited financial statements prepared for the applicable month with respect to Borrower, including a combined balance sheet as of the end of such month, together with related combined statements of income, equityholders’ capital and cash flows for such month and for the portion of the Fiscal Year ending with such month, including a combining balance sheet and statement of income for the Properties, which statements shall be accompanied by an Officer’s Certificate certifying that the same are true, correct and complete and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such monthly report shall be accompanied by the following:

(i) then current rent roll and Tenant sales reports to the extent available; and

(ii) such other information as Lender shall reasonably request.

(b) If Borrower fails to provide to Lender the financial statements and other information specified in Sections 5.12, 5.13 and this Section within the respective time period specified in such Sections and such failure continues for 10 Business Days following written notice from Lender, then (i) such failure shall, at Lender’s election, constitute an Event of Default following written notice from Lender, and (ii) a Trigger Period shall be deemed to have commenced for all purposes hereunder and shall continue until such failure is remedied and the financial statements delivered to Lender evidence that no Trigger Period is in effect.

Section 5.15. Insurance.

(a) Borrower shall obtain, and shall maintain at all times, the following insurance policies with respect to the Property for the mutual benefit of Borrower and Lender:

(i) Property insurance against loss or damage by standard perils included within the classification “All Risks” or “Special Form” Causes of Loss, including coverage for damage caused by windstorm (including named storm applying per occurrence and in the annual aggregate) and hail, on the Improvements and, if applicable, personal property at the Property. Such insurance shall (A) be in an amount equal to 100% of the “Full Replacement Cost”, which for purposes of this Agreement means actual replacement cost (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) provide for no deductibles in excess of $100,000, except in the case of water damage, which shall have a deductible not in excess of $400,000, and windstorm/named storm and earthquake coverage, which shall have deductibles not in excess of 5% of the total insurable value of the Property; (C) be paid annually in advance; (D) be written on a no coinsurance form or contain an “Agreed Amount” endorsement waiving all coinsurance provisions; (E) if any of the Improvements or use of the Property constitute legal non-conforming structures or uses, provide ordinance or law coverage containing Coverage A: “Loss to the undamaged portion of the building” (with a limit equal to the replacement cost of such undamaged portion), Coverage B: “Demolition Cost” and Coverage C: “Increased Cost of Construction” coverages each with limits of no less than 10% of replacement cost or such lesser amounts as Lender may require in its sole discretion.

(ii) If any portion of the Improvements are at any time located in an area identified by (A) the Federal Emergency Management Agency in the Federal Register as an area having special flood hazards and/or (B) the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance (1) in an amount equal to the maximum limit of coverage available for the Property under the Flood Insurance Acts, or such equivalent private flood policy as deemed acceptable in Lender’s sole discretion, plus (2) such additional amounts or other related and/or excess coverage as Lender may require with deductibles no greater than the maximum limit of coverage under the Flood Insurance Acts.

(iii) Commercial general liability insurance, including terrorism, on a broad form coverage of property damage, contractual liability for insured contracts and personal injury (including bodily injury and death), to be on the so-called “occurrence” form containing minimum limits per occurrence of not less than $1,000,000 with not less than a $2,000,000 general aggregate for any policy year (with a per location aggregate if the Property is on a blanket policy) and a deductible not in excess of $500,000. In addition, at least $100,000,000 excess and/or umbrella liability insurance shall be obtained and maintained on terms consistent with the commercial general liability insurance required above, and Sections 5.15(a)(x) and (xi) below, for any and all claims, including all legal liability imposed upon Borrower and all related court costs and attorneys’ fees and disbursements and including supplemental coverage for employer’s liability, automobile liability and liquor liability, if applicable, which umbrella liability coverage shall apply in excess of such supplemental coverage.

(iv) Rental loss and/or business interruption insurance (A) covering all risks required to be covered by the insurance provided for herein, including clauses (i), (v), (vii), (viii) and (ix) of this Section 5.15(a), (B) with loss payable to Lender; and (C) in an amount equal to 100% of the projected gross income from the Property for a period beginning on the date of Casualty and continuing until the restoration of the Property is completed or the expiration of 18 months and containing an extended period of indemnity endorsement covering the 12-month period commencing on the date on which the Property has been restored (even if the policy will expire prior to the end of such period). The amount of such insurance shall be determined prior to the date hereof and at least once each year thereafter based on Lender’s estimate of the projected gross income from the Property for the succeeding 12-month period.

(v) Comprehensive boiler and machinery insurance/equipment breakdown, if applicable, in amounts as shall be required by Lender on terms consistent with the commercial property insurance policy required under clause (i) above.

(vi) Worker’s compensation insurance with respect to all employees of Borrower, subject to the statutory limits of the state in which the Property is located, and employer’s liability, with limits as required from time to time by Lender in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable).

(vii) During any period of repair or restoration, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the repairs or restoration at the Property that are not covered by or under the terms or provisions of the insurance provided for in clause (iii) of this Section 5.15(a) and (B) the insurance provided for in clause (i) of this Section 5.15(a), which shall, in addition to the requirements set forth in such clause, (1) be written in a so-called builder’s risk completed value form or equivalent coverage, including coverage for 100% of the total costs of construction on a non-reporting basis and against all risks insured against pursuant to clauses (i), (ii), (iv), (v), (viii) and (ix) of this Section 5.15(a), (2) include permission to occupy the Property, and (3) contain an agreed amount endorsement waiving co-insurance provisions.

(viii) If the Property is located in seismic zone 3 or 4, earthquake insurance with minimum coverage equivalent to (1) 1.5x SEL (scenario expected loss), based on the 475-year from an individual seismic risk assessment, multiplied by the “Full Replacement Cost” of the Property within the meaning set forth in clause (i) of this Section 5.15(a), plus business income/rental value as required in clause (iv) of this Section 5.15(a), and (2) not less than the 475-year annual aggregate probable maximum loss as indicated in a seismic risk analysis for a 475-year return period, to the extent insured under a dedicated or blanket policy, which shall be run in the manner in which the program responds (such analysis to be approved by Lender and secured by Borrower utilizing a third-party firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the applicable Individual Borrower); provided that the insurance pursuant to this clause (viii) shall be on terms consistent with the comprehensive all-risk insurance policy required under clause (i) of this Section 5.15(a).

(ix) The insurance required under clauses (i), (iii), (iv), and (vii) of this Sections 5.15(a) shall cover perils and acts of terrorism, and Borrower shall maintain insurance for loss resulting from such perils and acts of terrorism on terms (including coverage amounts) consistent with those required under clauses (i), (iii), (iv) and (vii) of this Section 5.15(a) throughout the term of the Loan. If, at any time, “acts of terrorism”, similar acts or events, or “fire following” such acts or events are excluded from Borrower’s comprehensive all-risk insurance policy or policies required under clauses (i) and (iv) of Section 5.15(a), Borrower shall obtain either an endorsement to such policy or policies, or a separate policy from an insurance provider, in either case in form and substance reasonably satisfactory to Lender. Such coverage must satisfy the requirements of Section 5.15(b) and insure against all such excluded acts or events, including “fire following” such acts or events, in an amount not less than the sum of 100% of the “Full Replacement Cost” and the business income/rent loss insurance required in Section 5.15(a)(iv). Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”), remains in effect (including any extensions thereof, or if another federal governmental program providing substantially similar protections is in effect), Lender shall accept terrorism insurance that insures against “covered acts” as defined by TRIPRA (or such other program) as full compliance with this Section 5.15(a)(ix) as it relates to the risks that are required to be covered hereunder, but only in the event that TRIPRA (or such other program) continues to cover both domestic and foreign acts of terrorism.

(x) Auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, containing minimum limits per occurrence of $1,000,000 (if applicable).

(xi) pollution legal liability insurance against claims for pollution remediation and legal liability resulting from existing conditions and new pollution events related to any Property in form and substance acceptable to Lender (“PLL Policy”), such insurance: (A) to be a claims made and reported policy which shall be maintained, either by renewal, extension or replacement, for a period commencing no later than the Closing Date and continuing through the date that is thirty-six (36) months beyond the fully extended

Maturity Date (the “Required PLL Period”); (B) with a minimum limit of liability of $12,000,000 for each incident and $12,000,000 in the aggregate, (C) with a self-insured retention not to exceed $350,000 for each incident; (D) shall name Lender as an additional named insured with its successors and/or assigns as their interests may appear; (E) shall name Lender pursuant to a “Mortgagee Assignment” or similar endorsement providing automatic rights of assignment in the event of default solely to the Property or placement of a separate, comparable policy for Lender upon notice from Lender of an Event of Default under the Loan; and (F) shall, throughout the PLL Policy period, include the same coverages, terms, conditions and endorsements (and shall not be amended in any way that would have material or adverse impacts on the Properties, or cancelled, without the prior written consent of Lender) as the PLL Policy approved at Closing. In the event the limits which are in place as of the Closing Date are eroded by fifty percent (50%) or more due to claims, Borrower shall reinstate the available environmental coverage limits within sixty (60) days to the limits in place as of the Closing Date.

(xii) Insurance against crime/employee dishonesty with respect to any employees of Borrower, in an amount acceptable to Lender, if applicable.

(xiii) Such other insurance as may from time to time be reasonably requested by Lender and commercially available.

(b) All insurance policies provided for in Section 5.15(a) shall be obtained under valid and enforceable policies (the “Policies”) and shall be issued by insurance companies authorized to do business in the state in which the Property is located that have (1) a claims-paying ability/financial strength rating of “A-” or better by S&P, “A2” or better by Moody’s (if Moody’s rates the insurance company and is rating the Securities), and “A” or better by Fitch (if Fitch rates the insurance company and is rating the Securities); provided, however, that for multi-layered policies, (A) if four or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P, “A2” or better by Moody’s (if Moody’s rates the insurance company and is rating the Securities), and “A” or better by Fitch (if Fitch rates the insurance company and is rating the Securities), with no remaining carrier below “BBB” by S&P, “Baa2” by Moody’s (if Moody’s rates the insurance company and is rating the Securities), and “BBB” or better by Fitch (if Fitch rates the insurance company and is rating the Securities), or (B) if five or more insurance companies issue the Policies, then at least 60% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P, “A2” or better by Moody’s (if Moody’s rates the insurance company and is rating the Securities) and “A” or better by Fitch (if Fitch rates the insurance company and is rating the Securities), with no remaining carrier below “BBB” by S&P, “Baa2” by Moody’s (if Moody’s rates the insurance company and is rating the Securities) and “BBB” by Fitch (if Fitch rates the insurance company and is rating the Securities), and (2) a rating of “A:X” or better in the current Best’s Insurance Reports). Notwithstanding the foregoing, Borrower shall be permitted to maintain a portion of the property insurance coverage required hereunder with insurance companies which do not meet the foregoing requirements (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (1) Borrower shall replace the Otherwise Rated Insurers at renewal on March 1, 2027 with insurance companies meeting the rating requirements set forth hereinabove and (2) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, Borrower shall replace any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth hereinabove.

(c) Any blanket insurance Policy shall be subject to Lender approval and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of this Section 5.15. Such Policies may be “blanket policies” covering multiple locations, provided the coverages for the Property provide the protections listed above. Any material changes to such blanket policies shall be subject to Lender’s review and approval based on the PML report(s) for the applicable catastrophic perils (such PML report(s) to be approved by Lender and secured by Borrower utilizing a third-party firm qualified to perform such risk analysis using the most current RMS software, or its equivalent, at the expense of the Borrower) and such other information as requested by Lender. For the purposes of this paragraph, “material change” means any change or aggregation of the insured values covered under such blanket policies, including the reduction or erosion of flood, windstorm / named storm and earthquake limits or the addition of locations that are subject to the perils of flood, windstorm / named storm and earthquake, or any other modification of the policy which would otherwise bring the policy out of compliance with this agreement. The applicable portfolio PML report(s) shall be furnished during the policy term when such material change(s) will impact the catastrophic exposure on the Policy or, at a minimum, on an annual basis if no material changes have occurred and shall be run in the manner in which the program responds. Further, any changes to the limits under the policy as of the closing date or an aggregation of the insured values covered under the blanket policy, including the reduction or erosion of flood, windstorm/named storm and earthquake limits or the addition of locations that are subject to the perils of flood, windstorm / named storm and earthquake, shall be subject to Lender’s approval and satisfaction of the Rating Condition. To the extent that any blanket policy covers more than one location within a 1,000-foot radius of the Property (the “Radius”), the limits of such blanket policy must be sufficient to maintain terrorism coverage as set forth in Section 5.15(a)(ix) for the Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis.

(d) All Policies required pursuant to Section 5.15(a) shall contain clauses or endorsements to the effect that such Policies:

(i) shall be maintained throughout the term of the Loan without cost to Lender and shall name Borrower as the named insured;

(ii) in the case of any property policy, shall contain a standard non-contributory mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender;

(iii) in the case of any liability policy, except for those described in clauses (vi), (x) and (xii) of Section 5.15(a), shall name Lender and its successors and assigns as their interests may appear as additional insureds;

(iv) shall contain an endorsement or other provision providing that Lender shall receive at least 30 days’ prior written notice of cancellation thereof (or, in the case of cancellation due to non-payment of premium, 10 days’ prior written notice);

(v) in the case of any property policy, shall contain an endorsement providing that no act or negligence of Borrower, or of any Tenant or other occupant, or of any other person named as an insured, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or any foreclosure or other proceeding or notice of sale relating to the Property shall affect the validity or enforceability of the insurance insofar as a mortgagee is concerned;

(vi) shall not contain provisions that would make Lender liable for any insurance premiums thereon or subject to any assessments thereunder;

(vii) shall contain a waiver of subrogation against Lender, when permitted by law; and

(viii) shall require that the issuer(s) thereof give 10 days’ written notice to Lender if the issuers elect not to renew the Policy prior to its expiration (except for worker’s compensation required in Section 5.15(a)(vi) where such notice can be provided when commercially possible).

(e) Borrower shall pay the premiums for all Policies as the same become due and payable. Complete copies of such Policies shall be delivered to Lender promptly upon issuance. Prior to the expiration date of each Policy, Borrower shall deliver to Lender binders and Acord Form 28 and Acord Form 25, as applicable, certificates to then be followed by the complete copies of the Policies when issued. Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. Within 30 days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.

(f) Borrower shall not procure any other insurance coverage that would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies. If Lender receives notice of cancellation of any Policy or fails to receive written evidence of renewal at least 30 days prior to the expiration thereof, then Lender shall have the right to take such action as Lender deems necessary to protect its interest in the Property, including obtaining such insurance coverage as Lender in its sole discretion deems appropriate (but limited to the coverages and amounts required in this Agreement), with notice to Borrower. All premiums, costs and expenses (including attorneys’ fees and expenses) incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall constitute a portion of the Indebtedness, shall be secured by the Mortgage and other Loan Documents, shall be paid by Borrower to Lender upon demand and, until paid, shall bear interest at the Default Rate.

(g) As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 5.15, Borrower will not be in default under this Section 5.15 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”); provided that prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto and (2) confirmed that the Rating Condition has been satisfied with respect to any such Non-Conforming Policy. Notwithstanding the foregoing, Lender reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Lender has consented to the same on any prior occasion.

Section 5.16. Casualty and Condemnation.

(a) Borrower shall give prompt written notice to Lender of any Casualty reasonably expected to result in Loss Proceeds in excess of $500,000 or of the actual or threatened commencement of proceedings that would result in a Condemnation.

(b) Lender may participate in any proceedings for any taking by any public or quasi-public authority accomplished through a Condemnation or any transfer made in lieu of or in anticipation of a Condemnation, to the extent permitted by law. Upon Lender’s request, Borrower shall deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its sole cost and expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Borrower shall not consent or agree to a Condemnation or action in lieu thereof without the prior written consent of Lender in each instance, which consent shall not be unreasonably withheld, delayed or conditioned in the case of a taking of an immaterial portion of any Property.

(c) Lender may (x) jointly with Borrower settle and adjust any claims, (y) during the continuance of an Event of Default, settle and adjust any claims without the consent or cooperation of Borrower, or (z) allow Borrower to settle and adjust any claims; except that if no Event of Default is continuing, Borrower may settle and adjust claims aggregating not in excess of the Threshold Amount if such settlement or adjustment is carried out in a competent and timely manner, but Lender shall be entitled to collect and receive (as set forth below) any and all Loss Proceeds. The reasonable expenses incurred by Lender in the adjustment and collection of Loss Proceeds shall become part of the Indebtedness and shall be reimbursed by Borrower to Lender upon demand therefor.

(d) If the Loss Proceeds shall be less than the Threshold Amount and the costs of completing the restoration shall be less than the Threshold Amount, and no Event of Default is continuing, the Loss Proceeds shall be immediately made available to Borrower, provided Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the restoration in accordance with the terms of this Agreement. All Loss Proceeds from any Casualty that results in losses in excess of the Threshold Amount or from any Condemnation shall be remitted directly to Lender for deposit into the Loss Proceeds Account (monthly rental loss/business interruption proceeds to be initially deposited into the Loss Proceeds

Account and subsequently deposited into the Cash Management Account in installments as and when the lost rental income covered by such proceeds would have been payable). Following the occurrence of a Casualty, Borrower, regardless of whether proceeds are available, shall in a reasonably prompt manner proceed to restore, repair, replace or rebuild the applicable Property to be of at least equal value and of substantially the same character as prior to the Casualty, all in accordance with the terms hereof applicable to Alterations. If, at any Property, a Condemnation or Casualty occurs as to which, in the reasonable judgment of Lender:

(i) in the case of a Casualty, the cost of restoration would not exceed 35% of the applicable Allocated Loan Amount and the Casualty does not render more than 35% of the gross rentable area of such Property untenantable or result in the termination of Leases that collectively demise more than 35% of the base contractual rental revenue of such Property;

(ii) in the case of a Condemnation, (A) the Condemnation does not render more than 15% of the gross rentable area of such Property untenantable or result in the termination of Leases that collectively demise more than 15% of the base contractual rental revenue of such Property and (B) the restoration of the Property would be deemed feasible by a prudent Lender acting reasonably based on the nature of the Condemnation;

(iii) restoration of such Property is reasonably expected to be completed prior to the expiration of rental interruption insurance and at least three months prior to the Maturity Date;

(iv) after such restoration, the fair market value of the Property is reasonably expected to equal at least the fair market value of such Property immediately prior to such Condemnation or Casualty (assuming the affected portion of such Property is relet); and

(v) all necessary approvals and consents from Governmental Authorities will be obtained to allow the rebuilding and re-occupancy of the Property;

or, subject to the terms of any applicable reciprocal easement agreement at such Property, if Lender otherwise elects to allow Borrower to apply Loss Proceeds toward the restoration of such Property, then, provided no Event of Default is continuing, the Loss Proceeds after receipt thereof by Lender and reimbursement of any reasonable expenses incurred by Lender in connection therewith shall be applied to the cost of restoring, repairing, replacing or rebuilding such Property or part thereof subject to the Casualty or Condemnation, in the manner set forth below (and Borrower shall commence, as promptly and diligently as practicable, to prosecute such restoring, repairing, replacing or rebuilding of such Property in a workmanlike fashion and in accordance with applicable law to a status at least equivalent to the quality and character of such Property immediately prior to the Condemnation or Casualty). Provided that no Event of Default shall have occurred and be then continuing, Lender shall disburse such Loss Proceeds to Borrower for application toward costs of restoration upon Lender’s being furnished with (i) evidence reasonably satisfactory to it of the estimated cost of completion of the restoration, (ii) if the cost of completion of the restoration plus payment of debt service on the Loan during the period of restoration exceeds the amount then contained in the Loss Proceeds Account, funds in an amount equal to such excess, which funds shall be remitted into the Loss Proceeds Account as additional Collateral for the Loan, and (iii) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably request; and Lender may, in any event, require that all plans and specifications for restoration reasonably estimated by Lender to exceed the Threshold Amount be submitted to and approved by Lender prior to commencement of work (which approval shall not be unreasonably withheld, delayed or conditioned). If Lender reasonably estimates that the cost to restore will exceed the Threshold Amount, Lender may retain a local construction consultant to inspect such work and review Borrower’s request for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and expenses of such consultant (which fees and expenses shall constitute Indebtedness). No payment shall exceed 90% of the value of the work performed from time to time until such time as 50% of the restoration (calculated based on the anticipated aggregate cost of the work) has been completed, and amounts retained prior to completion of 50% of the restoration shall not be paid prior to the final completion of the restoration. Any Loss Proceeds arising from a Condemnation that remain after completion of any required restoration and payment in full of all associated expenses shall be held in the Loss Proceeds Account as additional Collateral for the Loan until the Loan is repaid in full; provided, however, that with respect to a Condemnation of a Release Parcel, such remaining Loss Proceeds shall be released to Borrower so long as no Event of Default is continuing.

(e) Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Loss Proceeds lawfully or equitably payable to Lender in connection with the Properties. Lender shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an Appraisal on behalf of Lender) out of such Loss Proceeds or, if insufficient for such purpose, by Borrower.

(f) If Borrower is not entitled to apply Loss Proceeds toward the restoration of a Property pursuant to Section 5.16(d) and Lender elects not to permit such Loss Proceeds to be so applied, such Loss Proceeds shall be applied on the first Payment Date following such election to the prepayment of the Principal Indebtedness and the amount so prepaid shall be applied to reduce the Release Price of such Property on a dollar-for-dollar basis. If the Note has been bifurcated into multiple Notes or Note Components pursuant to Section 1.1(c), all prepayments of the Loan made by Borrower in accordance with this Section shall be applied to the Notes or Note Components in the manner set forth in the Componentization Notice. Provided no Event of Default is continuing, any Loss Proceeds arising from a Casualty that remain after completion of restoration and payment in full of all associated expenses shall be released to Borrower.

(g) Notwithstanding the foregoing provisions of this Section, if the Loan is included in a REMIC and immediately following a release of any portion of the applicable Property from the Lien of the Loan Documents in connection with a Casualty or Condemnation the Loan would fail to satisfy a Lender 125% Determination (taking into account the planned restoration of the Property), then Borrower shall prepay the Principal Indebtedness in accordance with Section 5.16(f) in an amount equal to either (i) so much of the Loss Proceeds as are necessary to cause the Lender 125% Determination to be satisfied, or if the aggregate Loss Proceeds are insufficient for such purpose, then 100% of such Loss Proceeds, or (ii) a lesser amount, provided that Borrower delivers to Lender an opinion of counsel, in form and substance reasonably satisfactory to Lender and delivered by counsel reasonably satisfactory to Lender, opining that such release of Property from the Lien does not cause any portion of the Loan to cease to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code.

Section 5.17. Annual Budget. Immediately prior to the commencement of each Fiscal Year during the term of the Loan, but at least 30 days prior to the commencement of each Fiscal Year during the continuance of any Trigger Period or Event of Default, and within 30 days after the commencement of any Trigger Period or Event of Default, Borrower shall deliver to Lender an Annual Budget for the Properties for the ensuing Fiscal Year and, promptly after preparation thereof, any subsequent revisions to the Annual Budget, which delivery shall be for informational purposes only so long as no Trigger Period or Event of Default is continuing. During the continuance of any Trigger Period or Event of Default, such Annual Budget and any revisions thereto shall be subject to Lender’s approval (the Annual Budget, as so approved, the “Approved Annual Budget”). Borrower shall not amend any Approved Annual Budget more than once in any 60-day period. For so long as Lender shall withhold its consent to any Annual Budget or any revisions thereto, the Annual Budget in effect prior to any such request for approval shall remain in effect. Each time that Borrower delivers a written request for Lender’s consent or approval under this Section, such consent shall be deemed granted if the Deemed Approval Conditions have been satisfied with respect thereto. Regardless of whether Lender’s approval is granted, Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses in connection with each such request (including reasonable out-of-pocket legal fees and disbursements) but shall not be required to pay any servicing or similar fee in connection therewith.

Section 5.18. Venture Capital Operating Companies; Nonbinding Consultation. Solely to the extent that Lender or any direct or indirect holder of an interest in the Loan must qualify as a “venture capital operating company” (as defined in Department of Labor Regulation 29 C.F.R. § 2510.3-101), Lender shall have the right to consult with and advise Borrower regarding significant business activities and business and financial developments of Borrower, provided that any such advice or consultation or the result thereof shall be completely nonbinding on Borrower.

Section 5.19. Compliance with Encumbrances and Material Agreements. Borrower covenants and agrees as follows:

(i) Borrower shall comply with all material terms, conditions and covenants of each Material Agreement and each material Permitted Encumbrance, including any reciprocal easement agreement (or other agreement between any individual Borrower and the owner of an adjacent parcel), ground lease, declaration of covenants, conditions and restrictions, and any condominium arrangements.

(ii) Borrower shall promptly deliver to Lender a true and complete copy of each and every notice of default received by Borrower with respect to any obligation of Borrower under the provisions of any Material Agreement and/or Permitted Encumbrance.

(iii) Borrower shall deliver to Lender copies of any written notices of default or event of default relating to any Material Agreement and/or Permitted Encumbrance served by Borrower.

(iv) Without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, Borrower shall not grant or withhold any material consent, approval or waiver under any Material Agreement or Permitted Encumbrance unless no Event of Default is continuing and the same would not be reasonably likely to have a Material Adverse Effect.

(v) Borrower shall deliver to each other party to any Permitted Encumbrance and any Material Agreement notice of the identity of Lender and each assignee of Lender of which Borrower is aware if such notice is required in order to protect Lender’s interest thereunder.

(vi) Borrower shall enforce the performance and observance of each and every material term, covenant and provision of each Material Agreement and Permitted Encumbrance to be performed or observed, if any.

(vii) Borrower shall deliver to Lender copies of any written notices of termination relating to any Permitted Encumbrance served or received by Borrower.

Section 5.20. Sanctioned Persons. Borrower will not directly or indirectly use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds, to any other Person to fund or facilitate any activities or business of or relating to any Sanctioned Person or Sanctioned Territory, or in any other manner, in each case if such would result in a violation of Sanctions. Borrower will not permit any Sanctioned Person or Sanctioned Territory to have any direct or indirect interest in or connection to any funds repaid or remitted by Borrower in connection with this Agreement or the other Loan Documents that would result in a violation of, or a restriction on the use of such funds under, any Sanctions. No Required SPE nor any of their direct or indirect equityholders shall (i) conduct any business, or engage in any transaction or dealing, with any Sanctioned Person, including the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Sanctioned Person, in violation of Sanctions, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Sanctions. Borrower shall cause the representation set forth in Section 4.39 to remain true and correct at all times.

Section 5.21. Condominium.

(a) Borrower shall pay all common charges and other assessments as required by the Condominium Documents in respect of the Properties that are part of a Condominium and shall promptly, following demand, exhibit to Lender receipts for all such payments;

(b) Borrower shall not, unless directed otherwise in writing by Lender, without first obtaining Lender’s prior written consent, (i) vote for, consent to or permit to occur any modification of, amendment to, or relaxation in the enforcement of, any material provision of the Condominium Documents; provided, however, Lender’s approval shall not be required for amendments to the Condominium Documents containing disclosures or other provisions required to be made by Legal Requirements; (ii) in the event of damage to or destruction of a Property, vote in opposition to a motion to repair, restore or rebuild, unless the Indebtedness will be repaid in full pursuant to Section 5.16; (iii) partition or subdivide any Condominium Unit, or combine any

Condominium Unit with another Condominium Unit; (iv) consent to the termination of the Condominium; or (v) vote in favor of the imposition of special assessments for capital improvements pursuant to the Condominium Documents.

(c) Borrower shall fully and faithfully observe, keep and perform, in all material respects, each and every material requirement, condition, covenant, agreement and provisions under the Condominium Act and the Condominium Documents on the part of Borrower to be observed, kept and performed. Borrower shall promptly deliver to Lender a copy of any notice of default received by Borrower with respect to any obligation of Borrower under the provisions of the Condominium Documents or the Condominium Act.

Section 5.22. Gaming Matters. Borrower shall do or cause to be done all things necessary to obtain, preserve, renew, extend and maintain in full force and effect all applicable Gaming Licenses required or requested by any Gaming Authority for Borrower to own each applicable Property used for Gaming Activities. Notwithstanding any other provision of this Agreement, the Borrower expressly authorizes Lender to communicate and cooperate with any applicable Gaming Authority in connection with the administration of their regulatory jurisdiction over Borrower, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities relating to Lender or the Loan. If, during the continuance of an Event of Default under this Agreement or any of the Loan Documents, it shall become necessary, or in the opinion of Lender, advisable for an agent, supervisor, receiver or other representative of Lender to become licensed or found suitable under any Gaming Laws as a condition to receiving the benefit of any Collateral encumbered by the Credit Documents or otherwise to enforce any rights under the Loan Documents, Borrower hereby agrees to consent to the application for such license or finding of suitability and to execute such further documents as may be required in connection with the evidencing of such consent. The parties hereto acknowledge that this Section shall not be for the benefit of Borrower or any Person other than Lender.

Article VI

NEGATIVE COVENANTS

Each individual Borrower covenants and agrees as follows with respect to itself, each other individual Borrower, and each Required SPE:

Section 6.1. Liens on the Collateral. No Required SPE shall permit or suffer the existence of any Lien on any of its assets, other than Permitted Encumbrances.

Section 6.2. Ownership. Borrower shall not own any assets other than the Properties and related personal property and fixtures located therein or used in connection therewith.

Section 6.3. Transfers. Borrower shall not Transfer any Collateral other than in compliance with Article II and other than the replacement or other disposition of obsolete or non-useful personal property and fixtures in the ordinary course of business, and Borrower shall not hereafter file a declaration of condominium with respect to any of the Properties. No Prohibited Change of Control, Prohibited Equity Pledge or Prohibited Preferred Equity shall occur or exist.

Section 6.4. Debt. Borrower shall not have any Debt, other than Permitted Debt.

Section 6.5. Dissolution; Merger or Consolidation. No Required SPE shall dissolve, terminate, liquidate, merge with or consolidate into another Person without first causing the Loan to be assumed by a Successor Borrower pursuant to Section 2.2 or divide or convert into multiple entities or series pursuant to Sections 18-215, 18-217 or 18-218 of the Delaware Limited Liability Company Act or Sections 17-218, 17-220, or 17-221 of the Delaware Limited Partnership Act, in connection with a tenancy-in-common arrangement, or otherwise.

Section 6.6. Change in Business. Borrower shall not make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

Section 6.7. Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or Debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business.

Section 6.8. Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with any affiliate of Borrower, except on terms that are intrinsically fair, commercially reasonable and substantially similar to those that Borrower would have obtained in a comparable arm’s-length transaction with an unrelated third party.

Section 6.9. Misapplication of Funds. Borrower shall not (a) distribute any Revenue or Loss Proceeds in violation of the provisions of this Agreement (and shall promptly cause the reversal of any such distributions made in error of which Borrower becomes aware), (b) fail to remit amounts to the Lockbox Account as required by Section 3.1, (c) make any distributions to equityholders during the continuance of a Trigger Period or Event of Default unless expressly permitted hereunder, or (d) misappropriate any security deposit or portion thereof.

Section 6.10. Jurisdiction of Formation; Name. Borrower shall not change its jurisdiction of formation without receiving Lender’s prior written consent and promptly providing Lender such information and replacement Uniform Commercial Code financing statements and legal opinions as Lender may reasonably request in connection therewith. Borrower shall not change its name without promptly providing Lender such information and replacement Uniform Commercial Code financing statements and legal opinions as Lender may reasonably request in connection therewith.

Section 6.11. Modifications and Waivers. Unless otherwise consented to in writing by Lender:

(i) Borrower shall not amend, modify, terminate, renew, or surrender any rights or remedies under any Lease, or enter into any Lease, except in compliance with Section 5.7;

(ii) No Required SPE shall terminate, amend or modify its organizational documents (including any operating agreement, limited partnership agreement, by-laws, certificate of formation, or certificate of limited partnership);

(iii) Borrower shall not terminate, amend or modify the Approved Management Agreement in any material respect (and any change in the Maximum Management Fee shall be deemed to be a material modification);

(iv) Borrower shall not enter into, amend or terminate any (x) Material Agreement or (y) any reciprocal easement agreements that are approved Permitted Encumbrances and disclosed on Schedule B of the Title Insurance Policies (in each case of clause (x) and (y), except for terminations in connection with a material default by the counterparty thereunder); and

(v) Borrower shall not amend, modify, terminate or consent to the termination of any Ground Lease (and any such amendment, modification or termination of the Ground Lease in violation hereof shall constitute “willful misconduct” under Section 8.19(b)(iii)).

Section 6.12. ERISA.

(a) Borrower shall not maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate of Borrower to maintain or contribute to or agree to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Borrower shall not, and shall not be deemed to, hold Plan Assets. Borrower shall not be a “governmental plan” (as defined in Section 3(32) of ERISA) and shall not be subject to any federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

(b) Borrower shall not engage in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under federal, state or local laws, rules or regulations or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement, the Mortgages or any other Loan Document) to be a non-exempt prohibited transaction under such provisions.

Section 6.13. Maintenance and Alterations.

(a) Borrower shall not use, maintain or operate any Property in any manner that constitutes a public or private nuisance, or that makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto, or that would materially increase the risk of fire or other hazard arising out of the operation of any Property, or do or permit to be done thereon anything that may in any way impair the value of any Property in any material respect or the Liens of the Mortgages or otherwise cause or reasonably be expected to result in a Material Adverse Effect. Borrower shall not install or permit to be installed on any Property any underground storage tank. Borrower shall not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Property, regardless of the depth thereof or the method of mining or extraction thereof.

(b) No equipment located at or on any Property shall be removed or demolished without the prior written consent of Lender (except for replacement of equipment in the ordinary course of Borrower’s business with items of the same utility and of equal or greater value and sales of obsolete equipment no longer needed for the operation of the applicable Property).

(c) During the continuance of any Trigger Period or Event of Default, without Lender’s prior written consent, which consent (in the absence of an Event of Default) shall not be unreasonably withheld, delayed or conditioned, Borrower shall not perform or contract to perform any capital improvements requiring Capital Expenditures that are not consistent with the Approved Annual Budget. Borrower shall not perform, undertake, contract to perform or consent to any Material Alteration without the prior written consent of Lender, which consent (in the absence of an Event of Default) shall not be unreasonably withheld, delayed or conditioned, but may be conditioned on the delivery of additional collateral in the form of cash or cash equivalents acceptable to Lender in respect of the amount by which any such Material Alteration exceeds the Threshold Amount. If Lender’s consent is requested hereunder with respect to a Material Alteration, Lender may retain a construction consultant to review such request and, if such request is granted, Lender may retain a construction consultant to inspect the work from time to time. Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant.

Section 6.14. Single-Purpose Entity. No Required SPE shall cease to be a Single-Purpose Entity. No Required SPE shall remove or replace any Independent Director without Cause and without providing at least two Business Days’ advance written notice thereof to Lender and the Rating Agencies.

Section 6.15. Poaching. Borrower shall use commercially reasonable efforts to address any specific needs or requirements of a current Tenant related to its leased premises at the Property prior to permitting such Tenant to secure space at another property owned by an affiliate of Borrower or Sponsor.

Section 6.16. Zoning and Uses. Borrower shall not do any of the following without the prior written consent of Lender, which consent (in the absence of an Event of Default) shall not be unreasonably withheld, delayed or conditioned,:

(i) initiate or support any limiting change in the permitted uses of any of the Properties (or to the extent applicable, zoning reclassification of any of the Properties) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to a Property, or use or permit the use of a Property in a manner that would result in the use of such Property becoming a nonconforming use under applicable land-use restrictions or zoning ordinances or that would violate the terms of any Lease, Material Agreement or Legal Requirement (and if under applicable zoning ordinances the use of all or any portion of any Property is a nonconforming use, Borrower shall not cause or permit such nonconforming use to be discontinued or abandoned;

(ii) institute, or permit the institution of, proceedings to alter any tax lot comprising any of the Properties; or

(iii) permit or consent to any of the Properties being used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

Section 6.17. Waste. Borrower shall not commit or permit any Waste on any of the Properties, nor take any actions that might invalidate any insurance carried on any of the Properties (and Borrower shall promptly correct any such actions of which Borrower becomes aware).

Article VII

DEFAULTS

Section 7.1. Events of Default. The occurrence of any one or more of the following events shall be, and shall constitute the commencement of, an “Event of Default” hereunder (any Event of Default that has occurred shall continue unless and until waived by Lender in writing in its sole discretion):

(a) Payment.

(i) If Borrower defaults in the payment when due of any principal or interest owing hereunder or under the Notes (including any mandatory prepayment required hereunder) or any other amount required to be remitted into the Cash Management Account on a Payment Date pursuant to Section 3.2(b); or

(ii) if Borrower defaults in the payment when due of fees, expenses or other amounts owing hereunder, under the Notes or under any of the other Loan Documents (other than principal, interest and any other amounts required to be remitted into the Cash Management Account on a Payment Date pursuant to clause (i)) and such default continues for at least five Business Days after notice to Borrower.

(b) Representations. If any representation made by Borrower or Sponsor in any of the Loan Documents, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect (or, with respect to any representation that itself contains a materiality qualifier, in any respect) as of the date such representation was made.

(c) Bankruptcy, etc. If:

(i) any Required SPE or Sponsor shall commence a voluntary case concerning itself under any Title of the United States Code concerning bankruptcy or insolvency (as amended, modified, succeeded or replaced, from time to time, the “Bankruptcy Code”);

(ii) any Required SPE or Sponsor shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution,

insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to such Required SPE or Sponsor, or shall dissolve or otherwise cease to exist;

(iii) there is commenced against any Required SPE or Sponsor an involuntary case under the Bankruptcy Code, or any such other proceeding; provided that such Event of Default shall be deemed cured if such case is dismissed within 60 days after commencement;

(iv) any Required SPE or Sponsor is adjudicated insolvent or bankrupt;

(v) any Required SPE or Sponsor suffers appointment of any custodian or the like for it or for any substantial portion of its property and such appointment continues unchanged or unstayed for a period of 60 days after commencement of such appointment;

(vi) any Required SPE or Sponsor makes a general assignment for the benefit of creditors; or

(vii) any Required SPE or Sponsor takes any action for the purpose of effecting any of the foregoing.

(d) Prohibited Change of Control. If a Transfer of any Property or a Prohibited Change of Control occurs, or if there is any other transfer of a direct or indirect equity interests in Borrower, in each case except as expressly permitted hereunder.

(e) Equity Pledge; Preferred Equity. If a Prohibited Equity Pledge or any Prohibited Preferred Equity occurs or exists.

(f) Insurance. If Borrower fails to maintain in full force and effect all Policies required hereunder.

(g) ERISA; Negative Covenants. If a default occurs in the due performance or observance by Borrower of any term, covenant or agreement contained in Section 5.8 or in Article VI that, unless referred to in any other subsection of this Section, remains uncured for 10 days after Borrower receives actual knowledge thereof.

(h) Legal Requirements. If Borrower fails to cure properly any violations of Legal Requirements (including a License Revocation) affecting all or any portion of any Property within 30 days after Borrower first receives written notice of any such violations; provided, however, if any such violation is reasonably susceptible of cure, but not within such 30 day period, then Borrower shall be permitted up to an additional 30 days to cure such violation provided that Borrower commences a cure within such initial 30 day period and thereafter diligently and continuously pursues such cure.

(i) Express Events of Default. If any event occurs that is explicitly identified as an “Event of Default” under any provision contained herein or in any of the other Loan Documents; or if a default occurs under any term, covenant or agreement contained herein or in any of the other Loan Document if the applicable Loan Document specifies a cure period and the default remains uncured following the expiration of such cure period.

(j) Sponsor Net Worth. If at any time Sponsor fails to satisfy any one or more of the net worth and liquidity covenants set forth in the Guaranty.

(k) Ground Lease. If a default by Borrower occurs under a Ground Lease beyond the expiration of any applicable cure period set forth therein, or Borrower terminates a Ground Lease or amends a Ground Lease without Lender’s prior written consent.

(l) Other Covenants. If a default occurs in the due performance or observance by Borrower or Sponsor (including any successor thereto) of any term, covenant or agreement (other than those referred to in any other subsection of this Section) contained in this Agreement or any other Loan Document, except that in the case of a default that can be cured by the payment of money, such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 days after Borrower receives written notice thereof; and in the case of a default that cannot be cured by the payment of money but is susceptible of being cured within 30 days, such default shall not constitute an Event of Default unless and until it remains uncured for 30 days after Borrower receives written notice thereof, provided that promptly following its receipt of such written notice, Borrower delivers written notice to Lender of its intention and ability to effect such cure within such 30 day period; and if such non-monetary default is not cured within such 30 day period despite Borrower’s diligent efforts but is susceptible of being cured within 90 days of Borrower’s receipt of Lender’s original notice, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 90 days from Borrower’s receipt of Lender’s original notice, provided that Borrower promptly delivers written notice to Lender of its intention and ability to effect such cure prior to the expiration of such 90 day period.

Section 7.2. Remedies.

(a) During the continuance of an Event of Default, Lender may by written notice to Borrower, in addition to any other rights or remedies available pursuant to this Agreement, the Notes, the Mortgages and the other Loan Documents, at law or in equity, declare by written notice to Borrower all or any portion of the Indebtedness to be immediately due and payable, whereupon all or such portion of the Indebtedness shall so become due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral (including all rights or remedies available at law or in equity); provided, however, that, notwithstanding the foregoing, if an Event of Default specified in Section 7.1(c) shall occur, then (except as specified in Section 7.2(f)) the Indebtedness shall immediately become due and payable without the giving of any notice or other action by Lender. Any actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in this Agreement or in the other Loan Documents.

(b) If Lender forecloses on any Collateral, Lender shall apply all net proceeds of such foreclosure to repay the Indebtedness, the Indebtedness shall be reduced to the extent of such net proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the remaining Collateral. At the election of Lender, the Notes shall be deemed to have been accelerated only to the extent of the net proceeds actually received by Lender with respect to the Properties and applied in reduction of the Indebtedness.

(c) During the continuance of any Event of Default (including an Event of Default resulting from a failure to satisfy the insurance requirements specified herein), Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, take any action to cure such Event of Default. Lender may enter upon any or all of the Properties upon reasonable notice to Borrower for such purposes or appear in, defend, or bring any action or proceeding to protect its interest in the Collateral or to foreclose the Mortgages or collect the Indebtedness. The costs and expenses incurred by Lender in exercising rights under this Section (including reasonable attorneys’ fees), with interest at the Default Rate for the period after notice from Lender that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Indebtedness, shall be secured by the Mortgages and other Loan Documents and shall be due and payable to Lender upon demand therefor.

(d) Interest shall accrue on any judgment obtained by Lender in connection with its enforcement of the Loan at a rate of interest equal to the Default Rate.

(e) Notwithstanding the availability of legal remedies, Lender will be entitled to obtain specific performance, mandatory or prohibitory injunctive relief, or other equitable relief requiring Borrower to cure or refrain from repeating any Default

(f) Notwithstanding anything herein to the contrary, if an event specified in Section 7.1(c) occurs solely in respect of Sponsor and not any Required SPE, then such event shall not constitute an Event of Default or result in an acceleration of the Loan unless, in each case, Lender so determines in its sole discretion by written notice to Borrower; and unless and until Lender sends such notice, a Trigger Period shall be deemed to have commenced for all purposes hereunder, which Trigger Period shall continue until the Loan is repaid in full.

(g) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to execute the Severed Loan Documents (Borrower ratifying all that its said attorney shall do by virtue thereof); provided, however, that Lender shall not make or execute any such Severed Loan Documents under such power until the expiration of three days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under the aforesaid power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents, and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

Section 7.3. Application of Payments after an Event of Default. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default, all amounts received by Lender in respect of the Loan shall be applied at Lender’s sole discretion either toward the components of the Indebtedness (e.g., Lender’s expenses in enforcing the Loan, interest, principal and other amounts payable hereunder) and the Notes or Note Components in such sequence as Lender shall elect in its sole discretion, and/or toward the payment of Property expenses.

Article VIII

MISCELLANEOUS

Section 8.1. Successors. Except as otherwise provided in this Agreement, whenever in this Agreement any of the parties to this Agreement is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. All covenants, promises and agreements of Borrower contained in the Loan Documents shall inure to the benefit of Lender and its successors and assigns.

Section 8.2. GOVERNING LAW.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (OTHER THAN ANY ACTION IN RESPECT OF THE CREATION, PERFECTION OR ENFORCEMENT OF A LIEN OR SECURITY INTEREST CREATED PURSUANT TO ANY LOAN DOCUMENTS NOT GOVERNED BY THE LAWS OF THE STATE OF NEW YORK) SHALL AT LENDER’S OPTION BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK. BORROWER HEREBY (i) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (ii) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND (iii) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY MAIL, PERSONAL SERVICE OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, AT THE ADDRESS SPECIFIED IN SECTION 8.4 (AND AGREES THAT SUCH SERVICE AT SUCH ADDRESS IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER ITSELF IN ANY SUCH SUIT, ACTION OR

PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT). WITHOUT LIMITING THE FOREGOING CLAUSE (iii), BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

1180 AVENUE OF THE AMERICAS, SUITE 210

NEW YORK, NEW YORK 10036-8401

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER (UNLESS LOCAL LAW REQUIRES ANOTHER METHOD OF SERVICE), IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT. BORROWER (1) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (2) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (3) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTWITHSTANDING THE FOREGOING, LENDER SHALL HAVE THE RIGHT TO INSTITUTE ANY LEGAL SUIT, ACTION OR PROCEEDING FOR THE ENFORCEMENT OR FORECLOSURE OF ANY LIEN ON ANY COLLATERAL FOR THE LOAN IN ANY FEDERAL OR STATE COURT IN ANY JURISDICTION(S) THAT LENDER MAY ELECT IN ITS SOLE AND ABSOLUTE DISCRETION, AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

Section 8.3. Modification, Waiver in Writing. Borrower acknowledges and agrees that no oral communication, e-mail, text or course of dealing of Lender shall constitute a waiver, agreement, commitment, or evidence of any assurance or intention of Lender with respect to the Loan, this Agreement or the Loan Documents. Neither this Agreement nor any other Loan Document may be amended, changed, waived, discharged, or terminated, nor shall any consent, approval or forbearance of Lender be granted hereunder, except to the extent set forth in a formal written agreement signed by Lender and Borrower. Without limiting the foregoing, Borrower acknowledges and agrees that although Lender may from time to time in its sole discretion engage in oral or written discussions with Borrower or Sponsor relating to the Loan, and may even make or be perceived to make promises to Borrower or Sponsor orally or by other informal means such as e-mail or text, (i) no such discussions nor any such promises, regardless of specificity and apparent completeness and finality, shall be binding on Lender or in any manner reduce Lender’s rights or Borrower’s obligations hereunder, or be admissible in judicial proceedings, unless and until same is set forth in a definitive written agreement signed by both Lender and Borrower, and (ii) reliance by Borrower or Sponsor on any such discussions or promises would be unreasonable.

Section 8.4. Notices. Except as otherwise expressly provided herein, all notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, addressed as follows, with a copy by e-mail. Any party hereto may change its address and other contact information for purposes hereof at any time by sending a written notice to the other parties to this Agreement in the manner provided for in this Section. A notice shall be deemed to have been given upon the later to occur of physical delivery (or refusal to accept delivery) and delivery or attempted delivery by e-mail.

If to Lender:

Goldman Sachs Bank USA

2001 Ross Avenue, 30th Floor

Dallas, Texas 75201

Attention: Structured Finance Legal (REFG)

Email: gs-refglegal@gs.com

with copies to:

Goldman Sachs Bank USA

2001 Ross Avenue, 30th Floor

Dallas, Texas 75201

Attention: Servicing Liaison (REFG)
Email: gs-refgservicing@gs.com

and

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attention: Michael Weinberger, Esq.

E-mail: mweinberger@gibsondunn.com

If to Borrower:

Cherryvale Mall, LLC

c/o CBL & Associates Management, Inc.

CBL Center – Suite 500

2030 Hamilton Place Boulevard

Chattanooga, TN 37421

Attention: Ben Jaenicke
E-mail: ben.jaenicke@cblproperties.com

And to:

Cherryvale Mall, LLC

c/o CBL & Associates Management, Inc.

CBL Center – Suite 500

2030 Hamilton Place Boulevard

Chattanooga, TN 37421

Attention: Jeff Curry, Esq.
E-mail: Jeff.Curry@cblproperties.com

Borrowers hereby appoint the individual Borrower named as notice party above (the “Representative Borrower”) to serve as agent on behalf of all Borrowers to receive any notices required to be delivered to any or all Borrowers hereunder or under the other Loan Documents and to be the sole party authorized to deliver notices on behalf of the Borrowers hereunder and under each of the other Loan Documents. Any notice delivered to the Representative Borrower shall be deemed to have been delivered to all Borrowers, and any notice received from the Representative Borrower shall be deemed to have been received from all Borrowers. Borrowers shall be entitled from time to time to appoint a replacement Representative Borrower by written notice delivered to Lender and signed by both the new Representative Borrower and the Representative Borrower being so replaced.

Section 8.5. TRIAL BY JURY. LENDER AND BORROWER, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER AND BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND BORROWER ARE EACH HEREBY INDIVIDUALLY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 8.6. Headings. The Article and Section headings in this Agreement are included in this Agreement for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.7. Assignment and Participation.

(a) Except as expressly set forth in Article II, Borrower may not sell, assign or otherwise transfer any rights, obligations or other interest of Borrower in or under the Loan Documents.

(b) Lender and each assignee of all or a portion of the Loan shall have the right from time to time in its discretion and without the consent of Borrower to sell one or more of the

Notes or Note Components or any interest therein (an “Assignment”) and/or sell a participation interest in one or more of the Notes or Note Components (a “Participation”). Borrower shall reasonably cooperate with Lender, at Lender’s request, in order to effectuate any such Assignment or Participation, and Borrower shall promptly provide such information, legal opinions and documents relating to each Required SPE, Sponsor, the Property, the Approved Property Manager and any Tenants as Lender may reasonably request in connection with such Assignment or Participation. In the case of an Assignment, (i) each assignee shall have, to the extent of such Assignment, the rights, benefits and obligations of the assigning Lender as a “Lender” hereunder and under the other Loan Documents, (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to an Assignment, relinquish its rights and be released from its obligations under this Agreement, and (iii) one Lender shall serve as agent for all Lenders and shall be the sole Lender to whom notices, requests and other communications shall be addressed and the sole party authorized to grant or withhold consents hereunder on behalf of the Lenders (subject, in each case, to appointment of a Servicer, pursuant to Section 8.22, to receive such notices, requests and other communications and/or to grant or withhold consents, as the case may be). The initial Lender or, upon the appointment of a Servicer, such Servicer, shall maintain, or cause to be maintained, as non-fiduciary agent for Borrower, a register (which may be in the form of entries in an electronic loan servicing system) on which it shall enter (i) the names and addresses of the Lenders and (ii) principal amounts (and stated interest) of the Notes owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of the Agreement. Furthermore, each Lender that sells a Participation shall, acting solely for this purposes as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Participation for all purposes of this Agreement notwithstanding any notice to the contrary. Upon effectiveness of any Assignment of any Note in part, Borrower will promptly provide to the assignor and the assignee separate Notes in the amount of their respective interests (but, if applicable, with a notation thereon that it is given in substitution for and replacement of an original Note or any replacement thereof), and otherwise in the form of such Note, upon return of the Note then being replaced. Each potential or actual assignee, participant or investor in a Securitization, and each Rating Agency, shall be entitled to receive all information received by Lender under this Agreement. After the effectiveness of any Assignment, the party conveying the Assignment shall provide notice to Borrower and each Lender of the identity and address of the assignee. Notwithstanding anything in this Agreement to the contrary, after an Assignment, the assigning Lender (in addition to the assignee) shall continue to have the benefits of any indemnifications contained in this Agreement that such assigning Lender had prior to such assignment with respect to matters occurring prior to the date of such assignment.

(c) If, pursuant to this Section, any interest in this Agreement or any Note is transferred to any transferee, such transferee shall, promptly upon receipt of written request from Borrower, furnish to Borrower Form W-9, Form W-8BEN-E, or Form W-8ECI, as applicable.

(d) In addition to any other rights of Lender, Lender may designate one or more administrative and/or collateral agents to act on behalf of the Lender in one or more respects as determined by Lender from time to time (any such administrative agent or collateral agent, an “Agent”) and thereafter to remove or replace any such Agent from time to time. In the event of any appointment of an Agent, any Liens granted and created in favor of the “Lender” under this Agreement, the Mortgage and the other Loan Documents shall be held, and shall be deemed for all purposes under this Agreement, the Mortgage and the other Loan Documents to be held, by such Agent as agent on behalf of Lender and Lender’s transferees, assignees and successors from time to time holding interests in the Loan. Lender hereby designates Goldman Sachs Bank USA to serve as the initial Agent.

Section 8.8. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 8.9. Preferences; Waiver of Marshalling of Assets. Lender shall have the continuing and exclusive right during the continuance of an Event of Default to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder and under the Loan Documents. If any payment to Lender is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then the obligations hereunder or portion thereof intended to be satisfied by such payment shall be revived and continue in full force and effect, as if such payment had not been made. Borrower hereby waives any legal right otherwise available to Borrower that would require the sale of any Collateral either separate or apart from other Collateral, or require Lender to exhaust its remedies against any Collateral before proceeding against any other Collateral. Without limiting the foregoing, to the fullest extent permitted by law, Borrower hereby waives and shall not assert any rights in respect of a marshalling of Collateral, a sale in the inverse order of alienation, any homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral or any portion thereof in any sequence and any combination as determined by Lender in its sole discretion.

Section 8.10. Remedies of Borrower. If a claim is made that Lender or its agents have unreasonably delayed acting or acted unreasonably in any case where by law or under this Agreement or the other Loan Documents any of such Persons has an obligation to act promptly or reasonably, Borrower agrees that no such Person shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking specific performance, injunctive relief and/or declaratory judgment; provided, however, that, if it shall be finally determined by a court of competent jurisdiction that Lender has acted in bad faith, Borrower may continue such action solely for the purpose of establishing direct actual damages. Without limiting the foregoing, Borrower shall not assert, and hereby waives, any claim against Lender and/or its affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable Legal Requirement) arising out of, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 8.11. Offsets, Counterclaims and Defenses. All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any offsets, counterclaims or defenses. Borrower waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with the Notes, this Agreement, the other Loan Documents or the Indebtedness. Any assignee of Lender’s interest in the Loan shall take the same free and clear of all offsets, counterclaims or defenses against the assigning Lender.

Section 8.12. No Joint Venture. Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender, nor to grant Lender any interest in any Property other than that of mortgagee or lender.

Section 8.13. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions of this Agreement shall prevail. The parties acknowledge that they were each represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.

Section 8.14. Brokers and Financial Advisors. Borrower represents that neither it nor Sponsor has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement (and any commissions payable in connection therewith shall be paid solely by Sponsor). Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated in this Agreement. The provisions of this Section shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

Section 8.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Copies of originals, including copies delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this

Agreement. Signatures executed electronically using DocuSign or similar signature software shall be regarded as original signatures for all purposes hereunder and under the other Loan Documents.

Section 8.16. Estoppel Certificates.

(a) Borrower shall execute, acknowledge and deliver to Lender, within five Business Days after receipt of Lender’s written request therefor at any time from time to time, a statement in writing setting forth (A) the Principal Indebtedness, (B) the date on which installments of interest and/or principal were last paid, (C) any offsets or defenses to the payment of the Indebtedness, (D) that the Notes, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (E) that neither Borrower nor, to Borrower’s knowledge, Lender, is in default under the Loan Documents (or specifying any such default), (F) that all Leases are in full force and effect and have not been modified (except in accordance with the Loan Documents), (G) whether or not any of the Tenants under the Leases are in material default under the Leases (setting forth the specific nature of any such material defaults) and (H) such other matters as Lender may reasonably request. Any prospective purchaser of any interest in the Loan shall be permitted to rely on such certificate.

(b) Upon Lender’s written request, Borrower shall use commercially reasonable efforts to obtain from each Tenant and thereafter promptly deliver to Lender duly executed estoppel certificates from any one or more Tenants specified by Lender, attesting to such facts regarding the Leases as Lender may reasonably require including attestations that each Lease covered thereby is in full force and effect with no material defaults thereunder on the part of any party, that rent has not been paid more than one month in advance, except as security, and that the Tenant claims no defense or offset against the full and timely performance of its obligations under the Lease. Borrower shall not be required to deliver such certificates more frequently than one time in any 12-month period, other than the 12-month period during which a Securitization occurs or is attempted.

Section 8.17. General Indemnity; Payment of Expenses.

(a) Borrower, at its sole cost and expense, shall protect, indemnify, reimburse, defend and hold harmless Lender and its officers, partners, members, directors, trustees, advisors, employees, servicers, agents, sub-agents, affiliates, successors, participants and assigns of any and all of the foregoing (collectively, the “Indemnified Parties”) for, from and against any and all Damages of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any of the Indemnified Parties, in any way relating to or arising out of Lender’s interest in the Loan; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder to the extent that such Damages have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. Any amounts payable to Lender by reason of the application of this Section shall be secured by the Mortgages and shall become immediately due and payable and shall bear interest at the Default Rate from the date Damages are sustained by the Indemnified Parties until paid. The provisions of and undertakings and indemnifications set forth in this Section shall survive the satisfaction and payment in full of the Indebtedness and termination of this Agreement.

(b) Borrower shall reimburse Lender upon receipt of written notice from Lender for (i) all out-of-pocket costs and expenses incurred by Lender (or any of its affiliates) in connection with the origination of the Loan, including legal fees and disbursements, accounting fees, and the costs of the Appraisals, the Property Condition Reports, the Title Insurance Policies, the Surveys, the Environmental Reports and any other third-party diligence materials; (ii) subject to any express limitations set forth herein, all out-of-pocket costs and expenses incurred by Lender (or any of its affiliates) in connection with (A) the negotiation, evaluation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to or approvals under this Agreement and the other Loan Documents and any other documents or matters relating hereto (including Leases, Material Agreements, and Permitted Encumbrances), (B) filing, registration and recording fees and expenses and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents (including the filing, registration or recording of any instrument of further assurance) and all federal, state, county and municipal, taxes (including, if applicable, intangible taxes), search fees, title insurance premiums, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Loan Documents, any mortgage supplemental thereto, any security instrument with respect to the Collateral or any instrument of further assurance, (C) enforcing or preserving any rights, in response to third-party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents or any Collateral, and (D) the satisfaction of any Rating Condition in respect of any matter required or requested by Borrower hereunder; and (iii) all actual out-of-pocket costs and expenses (including attorney’s fees and, if the Loan has been Securitized, special servicing fees) incurred by Lender (or any of its affiliates) in connection with the enforcement of any obligations of Borrower, or a Default by Borrower, under the Loan Documents, including any actual or attempted foreclosure, deed-in-lieu of foreclosure, refinancing, restructuring, settlement or workout and any insolvency or bankruptcy proceedings (including any applicable transfer taxes). Without limiting the foregoing, Borrower shall pay all costs, expenses and fees of Lender and its Servicer, operating advisor and securitization trustee resulting from any Casualty, Condemnation, Default or reasonably imminent default by Borrower or request by Borrower (including enforcement expenses and any liquidation fees, workout fees, special servicing fees, operating advisor consulting fees or any other similar fees and interest payable on advances made by the Servicer or the securitization trustee with respect to delinquent debt service payments or expenses of curing Borrower’s defaults under the Loan Documents, and any expenses paid by Servicer or a trustee in respect of the protection and preservation of any Property, such as payment of taxes and insurance premiums); and the costs of all property inspections and/or appraisals (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain due to a request by Borrower or the occurrence of a Default.

Section 8.18. No Third-Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and Indemnified Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof, and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 8.19. Recourse.

(a) Subject to the qualifications herein, Lender shall not enforce Borrower’s obligation to pay the Indebtedness by any action or proceeding wherein a deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any of its affiliates, or any Exculpated Person, except for foreclosure actions or any other appropriate actions or proceedings in order to fully exercise Lender’s remedies in respect of, and to realize upon, the Collateral, and except for any actions to enforce any obligations expressly assumed or guaranteed by any guarantor, indemnitor or similar party (whether or not such party is an Exculpated Person) under the Loan Documents or the obligations of Borrower under Section 8.19(b).

(b) Borrower shall indemnify Lender and hold Lender harmless from and against any and all Damages to Lender (including the legal and other expenses of enforcing the obligations of Borrower under this Section and Sponsor under the Guaranty) resulting from or arising out of any of the following:

(i) any intentional or grossly negligent physical Waste at any Property committed or permitted by Borrower, Sponsor or any of their respective affiliates, but shall not include any condition at any Property that is solely the result of Revenues for such Property being insufficient to pay Operating Expenses;

(ii) any fraud or intentional misrepresentation committed by Borrower, Sponsor or any of their respective affiliates;

(iii) any willful misconduct by Borrower, Sponsor or any of their respective affiliates (including (1) any litigation or other legal proceeding initiated by such Person in bad faith that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents during the continuance of an Event of Default, (2) any refusal by Borrower to comply with Section 5.9 hereof or with Section 7.2(g) hereof, and (3) entering into, amending, modifying or terminating any Ground Lease or Condominium Documents or any Material Agreement in violation of this Agreement or any other Loan Document);

(iv) any misappropriation or misapplication by Borrower, Sponsor or any of their respective affiliates of any funds in violation of the Loan Documents (including misappropriation or misapplication of Revenues, security deposits and/or Loss Proceeds);

(v) any voluntary Debt, Lien or Transfer of Collateral in violation of the Loan Documents that does not trigger full recourse under clauses (A) or (B) below;

(vi) any breach by Borrower or Sponsor of any representation or covenant regarding environmental matters contained in this Agreement or in the Environmental Indemnity;

(vii) any failure to pay for or maintain the Policies or pay the amount of any deductible required thereunder following a Casualty or other insurance claim, provided Lender permits cash flow from the Properties to be applied for such purpose;

(viii) any failure of a Required SPE to be, and to at all times have been, a Single-Purpose Entity, regardless of whether such failure to have been a Single-Purpose Entity prior to the date hereof has been disclosed to Lender, and including any and all liabilities, contingent or otherwise, arising from or related to (x) the actions, conduct and/or operating history of Borrower (or any Person merged into Borrower) prior to the Closing Date and (y) Borrower’s ownership (or the ownership of any Person merged into Borrower) of assets prior to the Closing Date that do not constitute a portion of the Collateral;

(ix) any liability or obligation of Borrower relating to any Previously-Owned Parcel;

(x) any fees or commissions paid by Borrower to any affiliate in violation of the Loan Documents;

(xi) any involuntary bankruptcy of any Required SPE, provided that for this purpose “Damages” shall be limited to the amount by which such costs and expenses exceed the costs and expenses Lender would have incurred in uncontested foreclosures on the Properties; and

(xii) any opposition by Borrower or Sponsor to any motion filed by Lender for relief from the automatic stay in any bankruptcy proceeding of Borrower.

In addition to the foregoing, the Loan and all Indebtedness shall be fully recourse to Borrower and Sponsor, jointly and severally, in the event of (A) any voluntary Transfer of title to all or any portion of any Property or of direct or indirect equity interests in Borrower in violation of the Loan Documents, (B) any voluntary Debt in the nature of mortgage or mezzanine debt, in each case in violation of the Loan Documents, (C) the filing by any Required SPE of any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to the Bankruptcy Code or any similar federal or state law (or the filing of any involuntary petition if Borrower, Sponsor or any of their respective affiliates colluded with, solicited, caused to be solicited or joined other creditors in such filing), or (D) any Required SPE failing to be, and to at all times have been, a Single-Purpose Entity, which failure results in a substantive consolidation of Borrower with any affiliate in a bankruptcy or similar proceeding. All of Borrower’s liabilities under this Section 8.19(b) shall be guaranteed by Sponsor pursuant to the Guaranty.

(c) The foregoing limitations on personal liability shall in no way impair or constitute a waiver of the validity of the Notes, the Indebtedness secured by the Collateral, or the Liens on the Collateral, or the right of Lender, as mortgagee or secured party, to foreclose and/or enforce its rights with respect to the Collateral after an Event of Default. Nothing in this Agreement shall be deemed to be a waiver of any right which Lender may have under the Bankruptcy Code to file a claim for the full amount of the debt owing to Lender by Borrower or to require that all Collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents. Lender may seek a judgment on the Note (and, if necessary, name Borrower in such suit) as part of judicial proceedings to foreclose on any Collateral or as a prerequisite to any such foreclosure or to confirm any foreclosure or sale pursuant to power of sale thereunder, and in the event any suit is brought on the Notes, or with respect to any Indebtedness or any judgment rendered in such judicial proceedings, such judgment shall constitute a Lien on and may be enforced on and against the Collateral and the rents, profits, issues, products and proceeds thereof. Nothing in this Agreement shall impair the right of Lender to accelerate the maturity of the Note upon the occurrence of an Event of Default, nor shall anything in this Agreement impair or be construed to impair the right of Lender to seek personal judgments, and to enforce all rights and remedies under applicable law, jointly and severally against any indemnitors and guarantors to the extent allowed by any applicable Loan Documents. The provisions set forth in this Section are not intended as a release or discharge of the obligations due under the Note or under any Loan Documents, but are intended as a limitation, to the extent provided in this Section, on Lender’s right to sue for a deficiency or seek a personal judgment except as required in order to realize on the Collateral.

Section 8.20. Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, during the continuance of an Event of Default, Lender may from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), set-off and appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by Lender (including branches, agencies or affiliates of Lender wherever located) to or for the credit or the account of Borrower against the obligations and liabilities of Borrower to Lender hereunder, under the Notes, the other Loan Documents or otherwise, irrespective of whether Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of Lender subsequent thereto.

Section 8.21. Exculpation of Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform Borrower or any third party of (a) the existence, quality, adequacy or suitability of appraisals of the Properties or other Collateral, (b) any environmental report, or (c) any other matters or items, including engineering, soils and seismic reports that are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender’s rights under the Loan Documents, and shall not render Lender liable to Borrower or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

Section 8.22. Servicer. Lender may delegate any and all rights and obligations of Lender hereunder and under the other Loan Documents to the Servicer upon notice by Lender to Borrower, whereupon any notice or consent from the Servicer to Borrower, and any action by Servicer on Lender’s behalf, shall have the same force and effect as if Servicer were Lender.

Section 8.23. No Fiduciary Duty.

(a) Borrower acknowledges that, in connection with this Agreement, the other Loan Documents and the Transaction, Lender has relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by Lender for such purposes, and Lender does not assume any liability therefor or responsibility for the accuracy, completeness or independent verification thereof. Lender, its affiliates and their respective equityholders and employees (for purposes of this Section, the “Lending Parties”) have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Sponsor, Borrower or any other Person or any of their respective affiliates or to advise or opine on any related solvency or viability issues.

(b) It is understood and agreed that (i) the Lending Parties shall act under this Agreement and the other Loan Documents as an independent contractor, (ii) the Transaction is an arm’s-length commercial transaction between the Lending Parties, on the one hand, and Borrower, on the other, (iii) each Lending Party is acting solely as principal and not as the agent or fiduciary of Borrower, Sponsor or their respective affiliates, stockholders, employees or creditors or any other Person and (iv) nothing in this Agreement, the other Loan Documents, the Transaction or otherwise shall be deemed to create (A) a fiduciary duty (or other implied duty) on the part of any Lending Party to Sponsor, Borrower, any of their respective affiliates, stockholders, employees or creditors, or any other Person or (B) a fiduciary or agency relationship between Sponsor, Borrower or any of their respective affiliates, stockholders, employees or creditors, on the one hand, and the Lending Parties, on the other. Borrower agrees that neither it nor Sponsor nor any of their respective affiliates shall make, and hereby waives, any claim against the Lending Parties based on an assertion that any Lending Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, Sponsor or their respective affiliates, stockholders, employees or creditors. Nothing in this Agreement or the other Loan Documents is intended to confer upon any other Person (including affiliates, stockholders, employees or creditors of Borrower and Sponsor) any rights or remedies by reason of any fiduciary or similar duty.

(c) Borrower acknowledges that it has been advised that the Lending Parties are a full service financial services firm engaged, either directly or through affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Lending Parties may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of affiliates of Borrower, including Sponsor, as well as of other Persons that may (i) be involved in transactions arising from or relating to the Transaction, (ii) be customers or competitors of Borrower, Sponsor and/or their respective affiliates, or (iii) have other relationships with Borrower, Sponsor and/or their respective affiliates. In addition, the Lending Parties may provide investment banking, underwriting and financial advisory services to such other Persons. The Lending Parties may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of affiliates of Borrower, including Sponsor, or such other Persons. The Transaction may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although the Lending Parties in the course of such other activities and relationships may acquire information about the Transaction or other Persons that may be the subject of the Transaction, the Lending Parties shall have no obligation to disclose such information, or the fact that the Lending Parties are in possession of such information, to Borrower, Sponsor or any of their respective affiliates or to use such information on behalf of Borrower, Sponsor or any of their respective affiliates.

(d) Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to this Agreement, the other Loan Documents, the Transaction and the process leading thereto.

Section 8.24. Borrower Information. Borrower shall make available to Lender all information concerning its business and operations that Lender may reasonably request. Lender shall have the right to disclose any and all information provided to Lender by Borrower or Sponsor regarding Borrower, Sponsor, the Loan and the Properties (i) to affiliates of Lender and to Lender’s agents and advisors, (ii) to any actual or potential assignee, transferee or participant in connection with the contemplated assignment, transfer, participation or Securitization of all or any portion of the Loan or any participations therein, and to any investors or prospective investors in the Certificates, and their respective advisors and agents, including the operating advisor, or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations, or to any Person that is a pledgee or a party to a repurchase agreement with respect to the Loan, (iii) to any Rating Agency in connection with a Securitization or as otherwise required in connection with a disposition of the Loan, (iv) to any Person necessary or desirable in connection with the exercise of any remedies hereunder or under any other Loan Document following an Event of Default, (v) to any governmental agency, including the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the FDIC, the Securities and Exchange Commission and any other regulatory authority that may exercise authority over Lender or any investor in the Certificates (including the Servicer, the Securitization trustee and their respective agents and employees) or any representative thereof, and to the National Association of Insurance Commissioners, in each case if requested by such governmental agency or otherwise required to comply with the applicable rules and regulations of such governmental agency or if required pursuant to legal or judicial process, and (vi) in any Disclosure Document (as defined in the Cooperation Agreement). In addition, Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to Lender in connection with the administration and management of this Agreement and the other Loan Documents. Each party hereto (and each of their respective affiliates, employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. For the purpose of this Section, “tax structure” means any facts relevant to the federal income tax treatment of the Transaction but does not include information relating to the identity of any of the parties hereto or any of their respective affiliates.

Section 8.25. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any of the Loan Documents or in any other agreement, arrangement or understanding, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 8.26. PATRIOT Act Records. Lender hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and Sponsor, which information includes the name and address of Borrower and Sponsor and other information that will allow Lender to identify Borrower or Sponsor in accordance with the PATRIOT Act.

Section 8.27. Prior Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ALL PRIOR AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, INCLUDING ANY TERM SHEETS, CONFIDENTIALITY AGREEMENTS AND COMMITMENT LETTERS, ARE SUPERSEDED BY THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT THAT ANY ORIGINATION FEE SPECIFIED IN ANY TERM SHEET, COMMITMENT LETTER OR FEE LETTER SHALL BE AN OBLIGATION OF BORROWER AND SHALL BE PAID AT CLOSING, AND ANY INDEMNIFICATIONS, FLEX PROVISION, EXIT FEES AND THE LIKE PROVIDED FOR THEREIN SHALL SURVIVE THE CLOSING).

Section 8.28. Publicity. Borrower and Lender shall cooperate in good faith and jointly approve a press release in connection with the closing of the Loan (the “Loan Press Release”). All subsequent news releases, publicity or advertising by Borrower or their Affiliates or Lender or their Affiliate through any media intended to reach the general public which refers to the information included in the Loan Press Release shall be deemed approved without the need for any prior approval or consent from any other party, provided, however, should any such news releases, publicity or advertising include information not otherwise set forth in the Loan Press Release or otherwise publicly available, then such news release, publicity or advertising shall be subject to Lender’s or Borrower’s prior approval, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, disclosure required by any federal or State securities laws, rules or regulations, as determined by Lender’s counsel or Borrower’s counsel, as applicable, shall not be subject to the prior written consent of the other party.

Section 8.29. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable hereunder or under any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount

Section 8.30. No Representations by Lender. From time to time, Lender or Servicer may send statements of Loan balances, Collateral Account balances and the like. Such statements are generated for Borrower’s information and convenience only, and do not waive, amend or alter Borrower’s or Sponsor’s obligations under the Loan Documents. Thus, to the extent that such statements are inconsistent with any term of the Loan Documents or to the extent that such statements do not accurately reflect balances or any payments to which Lender is entitled under the Loan Documents, the Loan Documents shall control. By means of example, and without limitation, statements may fail to include prepayment premiums, default interest charges or legal fees that are due and payable under the Loan Documents.

Section 8.31. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 8.32. Joint and Several Liability. The representations, covenants, warranties and obligations of Borrower hereunder are joint and several. In the event of (a) any payment by any one or more of the Borrowers of any amount in excess of its respective Proportional Amount, or (b) the foreclosure of, or the delivery of deeds in lieu of foreclosure relating to, any of the Collateral owned by one or more of the Borrowers, each Borrower (the “Overpaying Borrower”) that has paid more than its Proportional Amount or whose Collateral or assets have been utilized to satisfy obligations under the Loan or otherwise for the benefit of one or more other Borrowers shall be entitled, after payment in full of the Note and the satisfaction of all the Borrowers’ other obligations to the Lender under the Loan Documents, to contribution from each of the benefited Borrowers (i.e., the Borrowers, other than the Overpaying Borrower, who have paid less than their respective Proportional Amount or whose Collateral or assets have not been so utilized to satisfy obligations under the Loan) for the amounts so paid, advanced or benefited, up to such benefited Borrower’s then current Proportional Amount. Such right to contribution shall be subordinate in all respects to the Loan. As used herein, the “Proportional Amount” with respect to any Borrower shall equal the amount derived as follows: (a) the ratio of the aggregate amount of the Loan allocable to the Property or Properties in which such Borrower has an interest to the then outstanding Principal Indebtedness; times (b) the aggregate amount paid or payable by the Borrowers under the Loan Documents (including interest).

Section 8.33. Loan Documents Not Secured. Notwithstanding anything to the contrary herein or in any other Loan Document, the Environmental Indemnity and the Recourse Guaranty are not secured by any Mortgage unless otherwise elected by Lender (in its sole and absolute discretion) in writing.

Section 8.34. REMIC Savings Clause. Notwithstanding anything herein to the contrary, if the Loan is included in a REMIC and, immediately following a release of any portion of the real property relating to the Property, the Loan would fail to satisfy a Lender 125% Determination, then (a) Borrower shall prepay the Principal Indebtedness in an amount necessary to cause the Lender 125% Determination to be satisfied, or (b) Borrower shall deliver to Lender an opinion of counsel in form and substance which would be acceptable to a prudent lender of securitized commercial mortgage loans acting reasonably, stating, among other things, that the REMIC formed pursuant to a Securitization will not fail to maintain its status as a REMIC as a result of such release and will not be subject to tax on any “prohibited transactions” or “prohibited contributions” as a result of such release.

Executed and delivered as of the date first set forth herein.

LENDER: GOLDMAN SACHS BANK USA, a New York state-chartered bank By: /s/ Suraj Dash Name: Suraj Dash Title: Authorized Person

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BORROWER:

MALL DEL NORTE CMBS 2026, LLC,

SUNRISE MALL CMBS 2026, LLC,

RICHLAND MALL CMBS 2026, LLC,

POST OAK MALL CMBS 2026, LLC,

HANES MALL CMBS 2026, LLC,

MADISON/WEST TOWNE, LLC,

VALLEY VIEW MALL SPE, LLC,

KIRKWOOD MALL ACQUISITION LLC,

CHERRYVALE MALL, LLC,

TURTLE CREEK MALL CMBS 2026, LLC,

FRONTIER MALL CMBS 2026, LLC,

each a Delaware limited liability company

By: CBL & Associates Limited Partnership, the Chief Manager of each Borrower listed above

By: CBL Holdings I, Inc., its sole general partner

By: /s/ Benjamin W. Jaenicke
Name: Benjamin W. Jaenicke
Title: Executive Vice President and

Chief Financial Officer

CBL/WESTMORELAND, L.P.,

a Pennsylvania limited partnership

By: CBL/Westmoreland I, LLC, its sole general partner

By: CBL & Associates Limited Partnership, its Chief Manager

By: CBL Holdings I, Inc., its sole general partner

By: /s/ Benjamin W. Jaenicke
Name: Benjamin W. Jaenicke
Title: Executive Vice

President and Chief

Financial Officer

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MADISON MALLS GROUND, LLC,

a Wisconsin limited liability company

By: Madison Mall Parent, LLC, its Chief Manager

By: CBL & Associates Limited Partnership, its Chief Manager

By: CBL Holdings I, Inc., its sole general partner

By: /s/ Benjamin W. Jaenicke
Name: Benjamin W. Jaenicke
Title: Executive Vice

President and Chief

Financial Officer

[End of Signatures.]

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